As filed with the Securities and Exchange Commission on July 24, 2015

Registration No. 333-204842

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

New Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6712	47-4314938
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

45 North Whittaker Street

New Buffalo, Michigan 49117

(269) 469-2222

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mr. Richard C. Sauerman

President and Chief Executive Officer

45 North Whittaker Street

New Buffalo, Michigan 49117

(269) 469-2222

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Kip Weissman, Esq.

Steven Lanter, Esq.

Luse Gorman, PC

5335 Wisconsin Avenue, N.W., Suite 780

Washington, D.C. 20015

(202) 274-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	925,750 shares	$10.00	$9,257,500 (1)	$1,075.72 (2)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Previously filed.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

NEW BANCORP, INC.

(Proposed Holding Company for New Buffalo Savings Bank)

Up to 805,000 shares of Common Stock

(Subject to Increase to up to 925,750 shares)

New Bancorp, Inc., a Maryland corporation and the proposed holding company for New Buffalo Savings Bank, is offering shares of common stock for sale at $10.00 per share in connection with the conversion of New Buffalo Savings Bank from the mutual to the stock form of organization. There is currently no established market for our common stock. We expect that our common stock will be quoted on the OTC Pink Marketplace (OTCPK) operated by OTC Markets Group upon conclusion of the stock offering. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

We are offering up to 805,000 shares of common stock for sale at a price of $10.00 per share on a best efforts basis. We may sell up to 925,750 shares of common stock because of demand for the shares of common stock or changes in market conditions, without resoliciting subscribers. We must sell a minimum of 595,000 shares in order to complete the offering.

We are offering the shares of common stock in a “subscription offering” to eligible depositors and certain borrowers of New Buffalo Savings Bank. Shares of common stock not purchased in the subscription offering may be offered for sale to the public in a “community offering,” with a preference given to natural persons and trusts of natural persons residing in Berrien County, Michigan. We also may offer for sale shares of common stock not purchased in the subscription offering or community offering to the general public through a “syndicated community offering” managed by Keefe, Bruyette & Woods, Inc.

The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that can be ordered by any person in the offering is 10,000 shares ($100,000), and no person, together with an associate or group of persons acting in concert, may purchase more than 15,000 shares ($150,000) in the offering.

The offering is expected to expire at 2:00 p.m., Eastern Time, on [expiration date]. We may extend this expiration date without notice to you until [extended expiration date]. The Office of the Comptroller of the Currency may approve a later date, which may not be beyond [final date]. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond [extended expiration date], or the number of shares of common stock to be sold is increased to more than 925,750 shares or decreased to less than 595,000 shares. If the offering is extended past [extended expiration date], we will resolicit subscribers. You will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.04% per annum. If the number of shares to be sold is increased to more than 925,750 shares or decreased to less than 595,000 shares, all funds submitted for the purchase of shares of common stock in the offering will be returned promptly with interest at 0.04% per annum. All subscribers will be resolicited and given an opportunity to place a new order within a specified period of time. Funds received in the subscription and the community offerings and, if applicable, the syndicated community offering will be held in a segregated account at New Buffalo Savings Bank and will earn interest at 0.04% per annum until completion or termination of the offering.

Keefe, Bruyette & Woods, Inc. will assist us in selling our shares of common stock on a best efforts basis in the offering. Keefe, Bruyette & Woods, Inc. is not required to purchase any of the shares of common stock that are being offered for sale.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	595,000	700,000	805,000	925,750
Gross offering proceeds	$5,950,000	$7,000,000	$8,050,000	$9,257,500
Estimated offering expenses, excluding selling agent commissions	$850,000	$850,000	$850,000	$850,000
Selling agent commissions (1) (2)	$300,000	$300,000	$300,000	$300,000
Estimated net proceeds	$4,800,000	$5,850,000	$6,900,000	$8,107,500
Estimated net proceeds per share	$8.07	$8.36	$8.57	$8.76

(1)	See “The Conversion and Offering – Marketing and Distribution; Compensation” for information regarding compensation to be received by Keefe, Bruyette & Woods, Inc. in this offering.
(2)	Assumes that all shares are sold in the subscription and community offerings, and excludes reimbursable expenses and conversion agent fees, which are included in estimated offering expenses. If all shares of common stock were sold in a syndicated community offering, the maximum selling agent commissions would be 6.0% of the aggregate offering dollar amount of all shares sold in the syndicated community offering (net of shares purchased by our directors and executive officers and shares purchased by our employee stock ownership plan), or approximately $296,940, $354,900, $412,860 and $479,514 at the minimum, midpoint, maximum, and adjusted maximum levels of the offering, respectively.

This investment involves a degree of risk, including the possible loss of principal.

Please read “Risk Factors” beginning on page 16.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. None of the Securities and Exchange Commission, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System or any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Keefe, Bruyette & Woods

A Stifel Company

For assistance, please contact the Stock Information Center, toll-free, at (    )             -            .

The date of this prospectus is             , 2015.

SUMMARY

The following summary explains the significant aspects of New Buffalo Savings Bank’s mutual-to-stock conversion and the related offering of New Bancorp, Inc. common stock. It may not contain all of the information that is important to you. For additional information before making an investment decision, you should read this entire document carefully, including the financial statements and the notes to the financial statements, and the section entitled “Risk Factors.”

In this prospectus, the terms “we,” “our,” and “us” refer to New Bancorp, Inc. and New Buffalo Savings Bank, unless the context indicates another meaning. In addition, we sometimes refer to New Bancorp, Inc. as “New Bancorp,” and to New Buffalo Savings Bank as the “Bank.”

New Buffalo Savings Bank

New Buffalo Savings Bank is a federal mutual savings bank that was founded in 1921 as a Michigan-chartered savings and loan association under the name New Buffalo Building and Loan Association. We have operated continuously in New Buffalo since our founding. In 1951 we moved our headquarters to our current main office located on North Whittaker Street in New Buffalo. In 1989 we converted to our current federal mutual savings bank charter and changed our name to New Buffalo Savings Bank.

We conduct our business from our main office in New Buffalo, Michigan and our two additional full-service banking offices located in Three Oaks and Sawyer, Michigan, all of which are located in the western portion of Berrien County in southwestern Michigan and are part of an area popularly called “Harbor Country.” Additionally, we conduct business from our loan office in Merrillville, Indiana. New Buffalo is a popular resort town due to its location along the Lake Michigan shoreline and its proximity (approximately 70 miles) to downtown Chicago. Our primary market area includes the western portion of Berrien County, and, to a lesser extent, Cass County, Michigan, both of which are located in southwestern Michigan near the border of Indiana, and LaPorte, Porter and Lake Counties, in northwestern Indiana, which are serviced in large part by our loan office.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential real estate and commercial real estate loans, and, to a much lesser extent, construction and land loans, commercial business loans and consumer loans. At March 31, 2015, $34.2 million, or 48.8% of our total loan portfolio, was comprised of one- to four-family residential real estate loans including home equity lines of credit, and at this date an additional $26.2 million, or 37.4% of our total loan portfolio, was comprised of commercial real estate loans. We offer a variety of deposit accounts, including interest-bearing and non interest-bearing demand accounts, savings and money market accounts and certificates of deposit. We utilize advances from the FHLB-Indianapolis for asset/liability management purposes. On occasion we also utilize funds from a line of credit with another bank. At March 31, 2015, we had $6.9 million in advances outstanding with the FHLB-Indianapolis.

For the quarter ended March 31, 2015 we had net income of $61,000, and for years ended December 31, 2014 and 2013, we experienced net losses of $2.4 million and $685,000, respectively. Our loss in 2014 was due in large part to a $967,000 expense related to the final, non-recurring payouts of benefits to three former officers under their non-qualified retirement agreements, and a $456,000 increase in expense related to the Bank’s participation in a multiple employer defined benefit plan, from which we intend to withdraw following consummation of the conversion. See, “Management Discussion and Analysis of Financial Condition and Results of Operation – Comparison of Operating Results for the Years Ended December 31, 2014 and 2013.”

Our current business strategy includes increasing our asset size, diversifying our loan portfolio to increase our non-residential lending, including primarily commercial real estate lending and increasing our non-interest income, as ways to improve our profitability in future periods.

New Buffalo Savings Bank is subject to comprehensive regulation and examination by its primary federal regulator, the Office of the Comptroller of the Currency (“OCC”).

Our executive and administrative office is located at 45 North Whittaker Street, New Buffalo, Michigan 49117, and our telephone number at this address is (269) 469-2222. Our website address is www.newbuffalosavings.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Recent Losses from Operations / Restructuring of Management and Business Operations

Prior to January 2012, the Bank had less stringent underwriting processes and controls in extending credit. As a result of weak economic conditions and lending practices under prior management, which were not adequate to deal with such conditions, we experienced significant losses from operations, an elevated level of problem assets and a decline in capital ratios during the period from 2008 to 2014. During this period, we experienced aggregate losses of $8.5 million.

In order to address these issues, the Board made significant changes to the Bank’s management and operating processes. In January 2012, we hired Richard Sauerman to our executive staff, and in July 2012, Mr. Sauerman was promoted to President and Chief Executive Officer. In addition, in October 2012, we hired a loan collection officer; in December 2012, we hired Karen Gear as Vice President, Retail Business Development Officer (who was later promoted to Senior Vice President, Regional Branch Manager); in August 2013, we hired James Katona as our Vice President, Commercial Banking Officer (who was later promoted to Chief Credit Officer); and in March 2014 we hired Russell Dahl (who was promoted to Chief Financial Officer in July 2014). Overall, the banking experience of the new executive team averages 24 years. Over the same period, seven of our previous officers terminated their affiliation with the Bank.

Management’s initial task was to reduce the Bank’s non-performing assets. This effort has been largely successful as nonperforming assets decreased to $1.6 million or 1.76% of total assets at March 31, 2015. At the same time, new management began an effort to upgrade the Bank’s loan underwriting, credit administration and risk management processes. The twin purposes of these upgrades are to reduce the likelihood of future credit problems and to provide a platform for managed growth. This effort is ongoing.

Finally, in order to set the stage for improved results of operations, management restructured the Bank’s retirement arrangements including paying out benefits to former officers under their nonqualified retirement agreements and committing to eliminate the Bank’s defined benefit plan subsequent to the completion of the conversion.

Going forward, our business strategy includes becoming a profitable, well-managed community bank. We aim to achieve this through our growth strategy of increasing our commercial real estate, commercial business and home equity lending, especially by increasing our presence in northwestern Indiana through our existing loan office in Merrillville, Indiana and by possibly adding a branch office in northwestern Indiana either through de novo expansion or a branch acquisition. Additionally we will strive to continue to adhere to our conservative underwriting standards of recent years which, we believe have resulted in our improved credit quality. See “ – Business Strategy.

New Bancorp, Inc.

The shares being offered will be issued by New Bancorp, Inc. a newly formed Maryland corporation that will own all of the outstanding shares of common stock of New Buffalo Savings Bank upon completion of New Buffalo Savings Bank’s mutual-to-stock conversion. New Bancorp, Inc. was incorporated on June 3, 2015 and has not engaged in any business to date. Upon completion of the conversion, New Bancorp will register as a savings and loan holding company and will be subject to comprehensive regulation and examination by the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board.

New Bancorp’s executive and administrative office is located at 45 North Whittaker Street, New Buffalo, Michigan 49117, and its telephone number at this address is (269) 469-2222.

The Conversion and Our Organizational Structure

Pursuant to the terms of the plan of conversion, New Buffalo Savings Bank will convert from a mutual (meaning no stockholders) savings association to a stock savings association. As part of the conversion, New Bancorp, the newly formed proposed holding company for New Buffalo Savings Bank, will offer for sale shares of its common stock in a subscription offering, and, if necessary, a community offering and a syndicated community offering. Upon the completion of the conversion and stock offering, New Bancorp will be 100% owned by stockholders and New Buffalo Savings Bank will be a wholly owned subsidiary of New Bancorp. A full description of the conversion begins on page 113 of this prospectus under the heading “The Conversion and Offering.”

Business Strategy

Our principal objective is to build long-term value for our stockholders by operating a profitable community-oriented financial institution dedicated to meeting the banking needs of our customers by emphasizing personalized and efficient customer service. Highlights of our current business strategy include:

•	Improving our asset quality by continuing to reduce loan delinquencies and classified loans and improving our risk profile through enhancements of our credit risk management systems and credit administration procedures.

•	Prudently and opportunistically growing our assets and liabilities by increasing our presence in the communities we serve in Michigan and expanding further our market area in northwestern Indiana.

•	Increasing our emphasis on commercial real estate, and to a lesser extent, commercial business lending, in our existing market area and expanding our market area in northwestern Indiana, and continuing our emphasis on originating one- to four-family residential real estate loans.

•	Expanding our banking franchise as opportunities arise through de novo branching and/or branch acquisitions, although we do not have any understandings or arrangements to establish or acquire any new branch offices

•	Continuing to generally sell our conforming, fixed-rate, one- to four-family residential real estate loans that we originate and retaining variable rate and certain fixed-rate loans.

•	Continuing to generate low-cost deposits within our market area.

•	Expanding our menu of deposit products and continuing to improve customer service to meet the demands of current customers and attract new customers in our market area.

•	Implementing a growth strategy to improve our profitability, without compromising our conservative underwriting policies.

Reasons for the Conversion and Offering

Consistent with our business strategy, our primary reasons for converting and raising additional capital through the offering are:

•	to increase capital to support future growth and profitability;

•	to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees;

•	to have greater flexibility to structure and finance the opportunistic expansion of our operations; and

•	to offer our customers and employees an opportunity to purchase our stock.

As of March 31, 2015, New Buffalo Savings Bank was considered “well capitalized” for regulatory purposes. As a result of the conversion, the proceeds from the stock offering will further improve our capital position during a period of significant economic, regulatory and political uncertainty.

See “The Conversion and Offering” for a more complete discussion of our reasons for conducting the conversion and offering.

Terms of the Offering

We are offering between 595,000 shares and 805,000 shares of common stock to eligible depositors and borrowers of New Buffalo Savings Bank and to our tax-qualified employee benefit plans in a subscription offering. To the extent shares remain available, we may offer shares for sale in a community offering, with a preference given to natural persons and trusts of natural persons residing in Berrien County, Michigan. We may also offer for sale shares of common stock not purchased in the subscription offering or the community offering to the general public in a syndicated community offering. The number of shares of common stock to be sold may be increased to up to 925,750 shares as a result of demand for the shares of common stock in the offering or changes in market conditions. Unless the number of shares of common stock offered is increased to more than 925,750 shares or decreased to fewer than 595,000 shares, or the offering is extended beyond [extended expiration date], subscribers will not have the opportunity to change or cancel their stock orders once submitted. If the offering is extended past [extended expiration date], we will resolicit subscribers. You will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period of time, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.04% per annum. If the number of shares to be sold is increased to more than 925,750 shares or decreased to less than 595,000 shares, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled and funds delivered for the purchase of shares of common stock in the offering will be returned promptly with interest at 0.04% per annum. We will give these subscribers an opportunity to place new orders for a specified period of time.

The purchase price of each share of common stock to be offered for sale in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Keefe, Bruyette & Woods, Inc., our marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock but is not obligated to purchase any shares of common stock in the offering.

How We Determined the Offering Range and the $10.00 per Share Stock Price

The amount of common stock we are offering for sale is based on an independent appraisal of the estimated market value of New Bancorp, assuming the conversion and offering are completed. Keller & Company, Inc., our independent appraiser, has estimated that, as of May 13, 2015, this market value was $7.0 million. Based on regulations of the OCC, this market value forms the midpoint of a valuation range with a minimum of $5.95 million and a maximum of $8.05 million. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 595,000 shares to 805,000 shares. We may sell up to 925,750 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

The appraisal is based in part on New Buffalo Savings Bank’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, the pro forma effect of the costs associated with our planned withdrawal from the defined benefit plan, and an analysis of a peer group of ten publicly traded thrift holding companies with assets between $119.6 million and $718.5 million as of March 31, 2015 that Keller & Company, Inc. considers comparable to New Bancorp. See, “The Conversion and Offering – Determination of Share Price and Number of Shares to be Issued.”

The following table presents a summary of selected pricing ratios for the peer group companies and for New Bancorp (on a pro forma basis) utilized by Keller & Company, Inc. in its appraisal. These ratios are based on New Bancorp’s book value, tangible book value and core earnings as of and for the 12 months ended March 31, 2015, as adjusted for the impact of the cost to withdraw from the defined benefit plan. The peer group ratios are based on the latest date for which complete financial data are publicly available and stock prices as of May 13, 2015. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 33.21% on a price-to-book value basis and a discount of 36.87% on a price-to-tangible book value basis.

	Price-to-core earnings multiple (1)	Price-to-book value ratio	Price-to-tangible book value ratio
New Bancorp (on a pro forma basis, assuming completion of the conversion):
Adjusted Maximum	n/m	65.96%	65.96%
Maximum	n/m	62.11%	62.11%
Midpoint	n/m	58.11%	58.11%
Minimum	n/m	53.52%	53.52%

Valuation of peer group companies, all of which are fully converted (on an historical basis):
Average	18.71x	87.06%	92.10%
Median	18.32x	82.20%	91.56%

(n/m)	Not meaningful.
(1)	Pricing ratios for New Bancorp in the section of the Prospectus entitled “Pro Forma Data” are at and for the quarter ended March 31, 2015 (on an annualized basis) or at and for the twelve months ended December 31, 2014; and therefore, these ratios may be different from the ratios that appear in the above table.

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and offering the shares of our common stock will trade at or above the $10.00 per share purchase price. Furthermore, the pricing ratios presented in the appraisal were utilized by Keller & Company, Inc. to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Offering – Determination of Share Price and Number of Shares to be Issued.”

After-Market Stock Price Performance

The following table presents stock price performance information for all standard mutual-to-stock conversions completed between June 30, 2014 and May 13, 2015. These companies did not constitute the group of ten comparable public companies utilized in Keller & Company, Inc.’s valuation analysis.

Mutual-to-Stock Conversion Offerings with Closing Dates between June 30, 2014 and May 13, 2015
			Percentage Price Change From Initial Trading Date
Company Name and Ticker Symbol	Conversion Date	Exchange	One Day	One Week	One Month	Through May 13, 2015
First Northwest Bancorp (FNWB)	1/30/2015	NASDAQ	17.50%	25.10%	20.00%	21.50%
MW Bancorp, Inc. (MWBC)	1/29/2015	OTC Pink	14.00	15.00	20.00	35.90
MB Bancorp, Inc. (MBCQ)	12/30/2014	OTC Pink	5.50	5.90	5.50	12.00
Melrose Bancorp, Inc. (MELR)	10/22/2014	NASDAQ	30.50	32.00	31.50	45.00
Blue Hills Bancorp (BHBK)	7/22/2014	NASDAQ	28.50	23.50	24.00	36.10
Sunshine Bancorp (SBCP)	7/15/2014	NASDAQ	20.30	19.00	18.80	26.50

Average			19.38%	20.08%	19.97%	29.50%
Median			18.90%	21.25%	20.00%	31.20%

Stock price performance is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. None of the companies listed in the table above is exactly similar to New Bancorp, the pricing ratios for their stock offerings may have been different from the pricing ratios for New Bancorp shares of common stock and the market conditions in which these offerings were completed may have been different from current market conditions. Furthermore, this table presents only short-term performance with respect to companies that recently completed their mutual-to-stock conversions and may not be indicative of the longer-term stock price performance of these companies. The performance of these stocks may not be indicative of how our stock will perform.

Our stock price may trade below $10.00 per share, as the stock prices of certain mutual-to-stock conversions have decreased below the initial offering price. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers, is likely to be quite limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. If you purchase shares of common stock, you may not be able to sell them at or above $10.00 per share. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 16.

How We Intend to Use the Proceeds From the Stock Offering

New Buffalo Savings Bank will receive a capital contribution equal to at least 50% of the net proceeds of the offering, plus such additional amounts as may be necessary so that, upon completion of the offering, New Buffalo Savings Bank will have a Tier 1 leverage ratio of at least 10.0% after the costs associated with our planned withdrawal from the defined benefit plan. Based on this formula, we anticipate that New Bancorp will invest, at the minimum, midpoint, maximum and adjusted maximum of the offering range, approximately $2.5 million, $2.9 million, $3.5 million and $4.1 million, respectively, of the net proceeds from the stock offering in New Buffalo Savings Bank. Of the remaining funds, we intend that New Bancorp will loan funds to our employee stock ownership plan to fund the plan’s purchase of shares of common stock in the stock offering, and retain the remainder of the net proceeds from the offering. Assuming we sell 700,000 shares of common stock in the stock offering and have net proceeds of $5.9 million, based on the above formula, we anticipate that New Bancorp will invest $2.9 million in New Buffalo Savings Bank, loan $560,000 to our employee stock ownership plan to fund its purchase of shares of common stock, and retain the remaining $2.4 million of the net proceeds.

New Bancorp may use the remaining funds that it retains to pay cash dividends, to repurchase shares of common stock (subject to compliance with regulatory requirements), for investments, or for other general corporate purposes. New Buffalo Savings Bank intends to use approximately $3.0 million of the proceeds that it receives from us to pay costs associated with its planned withdrawal from a defined benefit plan, and may use the remaining net proceeds it receives from us to fund new loans, enhance existing products and services, invest in securities, expand its banking franchise by establishing or acquiring a new branch or acquiring another financial institution as opportunities arise, or for general corporate purposes.

For more information on the proposed use of the proceeds from the offering, see “How We Intend to Use the Proceeds from the Offering.”

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a subscription offering in the following descending order of priority:

(i)	First, to depositors with accounts at New Buffalo Savings Bank with aggregate balances of at least $50 at the close of business on March 31, 2014.

(ii)	Second, to our tax-qualified employee benefit plans (including New Buffalo Savings Bank’s employee stock ownership plan), which will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering. We expect our employee stock ownership plan to purchase up to 8% of the shares of common stock sold in the offering.

(iii)	Third, to depositors with accounts at New Buffalo Savings Bank with aggregate balances of at least $50 at the close of business on , 2015.

(iv)	Fourth, to depositors of New Buffalo Savings Bank at the close of business on , 2015 and borrowers of New Buffalo Savings Bank as of December 31, 1989 who maintain such borrowings at the close of business on , 2015.

Shares of common stock not purchased in the subscription offering may be offered for sale in a community offering, with a preference given to natural persons and trusts of natural persons residing in Berrien County, Michigan. The community offering may begin concurrently with, during or after the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering or the community offering to the general public through a syndicated community offering, which will be managed by Keefe, Bruyette & Woods, Inc. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering. Any determination to accept or reject stock orders in the community offering or the syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first to categories in the subscription offering. A detailed description of the subscription offering, the community offering and the syndicated community offering, as well as a discussion regarding allocation procedures, can be found in the section of this prospectus entitled “The Conversion and Offering.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25.

Generally, no individual, or individuals through a single account held jointly, may purchase more than 10,000 shares ($100,000) of common stock. If any of the following purchase shares of common stock, their purchases, in all categories of the offering combined, when combined with your purchases, cannot exceed 15,000 shares ($150,000) of common stock:

•	your spouse or relatives of you or your spouse who reside with you;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior position; or

•	other persons who may be your associates or persons acting in concert with you.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to the overall purchase limitation of 15,000 shares ($150,000). See the detailed descriptions of “acting in concert” and “associate” in the section of this prospectus headed “The Conversion and Offering – Limitations on Common Stock Purchases.”

Subject to OCC approval, we may increase or decrease the purchase limitations at any time. See the detailed description of the purchase limitations in the section of this prospectus headed “The Conversion and Offering – Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and the Community Offering

In the subscription offering and community offering, you may pay for your shares only by:

•	personal check, bank check or money order made payable directly to New Bancorp, Inc.; or

•	authorizing us to withdraw available funds (without any early withdrawal penalty) from your account(s) maintained with New Buffalo Savings Bank, other than checking accounts or individual retirement accounts (IRAs).

Please do not submit cash or wire transfers. For orders paid for by check or money order, the funds must be available in the account. New Buffalo Savings Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a New Buffalo Savings Bank line of credit check or any type of third-party check to pay for shares of common stock. On the stock order form, you may not designate withdrawal from New Buffalo Savings Bank accounts with check-writing privileges; instead, please submit a check. If you request that we directly withdraw the funds from an account with check writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. Funds received in the subscription and community offerings and, if applicable, the syndicated community offering will be held in a segregated account at New Buffalo Savings Bank and will earn interest at 0.04% per annum until completion or termination of the offering. You may not authorize direct withdrawal from a New Buffalo Savings Bank retirement account. See “– Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings.”

Withdrawals from certificates of deposit at New Buffalo Savings Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with New Buffalo Savings Bank must be in the deposit accounts at the time the stock order form is received. A hold will be placed on those funds when your stock order form is received, making the designated funds unavailable to you. However, funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable deposit account rate until the completion of the offering. If a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at New Buffalo Savings Bank’s current statement savings rate thereafter.

You may subscribe for shares of common stock in the offering by delivering a signed and completed stock order form, together with full payment payable to New Bancorp, Inc. or authorization to withdraw funds from one or more of your New Buffalo Savings Bank deposit accounts, provided that the stock order form is received (not postmarked) before 2:00 p.m., Eastern Time, on [expiration date]. You may submit your stock order form and payment by mail using the stock order reply envelope provided, by overnight delivery to our Stock Information Center at the address noted on the stock order form or by hand-delivery to New Buffalo Savings Bank’s office, located at 45 North Whittaker Street, New Buffalo, Michigan. Please do not mail stock order forms to New Buffalo Savings Bank. Once submitted, your order will be irrevocable unless the offering is terminated or is extended beyond [extended expiration date], or the number of shares of common stock to be sold is increased to more than 925,750 shares or decreased to less than 595,000 shares. We are not required to accept incomplete stock order forms, unsigned stock order forms, or copies or facsimiles of stock order forms.

For a complete description of how to purchase shares in the stock offering, see “The Conversion and Offering – Procedure for Purchasing Shares.”

Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings

You may be able to subscribe for shares of common stock using funds in your individual retirement account (“IRA”), or other retirement account. If you wish to use some or all of the funds in your IRA or other retirement account held at New Buffalo Savings Bank, the applicable funds must be transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, before you place your stock order. If you do not have such an account, you will need to establish one. An annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the [expiration date] offering deadline, for assistance with purchases using funds in your IRA or other retirement account held at New Buffalo Savings Bank or elsewhere. Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

For a complete description of how to use IRA funds to purchase shares in the stock offering, see “The Conversion and Offering – Procedure for Purchasing Shares – Using Retirement Account Funds.”

You May Not Sell or Transfer Your Subscription Rights

Federal regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action against anyone who we believe has sold or transferred his or her subscription rights. In addition, we intend to advise the appropriate federal agencies of any person who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. On the stock order form, you may not add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. You may add only those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. In addition, the stock order form requires that you list all qualifying accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation if there is an oversubscription.

Purchases by Executive Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 52,500 shares ($525,000) of common stock in the offering, representing 8.8% of shares to be sold at the minimum of the offering range. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Our directors and executive officers will be subject to the same minimum purchase requirements and purchase limitations as other participants in the offering set forth under “– Limits on How Much Stock You May Purchase.”

Purchases by our directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. Any purchases made by our directors or executive officers, or their associates, for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution.

For more information on the proposed purchases of shares of common stock by our directors and executive officers, see “Subscriptions by Directors and Executive Officers.”

Deadline for Orders of Shares of Common Stock in the Subscription and Community Offerings

The deadline for submitting orders for shares of common stock in the subscription and community offerings is 2:00 p.m., Eastern Time, on [expiration date], unless we extend the subscription offering and/or the community offering. If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by this time. Orders received after 2:00 p.m., Eastern Time, on [expiration date] will be rejected unless the offering is extended.

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 2:00 p.m., Eastern Time, on [expiration date], whether or not we have been able to locate each person entitled to subscription rights.

For a complete description of the deadline for purchasing shares in the stock offering, see “The Conversion and Offering – Procedure for Purchasing Shares in the Subscription and Community Offerings – Expiration Date.”

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 595,000 shares of common stock, we may take additional steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

•	increase the purchase limitations; and/or

•	seek regulatory approval to extend the offering beyond [extended expiration date].

If we extend the offering past [extended expiration date], we will resolicit subscribers and you will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period of time, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.04% per annum from the date the stock order was processed.

If one or more purchase limitations are increased we will not resolicit all subscribers, however, subscribers in the subscription offering who ordered the maximum amount and who indicated a desire to be resolicited on the stock order form will be and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the newly applicable limit. We may increase the individual or aggregate purchase limitations to an amount not to exceed 5.0% of the common stock sold in the offering, See “The Conversion and Offering – Limitations on Common Stock Purchases.”

Conditions to Completion of the Conversion

The board of directors of New Buffalo Savings Bank has approved the plan of conversion. In addition, the OCC has conditionally approved the plan of conversion and the Federal Reserve Board has conditionally approved our holding company application. We cannot complete the conversion unless:

•	The plan of conversion is approved by a majority of votes eligible to be cast by members of New Buffalo Savings Bank (depositors and certain borrowers of New Buffalo Savings Bank). A special meeting of members to consider and vote upon the plan of conversion has been scheduled for , 2015;

•	We have received orders for at least the minimum number of shares of common stock offered; and

•	We receive the final approval required from the OCC to complete the conversion and offering and the final approval from the Federal Reserve Board on the holding company application.

Any approval by the OCC or the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion.

Our Dividend Policy

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. The payment and amount of any dividend payments will depend upon a number of factors, including the following: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; statutory and regulatory limitations; and general economic conditions. See “Our Dividend Policy” in this prospectus for additional information regarding our dividend policy.

Market for Common Stock

We anticipate that the common stock sold in the offering will be quoted on the OTC Pink Marketplace (OTCPK) operated by OTC Markets Group. Keefe, Bruyette & Woods, Inc. currently intends to make a market in the shares of our common stock, but is under no obligation to do so. See “Market for the Common Stock.”

Delivery of Shares of Stock

All shares of common stock of New Bancorp, Inc. sold in the subscription offering and community offering will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock sold in the offering will be mailed by our transfer agent to the persons entitled thereto at the address noted by them on their stock order form as soon as practicable following consummation of the conversion. Shares of common stock sold in the syndicated community offering may be delivered electronically through the services of The Depository Trust Company. We expect trading in the stock to begin on the business day of or on the business day immediately following the completion of the conversion and stock offering. It is possible that until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Possible Change in the Offering Range

Keller & Company, Inc. will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, Keller & Company, Inc. determines that our pro forma market value has increased, we may sell up to 925,750 shares in the offering without further notice to you. If our pro forma market value at that time is either below $5.95 million or above $9.26 million, then, after consulting with the OCC, we may:

•	terminate the stock offering, cancel deposit account withdrawal authorizations and promptly return all funds received in the offering with interest at 0.04% per annum;

•	set a new offering range; or

•	take such other actions as may be permitted by the OCC, the Federal Reserve Board, the Financial Industry Regulatory Authority (“FINRA”) and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.04% per annum for funds received in the offering, cancel deposit account withdrawal authorizations and commence a resolicitation. In connection with the resolicitation, we will notify subscribers of their right to place a new stock order for a specified period of time.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of New Buffalo Savings Bank that is being called to vote on the conversion, and at any time after member approval with the concurrence of the OCC. If we terminate the offering, we will promptly return funds, as described above.

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion

We expect our employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of all of our employees being established in connection with the conversion and stock offering, to purchase up to 8% of the shares of common stock that we sell in the offering. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 8% of the shares of common stock that we sell in the offering. This would reduce the number of shares available for allocation to eligible depositors. For further information, see “Management – Benefit Plans and Agreements – Employee Stock Ownership Plan.”

Purchases by the employee stock ownership plan in the offering will be included in determining whether the required minimum number of shares have been sold in the offering. Subject to market conditions and receipt of regulatory approval, the employee stock ownership plan may instead elect to purchase shares of common stock in the open market following the completion of the offering in order to fill all or a portion of the employee stock ownership plan’s intended subscription.

We also intend to implement one or more stock-based benefit plans no earlier than six months after completion of the conversion. Stockholder approval of these plans will be required, and the stock-based benefit plans cannot be implemented until at least six months after the completion of the conversion pursuant to applicable OCC regulations. If adopted within 12 months following the completion of the conversion, and provided that upon completion of the offering New Buffalo Savings Bank has at least a 10% tangible capital to assets ratio, the OCC conversion regulations would allow for the stock-based benefit plans to reserve a number of shares of common stock equal to not more than 4% of the shares sold in the offering, or up to 32,200 shares of common stock at the maximum of the offering range, for restricted stock awards to key employees and directors, at no cost to the recipients. If adopted within 12 months following the completion of the conversion, the stock-based benefit plans will also reserve a number of shares equal to not more than 10% of the shares of common stock sold in the offering, or up to 80,500 shares of common stock at the maximum of the offering range, for the exercise of stock options granted to key employees and directors. If the stock-based benefit plans are adopted after one year from the date of the completion of the conversion, the 4% and 10% limitations described above will no longer apply, and we may adopt stock-based benefit plans encompassing more than 112,700 shares of our common stock assuming the maximum of the offering range. We have not yet determined whether we will present these plans for stockholder approval within 12 months following the completion of the conversion or whether we will present these plans for stockholder approval more than 12 months after the completion of the conversion.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that would be available under one or more stock-based benefit plans if such plans are adopted within one year following the completion of the conversion and the offering and New Buffalo Savings Bank has at least a 10% tangible capital to assets ratio at that time. The table shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees. A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased (1)			Dilution Resulting From Issuance of Shares for Stock Benefit Plans	Value of Grants (2)
	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock to be Issued		At Minimum of Offering Range	At Maximum of Offering Range

Employee stock ownership plan	47,600	64,400	8.00%	n/a (3)	$476,000	$644,000
Stock awards	23,800	32,200	4.00	3.85%	238,000	322,000
Stock options	59,500	80,500	10.00	9.09%	202,000	273,000

Total	130,900	177,100	22.00%	12.28%	$916,000	$1,239,000

(1)	The stock-based benefit plans may award a greater number of options and shares, respectively, if the plans are adopted more than 12 months after the completion of the conversion.
(2)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $3.39 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0%; an expected option life of 10 years; a risk-free interest rate of 1.825%; and a volatility rate of 21.85%. The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.
(3)	Represents the dilution of stock ownership interest. No dilution is reflected for the employee stock ownership plan because these shares are assumed to be purchased in the offering.

In addition to the stock-based benefit plans that we may adopt, we intend to enter into an employment agreement with Richard C. Sauerman, our President and Chief Executive Officer, and a change in control agreement with Russell Dahl, our Chief Financial Officer, subject to regulatory approval. See “Management – Benefit Plans and Agreements” in this prospectus for a further discussion of these agreements, including their terms and potential costs, as well as a description of other benefits arrangements.

Tax Consequences

New Buffalo Savings Bank and New Bancorp have received an opinion of counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the conversion, including an opinion that it is more likely than not that the fair market value of the nontransferable subscription rights to purchase the common stock will be zero and, accordingly, no gain or loss will be recognized by depositors upon the distribution to them of the nontransferable subscription rights to purchase the common stock and no taxable income will be realized by depositors as a result of the exercise of the nontransferable subscription rights. New Buffalo Savings Bank and New Bancorp have also received an opinion of BKD, LLP regarding the material Michigan state tax consequences of the conversion. As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to New Buffalo Savings Bank, New Bancorp or persons eligible to subscribe in the subscription offering. See the section of this prospectus entitled “Taxation” for additional information regarding taxes.

How You Can Obtain Additional Information – Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have questions regarding the conversion or offering, please call our Stock Information Center. The toll-free telephone number is (            )             -            . The Stock Information Center is open for telephone calls Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in the shares of common stock.

Risks Related to Our Business

In recent years we have incurred significant losses and we may not achieve profitability from our business strategies and growth plan.

During the years ended December 31, 2014 and 2013, we had net losses of $2.4 million and $685,000, respectively. Additionally, since January 1, 2008 we have incurred aggregate losses of $8.5 million. For the three months ended March 31, 2015, we had net income of $61,000, however there can be no assurances that we will return to profitability in 2015 or future years.

Our growth is essential to our future profitability, and we expect to incur expenses related to the implementation of our growth plan, including hiring initiatives, the development and marketing of new products and services and possibly branch expansion. In addition, the conversion and offering will have a short-term adverse impact on our operating results, due to additional costs related to becoming a public company, increased compensation expenses associated with our employee stock ownership plan and the possible implementation of one or more stock-based benefit plans after the completion of the conversion and offering.

Our ability to achieve profitability depends upon a number of factors, including our ability to successfully implement our business strategy including entering new markets in Indiana and hiring new officers with commercial lending experience, to manage expenses related to nonperforming and classified assets, general economic conditions, competition with other financial institutions, changes to the interest rate environment that may reduce our profit margins or impair our business strategy, adverse changes in the securities markets, changes in laws or government regulations, changes in consumer spending, borrowing, or saving, and changes in accounting policies, as well as other risks and uncertainties described in this “Risk Factors” section.

We participate in a multiple employer defined benefit pension plan for the benefit of certain of our employees. We intend to withdraw from this plan upon completion of the conversion and offering. We expect to incur a substantial expense in connection with the withdrawal, which will reduce the proceeds available for other purposes.

We participate in a multiple employer defined benefit pension plan for the benefit of employees of New Buffalo Savings Bank who were employees prior to January 1, 2011, the date on which we froze the future accrual of benefits under this plan. We intend to withdraw from the plan during the first six months of 2016, assuming completion of the conversion and stock offering. The administrator of the plan has estimated that as of April 8, 2015 the expense associated with withdrawal from the plan would be approximately $3.0 million assuming a withdrawal date of June 30, 2015. We intend to use a portion of the proceeds of the offering to fund the costs associated with our withdrawal from the plan, which will reduce the amount of proceeds available for originating new loans and other business purposes. In addition, because the costs are primarily dependent on the value of the plan’s assets and applicable interest rates at the time of our withdrawal, we will not know the actual costs associated with our withdrawal from the plan until the date of the withdrawal, which we expect to be in the first six months of 2016, and the actual cost could be significantly higher than the estimated cost provided by the plan administrator.

We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services.

We are dependent upon the services of the members of our senior management team who direct our strategy and operations. Since 2012, we have replaced our President and Chief Executive Officer and our Chief Financial Officer with experienced executives, with these executives possessing an average of 24 years of financial institution experience. Members of our senior management team, or lending personnel who possess expertise in our markets and key business relationships, could be difficult to replace. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets. See “Management.”

Our small size makes it more difficult for us to compete.

Our small asset size makes it more difficult to compete with other financial institutions which are generally larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because our principal source of income is the net interest income we earn on our loans after deducting interest paid on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan portfolio. Accordingly, we are not always able to offer new products and services as quickly as our competitors. Our lower earnings also make it more difficult to offer competitive salaries and benefits. In addition, our smaller customer base makes it difficult to generate meaningful non-interest income from such activities as securities and insurance brokerage. Finally, as a smaller institution, we are disproportionately affected by the continually increasing costs of compliance with new banking and other regulations.

A significant portion of our loans are commercial real estate which carry greater credit risk than loans secured by owner occupied one- to four-family residential real estate. We intend to continue to emphasize the origination of commercial real estate loans.

At March 31, 2015, commercial real estate loans totaled $26.2 million, or 37.4% of our loan portfolio. Given their larger balances and the complexity of the underlying collateral, commercial real estate and construction and land loans generally expose a lender to greater credit risk than loans secured by owner-occupied one- to four-family residential real estate. These loans also have greater credit risk than one- to four-family residential real estate loans because repayment is dependent on income being generated in amounts sufficient to cover operating expenses, property maintenance and debt service.

If loans that are collateralized by real estate or other business assets become troubled and the value of the collateral has been significantly impaired, then we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan, which could cause us to increase our provision for loan losses and adversely affect our operating results and financial condition.

A significant portion of our commercial real estate loans are secured by non-owner-occupied properties. These loans expose us to greater risk of non-payment and loss than loans secured by owner-occupied properties because repayment of such loans depend primarily on the tenant’s continuing ability to pay rent to the property owner, who is our borrower, or, if the property owner is unable to find a tenant, the property owner’s ability to repay the loan without the benefit of a rental income stream. In addition, the physical condition of non-owner-occupied properties is often below that of owner-occupied properties due to lax property maintenance standards, which has a negative impact on the value of the collateral properties. Furthermore, some of our non-owner-occupied borrowers have more than one loan outstanding with us, which may expose us to a greater risk of loss compared to residential and commercial borrowers with only one loan.

Furthermore, a key component of our strategy is to continue to increase our origination of commercial real estate to diversify our loan portfolio and increase our yields. The proposed increase in these types of loans significantly increases our exposure to the risks inherent in these types of loans.

Our inability to achieve profitability on a de novo or acquired branch may negatively affect our earnings.

We currently intend to consider opportunities to expand our branch network through a branch acquisition and/or de novo branching, although we have no specific plans to do so at the present time. The profitability of any de novo branch will depend on whether the income that we generate from the additional branch will offset the increased expense resulting from operating a new branch. We expect that it will take time before a new branch becomes profitable. During this period, operating a new branch may negatively affect our earnings.

We have a high concentration of loans secured by real estate in our market area. Adverse economic conditions, both generally and in our market area, could adversely affect our financial condition and results of operations.

We have relatively few loans outside of our market area, and, as a result, we have a greater risk of loan defaults and losses in the event of an economic downturn in our market area, as adverse economic conditions may have a negative effect on the ability of our borrowers to make timely payments of their loans. During the last several years, economic conditions and real estate values within our market area have declined significantly. We believe that such conditions have contributed to our non-performing assets, loan charge-offs and our provisions for loan losses.

More generally, the United States experienced a severe economic recession in 2008 and 2009, the effects of which have continued through 2014 and early 2015. Recent growth has been slow and unemployment remains at high levels; as a result, economic recovery is expected to be slow. Loan portfolio quality has remained poor at many financial institutions reflecting, in part, the weak United States economy and high unemployment rates. The real estate downturn also has resulted in reduced demand for the construction of new housing and increased delinquencies in construction, residential and commercial mortgage loans in many markets across the United States.

We believe that the unfavorable economic conditions of the past several years will continue to have an unfavorable impact on our operations as long as they persist.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover probable incurred losses in our loan portfolio, resulting in additions to our allowance for loan losses. Additions to the allowance for loan losses are established through the provision for losses on loans which is charged against income.

Additionally, pursuant to our growth strategy, as we increase the amount of our commercial real estate and expand the types of collateral that will securitize these loans, the unseasoned nature of these loans will increase the risk that our allowance may be insufficient to absorb losses without significant additional provisions. Material additions to our allowance could materially decrease our net income. In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities might have a material adverse effect on our financial condition and results of operations.

If our nonperforming assets increase, our earnings will be adversely affected.

At March 31, 2015, our nonperforming assets, which consist of non-accruing loans and real estate owned, were $1.6 million, or 1.76% of total assets. Our nonperforming assets adversely affect our net income in various ways:

•	we must provide for probable loan losses through a current period charge to the provision for loan losses;

•	noninterest expense increases when we write down the value of properties in our real estate owned portfolio to reflect changing market values or recognize other-than-temporary impairment on nonperforming securities;

•	there are legal fees associated with the resolution of problem assets, as well as carrying costs, such as taxes, insurance, and maintenance fees related to our real estate owned; and

•	the resolution of nonperforming assets requires the active involvement of management, which can distract them from more profitable activity.

If additional borrowers become delinquent and do not pay their loans and we are unable to successfully manage our nonperforming assets, our losses and troubled assets could increase significantly, which could have a material adverse effect on our financial condition and results of operations.

Our growth or future losses may require us to raise additional capital in the future, but that capital may not be available when it is needed or the cost of that capital may be very high.

We are required by federal regulatory authorities to maintain adequate levels of capital to support our operations. We believe the net proceeds of this offering will be sufficient to permit New Buffalo Savings Bank to maintain regulatory capital compliance for the foreseeable future. Nonetheless, we may at some point need to raise additional capital to support continued growth.

Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial condition and performance. Accordingly, we may not be able to raise additional capital if needed on terms that are acceptable to us, or at all. If we cannot raise additional capital when needed, our operations could be materially impaired and our financial condition and liquidity could be materially and adversely affected. In addition, if we are unable to raise additional capital when required by the Federal Reserve Board or the OCC, we may be subject to adverse regulatory action. See “Regulation and Supervision.”

If our real estate owned is not properly valued or if our allowance for loan losses is insufficient, our earnings could be reduced.

We obtain updated valuations in the form of appraisals when a loan has been foreclosed and the property taken in as real estate owned and at certain other times during the holding period of the asset. Our net book value (“NBV”) in the loan at the time of foreclosure and thereafter is compared to the updated fair value of the foreclosed property less estimated selling costs (fair value). A charge-off is recorded for any excess in the asset’s NBV over its fair value less estimated selling costs. If our valuation process is incorrect, or if property values decline, the fair value of our real estate owned may not be sufficient to recover our carrying value in such assets, resulting in the need for additional charge-offs. Significant charge-offs to our real estate owned could have a material adverse effect on our financial condition and results of operations. In addition, bank regulators periodically review our real estate owned and may require us to recognize further charge-offs. Any increase in our charge-offs may have a material adverse effect on our financial condition and results of operations.

Future changes in interest rates could reduce our profits and asset values.

Future changes in interest rates could impact our financial condition and results of operations.

Net income is the amount by which net interest income and non-interest income exceeds non-interest expense and the provision for loan losses. Net interest income makes up a majority of our income and is based on the difference between:

•	interest income earned on interest-earning assets, such as loans and securities; and

•	interest expense paid on interest-bearing liabilities, such as deposits and borrowings.

We are vulnerable to changes in interest rates including the shape of the yield curve because of a mismatch between the terms to repricing of our assets and liabilities. For the years ended December 31, 2014 and 2013, our net interest margin was 3.02% and 2.62%, respectively. Our asset/liability management committee utilizes a computer simulation model to provide an analysis of estimated changes in net interest income in various interest rate scenarios. At March 31, 2015, in the event of an immediate 100 basis point decrease in interest rates, our model projects a decrease in our net interest income of 3.2%, and in the event of an immediate 100 basis point increase in interest rates, our model projects a decrease in our net interest income of 3.8%. Although management believes it has implemented effective asset and liability management strategies to reduce the potential effects of changes in interest rates on our results of operations, any substantial, unexpected or prolonged change in market interest rates could have a material adverse effect on our financial condition and results of operations. Also, our interest rate risk modeling techniques and assumptions likely may not fully predict or capture the impact of actual interest rate changes on our balance sheet.

Additionally, increases in interest rates may decrease loan demand and/or make it more difficult for borrowers to repay adjustable-rate loans. Conversely, a reduction in interest rates can result in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities.

Income from secondary mortgage market operations is volatile, and we may incur losses or charges with respect to our secondary mortgage market operations which would negatively affect our earnings.

A component of our business strategy is to generally sell our conforming fixed-rate, one- to four-family residential real estate loans that we originate, earning non-interest income in the form of gains on sale. When interest rates rise, the demand for residential real estate loans, particularly refinancing of existing mortgage loans, tends to fall and may reduce the number of loans available for sale. In addition to interest rate levels, weak or deteriorating economic conditions also tend to reduce loan demand. Although we originate, and intend to continue originating, loans on a “best efforts” basis, and we sell, and intend to continue selling, loans, we are required and will continue to be required to give customary representations and warranties to the buyers. If we breach those representations and warranties, the buyers will be able to require us to repurchase the loans and we may incur a loss on the repurchase. Because we generally retain the servicing rights on the loans we sell, we are required to record a mortgage servicing right asset, which we test quarterly for impairment. The value of mortgage servicing rights tends to increase with rising interest rates and to decrease with falling interest rates. If we are required to take an impairment charge, our earnings could be adversely affected.

Strong competition within our market areas may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, which could affect our ability to grow and remain profitable on a long-term basis. Our profitability depends upon our continued ability to successfully compete in our market area. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected. For additional information see “Business of New Buffalo Savings Bank – Market Area and Competition.”

The financial services industry could become even more competitive as a result of new legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Also, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can.

We have become subject to more stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or constrain us from paying dividends or repurchasing shares.

In July 2013, the federal banking agencies approved a new rule that has substantially amended regulatory risk-based capital rules. The final rule implements the regulatory capital reforms from the Basel Committee on Banking Supervision (“Basel III”) and changes required by the Dodd-Frank Act.

The final rule includes new minimum risk-based capital and leverage ratios, which were effective for us on January 1, 2015, and refines the definition of what constitutes “capital” for purposes of calculating these ratios. The new minimum capital requirements are: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from prior rules); and (iv) a Tier 1 leverage ratio of 4%. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt-out is exercised. We have elected to exercise our one-time option to opt-out of the requirement under the final rule to include certain “available-for-sale” securities holdings for purposes of calculating its regulatory capital requirements. The final rule also establishes a “capital conservation buffer” of 2.5%, and, when fully phased in, will result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 to risk-based assets capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement would be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations will establish a maximum percentage of eligible retained income that can be utilized for such actions.

We have analyzed the effects of these new capital requirements, and we believe that, upon completion of the offering, we would meet all of these new requirements, including the full 2.5% capital conservation buffer, as if these new requirements had been in effect as of March 31, 2015.

The application of more stringent capital requirements could, among other things, result in lower returns on equity, require the raising of additional capital, and result in regulatory actions if we were to be unable to comply with such requirements. Furthermore, the imposition of liquidity requirements in connection with the implementation of Basel III could result in our having to lengthen the term of our funding, restructure our business models, and/or increase our holdings of liquid assets. Implementation of changes to asset risk weightings for risk-based capital calculations, items included or deducted in calculating regulatory capital and/or additional capital conservation buffers could result in management modifying its business strategy, and could limit our ability to make distributions, including paying out dividends or buying back shares. Specifically, our ability to pay dividends will be limited if we do not have the capital conservation buffer required by the new capital rules, which may further limit our ability to pay dividends to shareholders. See “Supervision and Regulation – Federal Bank Regulation – Capital Requirements.”

Government responses to economic conditions may adversely affect our operations, financial condition and earnings.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) has changed the bank regulatory framework. For example, it has created an independent Consumer Financial Protection Bureau that has assumed the consumer protection responsibilities of the various federal banking agencies, established more stringent capital standards for banks and gives the Federal Reserve Board exclusive authority to regulate savings and loan holding companies. The legislation has also resulted in new regulations affecting the lending, funding, trading and investment activities of banks and their holding companies. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as New Buffalo Savings Bank, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. Banks and savings institutions with $10.0 billion or less in assets will continue to be examined by their applicable bank regulators. The new legislation also weakens the federal preemption available for national banks and federal savings associations, and gives state attorneys general the ability to enforce applicable federal consumer protection laws. The Dodd-Frank Act also requires the federal banking agencies to promulgate rules requiring mortgage lenders to retain a portion of the credit risk related to loans that are securitized and sold to investors. We expect that such rules would make it more difficult for us to sell loans into the secondary market. Bank regulatory agencies also have been responding aggressively to concerns and adverse trends identified in examinations. Ongoing uncertainty and adverse developments in the financial services industry and in the domestic and international credit markets, and the effect of new legislation and regulatory actions in response to these conditions, may adversely affect our operations by restricting our business activities, including our ability to originate or sell loans, modify loan terms, or foreclose on property securing loans.

The full impact of the Dodd-Frank Act on our business will not be known until all of the regulations implementing the statute are adopted and implemented. As a result, we cannot at this time predict the extent to which the Dodd-Frank Act will impact our business, operations or financial condition. However, compliance with these new laws and regulations may require us to make changes to our business and operations and will likely result in additional costs and divert management’s time from other business activities, any of which may adversely impact our results of operations, liquidity or financial condition.

Furthermore, the Federal Reserve Board, in an attempt to help the overall economy, has, among other things, adopted a low interest rate policy through its targeted federal funds rate and the purchase of mortgage-backed securities. If the Federal Reserve Board increases the federal funds rate, market interest rates would likely rise, which may negatively affect the housing markets and the U.S. economic recovery.

Risks associated with system failures, interruptions, or breaches of security could negatively affect our earnings.

Information technology systems are critical to our business. We use various technology systems to manage our customer relationships, general ledger, securities, deposits, and loans. We have established policies and procedures to prevent or limit the impact of system failures, interruptions, and security breaches, but such events may still occur and may not be adequately addressed if they do occur. In addition any compromise of our systems could deter customers from using our products and services. Although we rely on security systems to provide security and authentication necessary to effect the secure transmission of data, these precautions may not protect our systems from compromises or breaches of security.

In addition, we outsource a majority of our data processing to certain third-party providers. If these third-party providers encounter difficulties, or if we have difficulty communicating with them, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

The occurrence of any system failures, interruption, or breach of security could damage our reputation and result in a loss of customers and business, subject us to additional regulatory scrutiny or expose us to litigation and possible financial liability. Any of these events could have a material adverse effect on our financial condition and results of operations.

The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of this offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the SEC. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision, and examination by the Federal Reserve Board, the OCC and, to a lesser extent, the Federal Deposit Insurance Corporation (the “FDIC”). Such regulators govern the activities in which we may engage, primarily for the protection of depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a financial institution, the classification of assets by a financial institution, and the adequacy of a financial institution’s allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on us and our operations. Because our business is highly regulated, the laws, rules and applicable regulations are subject to regular modification and change. Laws, rules and regulations may be adopted in the future that could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects. See “Regulation and Supervision” for a discussion of the regulations to which we are subject.

Changes in accounting standards could affect reported earnings.

The bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the Securities and Exchange Commission and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our consolidated financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

Future legislative or regulatory actions responding to perceived financial and market problems could impair our rights against borrowers.

There have been proposals made by members of Congress and others that would reduce the amount distressed borrowers are otherwise contractually obligated to pay under their mortgage loans and limit an institution’s ability to foreclose on mortgage collateral. If proposals such as these, or other proposals limiting our rights as a creditor, are implemented, we could experience increased credit losses or increased expense in pursuing our remedies as a creditor.

We are a community bank and our ability to maintain our reputation is critical to the success of our business and the failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers and associates. If our reputation is negatively affected, by the actions of our employees, by our inability to conduct our operations in a manner that is appealing to current or prospective customers, or otherwise, our business and, therefore, our operating results may be materially adversely affected.

Risks Related to the Offering

The future price of our common stock may be less than the purchase price in the stock offering.

If you purchase shares of common stock in the stock offering, you may not be able to sell them at or above the purchase price in the stock offering. The purchase price in the offering is based upon an independent third-party appraisal of the pro forma market value of New Buffalo Savings Bank, pursuant to federal banking regulations and subject to review and approval by the OCC. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. Our aggregate pro forma market value as reflected in the final independent appraisal may exceed the market price of our shares of common stock after the completion of the offering, which may result in our stock trading below the initial offering price of $10.00 per share.

After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

You may not receive dividends on our common stock.

Holders of our common stock are only entitled to receive such dividends as our Board of Directors may declare out of funds legally available for such payments, and we do not expect to pay dividends until our operations are sufficiently profitable to support the payment of dividends. See “ – Risks Related to Our Business – We incurred net losses for the years ended December 31, 2014 and 2013 and may not achieve profitability by implementing our business strategies.” The declaration and payment of future cash dividends will be subject to, among other things, our then current and projected consolidated operating results, financial condition, tax considerations, future growth plans, general economic conditions, and other factors our Board of Directors deems relevant. We may also be limited in the payment of dividends under statutory and regulatory provisions. See “ – Risks Related to Our Business – The short-term and long-term impact of the changing regulatory capital requirements and new capital rules is uncertain”; “Regulation and Supervision – Federal Banking Regulation – Capital Requirements”; “ – New Capital Rule”; “ – Capital Distributions”; and “ – Holding Company Regulation – Dividends.”

There will be a limited trading market in our common stock, which could hinder your ability to sell our common stock and may lower the market price of the stock.

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be quoted on the OTC Pink Marketplace (OTCPK), subject to completion of the offering and compliance with certain conditions. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers, is likely to be quite limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. If you purchase shares of common stock, you may not be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

You may not be able to sell your shares of common stock until you have received ownership statements, which will affect your ability to take advantage of changes in the stock price immediately following the offering.

Statements of ownership for the shares of common stock purchased in the offering may not be delivered for several days after the completion of the offering and the commencement of trading in the common stock. Your ability to sell the shares of common stock before receiving your ownership statement will depend on arrangements you may make with a brokerage firm, and you may not be able to sell your shares of common stock until you have received these statements. As a result, you may not be able to take advantage of fluctuations in the price of the common stock immediately following the offering.

Our stock-based benefit plans will increase our costs, which will reduce our income.

We anticipate that our employee stock ownership plan will purchase up to 8.0% of the total shares of common stock sold in the stock offering, with funds borrowed from New Bancorp. The cost of acquiring the shares of common stock for the employee stock ownership plan will be between $476,000 at the minimum of the offering range and $741,000 at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt one or more stock-based benefit plans after the stock offering that would award participants (at no cost to them) shares of our common stock and/or options to purchase shares of our common stock. The number of shares reserved for awards of restricted stock or grants of stock options under any initial stock-based benefit plan may not exceed 4% and 10%, respectively, of the total shares sold in the offering, if these plans are adopted within 12 months after the completion of the conversion. We may reserve shares of common stock for stock awards and stock options in excess of these amounts, provided the stock-based benefit plan is adopted more than one year following the stock offering.

Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; the dividend yield on the stock is 0%; the expected option life is ten years; the risk free interest rate is 1.825% (based on the ten-year Treasury rate) and the volatility rate on the shares of common stock is 21.85% (based on an index of publicly traded thrift institutions), the estimated grant-date fair value of the options using a Black-Scholes option pricing analysis is $3.39 per option granted. Assuming this value is amortized over a five-year vesting period, the corresponding annual pre-tax expense associated with the stock options in the first year after the offering would be $62,800 at the adjusted maximum of the offering range. In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with restricted stock awarded under the stock-based benefit plan would be $74,000 at the adjusted maximum of the offering range in the first year after the offering. Moreover, if we grant shares of common stock or options in excess of these amounts, such grants would increase our costs further.

The fair value of the shares of restricted stock on the date granted under the stock-based benefit plan will be expensed by us over the vesting period of the shares. If the shares of restricted stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by New Bancorp) and cost the same as the purchase price in the stock offering, the reduction to stockholders’ equity due to the stock-based benefit plan would be between $238,000 at the minimum of the offering range and $370,000 at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

The implementation of stock-based benefit plans will dilute your ownership interest.

We intend to adopt one or more stock-based benefit plans, which will allow participants to be awarded shares of common stock (at no cost to them) and/or options to purchase shares of our common stock, following the stock offering. If these stock-based benefit plans are funded from the issuance of authorized but unissued shares of common stock, stockholders would experience a reduction in ownership interest totaling 12.28%. Although the implementation of the stock-based benefit plan will be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We have not determined whether we will adopt stock-based benefit plans more than one year following the stock offering. Stock-based benefit plans adopted more than one year following the stock offering may exceed regulatory restrictions on the size of stock-based benefit plans adopted within one year, which would increase our costs and the dilution to other shareholders.

If we adopt stock-based benefit plans within one year following the completion of the stock offering, then we may grant shares of common stock or stock options under our stock-based benefit plans for up to 4% and 10%, respectively, of our total outstanding shares. The amount of stock awards and stock options available for grant under the stock-based benefit plans may exceed these amounts, provided the stock-based benefit plans are adopted more than one year following the stock offering. Although the implementation of the stock-based benefit plan will be subject to stockholder approval, the determination as to the timing of the implementation of such a plan will be at the discretion of our board of directors. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “ – Our stock-based benefit plans will increase our costs, which will reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “ – The implementation of stock-based benefit plans will dilute your ownership interest.”

We intend to enter into an employment agreement and a change in control agreement with certain of our officers, which may increase our compensation costs upon the occurrence of certain events or increase the cost of acquiring us.

Following the conversion and subject to the receipt of necessary regulatory approvals, we intend to enter into an employment agreement with our President and Chief Executive Officer and a change in control agreement with our Chief Financial Officer. In the event of termination of employment other than for cause, or in the event of certain types of termination following a change in control, as set forth in the employment agreement and change in control agreement, and assuming the agreements were in effect, the agreements will provide for cash severance benefits that would cost us up to $720,000 in the aggregate based on information as of March 31, 2015. These amounts may be reduced, if necessary, to an amount that would not qualify the payments to be deemed an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. For additional information see “Management – Executive Officer Compensation.”

We have broad discretion in using the proceeds of the stock offering. Our failure to effectively deploy the net proceeds of the offering may have an adverse effect on our financial performance and the value of our common stock.

We intend to invest between $2.5 million and $3.5 million of the net proceeds of the offering (or $4.1 million at the adjusted maximum of the offering range) in New Buffalo Savings Bank. We also expect to use a portion of the net proceeds we retain to fund a loan for the purchase of shares of common stock in the offering by the employee stock ownership plan. We may use the remaining net proceeds to invest in short-term and other investments, repurchase shares of common stock, pay dividends, or for other general corporate purposes. New Buffalo Savings Bank intends to use approximately $3.0 million of the proceeds that it receives from us to pay costs associated with its planned withdrawal from a defined benefit plan, and may use the remaining net proceeds it receives to fund new loans, enhance existing products and services, invest in securities, expand its banking franchise by establishing or acquiring a new branch or acquiring another financial institution as opportunities arise, or for other general corporate purposes. However, with the exception of the loan to the employee stock ownership plan and the withdrawal from the defined benefit plan, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications. Also, certain of these uses, such as opening new branches or acquiring other financial institutions, paying dividends and repurchasing common stock, may require the approval of the OCC or the Federal Reserve Board. We have not established a timetable for investing the net proceeds, and, accordingly, we may not invest the net proceeds at the time that is most beneficial to New Bancorp, New Buffalo Savings Bank or the shareholders. For additional information see “How We Intend To Use The Proceeds From The Offering.”

Certain provisions of our articles of incorporation and bylaws, and state and federal law could prevent or impede the ability of stockholders to obtain representation on our board of directors, and may discourage hostile acquisitions of control of New Bancorp, Inc., which could negatively affect our stock value.

Certain provisions in our articles of incorporation and bylaws may discourage attempts to acquire New Bancorp, pursue a proxy contest for control of New Bancorp, assume control of New Bancorp by a holder of a large block of common stock, and remove New Bancorp’s management, all of which shareholders might think are in their best interests. These provisions include:

•	restrictive requirements regarding eligibility for service on the board of directors, including age restrictions, residency requirements, a prohibition on service by persons who are or have been the subject of certain legal or regulatory proceedings, a prohibition on service by persons who are party to agreements that may affect their voting discretion, a prohibition on service by persons who have lost more than one campaign for election, and a prohibition on service by nominees or representatives (as defined in applicable Federal Reserve Board regulations) of another person who would not be eligible for service or of an entity the partners or controlling persons of which would not be eligible for service;

•	the election of directors to staggered terms of three years;

•	provisions requiring advance notice of shareholder proposals and director nominations;

•	a limitation on the right to vote more than 10% of the outstanding shares of common stock;

•	a prohibition on cumulative voting;

•	a requirement that the calling of a special meeting by shareholders requires the request of a majority of all votes entitled to be cast at the special meeting;

•	a requirement that directors may only be removed for cause and by a majority of the votes entitled to be cast;

•	the board of directors’ ability to cause New Bancorp to issue preferred stock; and

•	the requirement of the vote of 80% of the votes entitled to be cast in order to amend certain provisions of the articles of incorporation, including those set forth above.

For further information, see “Restrictions on Acquisition of New Bancorp, Inc. – New Bancorp, Inc.’s Articles of Incorporation and Bylaws.”

Federal regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of New Buffalo Savings Bank or New Bancorp without the prior approval of the Federal Reserve Board. In addition, the business corporation law of Maryland, the state where New Bancorp is incorporated, provides for certain restrictions on acquisition of New Bancorp See “Restrictions on Acquisitions of New Bancorp, Inc. – Maryland Corporate Law,” “ – New Buffalo Savings Bank’s Charter” and “ – Change in Control Regulations.”

A significant percentage of our common stock will be held or controlled by our directors and executive officers and benefit plans.

Our board of directors and executive officers intend to purchase in the aggregate approximately 8.8% and 6.5% of our common stock at the minimum and maximum of the offering range, respectively. These purchases, together with the purchase by the employee stock ownership plan of 8.0% of the aggregate shares sold in the offering, as well as the potential acquisition of common stock through the proposed equity incentive and stock award plan will result in ownership by insiders of New Bancorp and New Buffalo Savings Bank of approximately 30.8% of the total shares issued in the offering at the minimum and approximately 28.5% of the total shares issued in the offering at the maximum of the offering range. The ownership by executive officers, directors and our stock plans could result in actions being taken that are not in accordance with other shareholders’ wishes, and could prevent any action requiring a supermajority vote under our articles of incorporation and bylaws (including the amendment of certain protective provisions of our articles and bylaws discussed immediately above).

Our stock value may be negatively affected by federal regulations that restrict takeovers.

For three years following the stock offering, OCC regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the OCC, or successor regulator. See “Restrictions on Acquisition of New Bancorp, Inc.” for a discussion of applicable OCC regulations regarding acquisitions. Certain prospective investors may choose to purchase shares of a company if they believe that the company will be acquired, thereby potentially increasing its stock value. Because federal regulations will restrict any such acquisition of us or New Buffalo Savings Bank for at least three years after the completion of the conversion, these regulations may negatively affect our stock value.

We are an emerging growth company within the meaning of the Securities Act, and if we decide to take advantage of certain exemptions from various reporting requirements applicable to emerging growth companies, our common stock could be less attractive to investors.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933 (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 ( the “JOBS Act”). We are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, reduced disclosure about our executive compensation and omission of compensation discussion and analysis, and an exemption from the requirement of holding a non-binding advisory vote on executive compensation. In addition, we will not be subject to certain requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”), including the additional level of review of our internal control over financial reporting as may occur when outside auditors attest as to our internal control over financial reporting. As a result, our stockholders may not have access to certain information they may deem important.

We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period. Taking advantage of any of these exemptions may adversely affect the value and trading price of our common stock.

We have elected to delay the adoption of new and revised accounting pronouncements, which means that our financial statements may not be comparable to those of other public companies.

As an “emerging growth company” we have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

We may take other actions to meet the minimum required sales of shares if we cannot find enough purchasers in the community.

If we are not able to reach the minimum of the offering range, we may do any of the following: increase the maximum purchase limitations and allow all maximum purchase subscribers to increase their orders to the new maximum purchase limitations; terminate the offering and promptly return all funds; set a new offering range, notify all subscribers of the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted, to the extent such permission is required, by the Federal Reserve Board.

The distribution of subscription rights could have adverse income tax consequences and the cost basis of the stock to purchasers with subscription rights could be less than the purchase price.

If the subscription rights granted to certain current or former depositors or certain borrowers of New Buffalo Savings Bank are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. Additionally, if the subscription rights were deemed to have an ascertainable value, it is possible that the cost basis of the stock to any purchaser who used subscription rights could be reduced by an amount equal to the value ascribed to the subscription rights. We have received an opinion of counsel, Luse Gorman, PC, that it is more likely than not that such rights have no value and that it is more likely than not that the basis of the common stock to its stockholders will be the purchase price thereof; however, such opinion is not binding on the Internal Revenue Service.

SELECTED FINANCIAL AND OTHER DATA

OF NEW BUFFALO SAVINGS BANK

The following tables set forth selected consolidated historical financial and other data of New Buffalo Savings Bank for the periods and at the dates indicated. The information at and for the years ended December 31, 2014 and 2013 is derived in part from, and should be read together with, the audited financial statements and notes thereto of New Buffalo Savings Bank beginning at page F-1 of this prospectus. The information at March 31, 2015 and for the three months ended March 31, 2015 and 2014 is unaudited and reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three months ended March 31, 2015 are not necessarily indicative of the results to be achieved for the remainder of the year ending December 31, 2015 or any other period. The following information is only a summary, and should be read in conjunction with our financial statements and notes beginning on page F-1 of this prospectus.

	At March 31,	At December 31,
	2015	2014	2013
	(In thousands)
Selected Financial Condition Data:

Total assets	$89,150	$90,706	$94,388
Cash and cash equivalents	8,556	7,981	25,353
Interest-earning time deposits in banks	992	992	1,736
Investment securities	—	—	708
Loans held for sale	1,688	581	—
Loans, net	68,821	72,365	56,791
Premises and equipment, net	2,118	2,162	2,147
Foreclosed real estate, net	606	248	1,192
Bank owned life insurance	5,122	5,081	4,920
Deposits	71,259	67,868	75,434
Borrowings	6,927	9,427	1,000
Accrued expenses and other liabilities	894	3,402	5,542
Total equity	10,070	10,009	12,412

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2015	2014	2014	2013
	(In thousands)
Selected Data:

Interest and dividend income	$812	$715	$2,931	$3,019
Interest expense	167	153	593	725

Net interest income	645	562	2,338	2,294
Provision (credit) for loan losses	—	—	(100)	280

Net interest income after provision (credit) for loan losses	645	562	2,438	2,014
Noninterest income	246	144	450	1,056
Noninterest expense	830	923	5,323	3,804

Income (loss) before income tax expense (benefit)	61	(217)	(2,435)	(734)
Income tax expense (benefit)	—	—	—	(49)

Net income (loss)	$61	$(217)	$(2,435)	$(685)

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2015	2014	2014	2013

Selected Financial Ratios and Other Data:

Performance Ratios: (1)
Return on average assets	0.27%	(0.95)%	(2.74)%	(0.71)%
Return on average equity	2.43%	(7.05)%	(20.59)%	(5.24)%
Interest rate spread (2)	3.28%	2.68%	2.90%	2.46%
Net interest margin (3)	3.34%	2.80%	3.02%	2.62%
Efficiency ratio (4)	93.15%	130.74%	190.93%	113.55%
Non-interest expense to average total assets	3.74%	4.02%	6.00%	3.92%
Average interest-earning assets to average interest-bearing liabilities	106.84%	116.83%	115.15%	119.46%
Average equity to average total assets	11.30%	13.42%	13.33%	13.45%

Asset Quality Ratios:
Non-performing assets to total assets	1.76%	2.54%	1.61%	2.79%
Non-performing loans to total loans	1.38%	2.48%	1.65%	2.49%
Allowance for loan losses to non-performing loans	118.74%	87.61%	94.79%	88.04%
Allowance for loan losses to total loans	1.64%	2.17%	1.56%	2.19%
Total non-performing loans and TDRs to total loans (5)	5.76%	6.95%	5.79%	7.48%
Total non-performing loans and TDRs to total assets (5)	4.52%	4.54%	4.69%	4.60%
Total non-performing assets and TDRs to total assets (5)	5.20%	5.45%	4.96%	5.86%

Capital Ratios:
Total capital (to risk-weighted assets)	17.17%	21.63%	16.28%	21.85%
Tier 1 capital (to risk-weighted assets)	15.91%	20.37%	15.02%	20.59%
Tier 1 capital (to total assets)	11.41%	13.63%	11.01%	13.16%
Common equity Tier 1 (to risk-based capital)	15.91%	n/a	n/a	n/a

Other Data:
Number of full service offices	3	3	3	3

(1)	Annualized for the three month periods ended March 31, 2015 and 2014.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the year.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the year.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(5)	TDR is Troubled Debt Restructuring.

RECENT DEVELOPMENTS

The following tables set forth selected historical financial and other data of New Buffalo Savings Bank for the periods and at the dates indicated. The information at December 31, 2014 is derived in part from, and should be read together with, the audited financial statements and notes thereto of New Buffalo Savings Bank beginning at page F-1 of this prospectus. The information at June 30, 2015 and for the three and six months ended June 30, 2015 and 2014 is unaudited, but reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three and six months ended June 30, 2015 are not necessarily indicative of the results to be achieved for the remainder of 2015 or any other period.

	At June 30, 2015	At December 31, 2014
	(unaudited)
	(In thousands)
Selected Financial Condition Data:

Total assets	$91,480	$90,706
Cash and cash equivalents	8,525	7,981

Interest-earning time deposits in banks	992	992
Loans held for sale	662	581
Loans, net	72,009	72,365
Premises and equipment, net	2,086	2,162
Foreclosed real estate, net	606	248
Bank owned life insurance	5,163	5,081
Deposits	73,309	67,868
Borrowings	6,927	9,427

Accrued expenses and other liabilities	1,107	3,402
Total equity	10,137	10,009

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
	(unaudited) (In thousands)
Selected Data:

Interest and dividend income	$791	$707	$1,603	$1,422
Interest expense	189	147	356	300

Net interest income	602	560	1,247	1,122
Provision (credit) for loan losses	—	(200)	—	(200)

Net interest income after provision (credit) for loan losses	602	760	1,247	1,322
Noninterest income	304	136	550	280
Noninterest expense	839	1,051	1,669	1,974

Income (loss) before income tax expense	67	(155)	128	(372)
Income tax expense	—	—	—	—

Net income (loss)	$67	$(155)	$128	$(372)

	At or For the Three Months Ended June 30,		At or For the Six Months Ended June 30,
	2015	2014	2015	2014

Selected Financial Ratios and Other Data:

Performance Ratios: (1)
Return on average assets	0.30%	(0.69)%	0.29%	(0.82)%
Return on average equity	2.65%	(5.14)%	2.54%	(6.12)%
Interest rate spread (2)	3.08%	2.69%	3.17%	2.70%
Net interest margin (3)	3.11%	2.84%	3.22%	2.82%
Efficiency ratio (4)	92.60%	151.01%	92.88%	140.80%
Non-interest expense to average total assets	3.72%	4.71%	3.73%	4.35%
Average interest-earning assets to average interest-bearing liabilities	103.67%	118.05%	105.71%	117.16%
Average equity to average total assets	11.22%	13.50%	11.26%	13.41%

Asset Quality Ratios:
Non-performing assets to total assets	1.71%	2.39%	1.71%	2.39%
Non-performing loans to total loans	1.31%	1.65%	1.31%	1.65%
Allowance for loan losses to non-performing loans	120.44%	106.29%	120.44%	106.29%
Allowance for loan losses to total loans	1.58%	1.75%	1.58%	1.75%

Capital Ratios:
Total capital (to risk-weighted assets)	17.17%	21.24%	17.17%	21.24%
Tier 1 capital (to risk-weighted assets)	15.91%	20.00%	15.91%	20.00%
Tier 1 capital (to total assets)	11.25%	13.55%	11.25%	13.55%
Common equity Tier 1 capital (to risk-based capital)	15.91%	n/a	15.91%	n/a

Other Data:
Number of full service offices	3	3	3	3

(1)	Annualized.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

Comparison of Financial Condition at June 30, 2015 and December 31, 2014

Total Assets. Total assets were $91.5 million at June 30, 2015, an increase of $774,000, or 0.9%, compared to $90.7 million at December 31, 2014. The increase was due primarily to an increase of $544,000 in cash and cash equivalents and an increase in foreclosed real estate held for sale of $358,000, offset in part by a decrease of $356,000 in net loans.

Loans, net and Loans Held for Sale. Loans, net decreased $356,000, or 0.5%, to $72.0 million at June 30, 2015 from $72.4 million at December 31, 2014. During the six months ended June 30, 2015, we originated $14.1 million of loans and loans held for sale, consisting primarily of $11.3 million of one- to four-family residential real estate loans, $2.0 million of commercial real estate loans, $408,000 of construction and land loans and $193,000 of consumer loans, and sold $8.1 million of loans. During the six months ended June 30, 2015, one- to four-family residential real estate loans increased $1.1 million, or 3.0%, to $38.6 million at June 30, 2015, from $37.5 million at December 31, 2014, while commercial real estate loans decreased $377,000, or 1.4%, to $26.3 million at June 30, 2015 and construction and land loans decreased $1.4 million, or 17.2% to $6.5 million at June 30, 2015. The decrease in loans was due, in part, to management’s decision to sell certain loans. During the six months ended June 30, 2015, management transferred $2.1 million of portfolio loans to loans held for sale and sold the transferred loans during the 2015 period. Loans held-for-sale were $662,000 at June 30, 2015 compared to $581,000 at December 31, 2014.

Changes in loan balances reflect our strategy to maximize our income by growing and diversifying our loan portfolio, with an emphasis on increasing our commercial real estate, commercial business and home equity loans, and continually reviewing our existing portfolio for income, liquidity and interest rate risk mitigation opportunities consistent with our strategic objectives. Recent loan originations have been achieved amid strong competition for commercial real estate and residential real estate loans in our market area in the current low interest rate environment. We also sell certain fixed-rate, 30-year one- to four-family residential real estate loans, primarily on a servicing-retained basis, in transactions with the Federal Home Loan Bank of Indianapolis (“FHLB-Indianapolis”), through its mortgage purchase program, and the Federal Home Loan Mortgage Corporation (“Freddie Mac”). Subject to our ongoing interest rate risk analysis, we generally intend to continue to sell the fixed-rate, 30-year residential real estate loans that we originate.

Foreclosed Real Estate. Foreclosed real estate increased $358,000 to $606,000 at June 30, 2015 from $248,000 at December 31, 2014, as we added one property through foreclosure. At June 30, 2015, our foreclosed real estate included five parcels of residential real estate.

Deposits. Deposits increased $5.4 million, or 8.0%, to $73.3 million at June 30, 2015 from $67.9 million at December 31, 2014. Our core deposits decreased $760,000, or 1.8%, to $40.5 million at June 30, 2015 from $41.2 million at December 31, 2014. Certificates of deposit increased $6.2 million, or 23.3%, to $32.8 million at June 30, 2015 from $26.6 million at December 31, 2014. While the Bank is continually seeking growth in deposits, especially core deposits, during the first quarter of 2015, management elected to add certain listing service certificates of deposit totaling $4.5 million with maturities ranging from two to five years and an average cost of 1.40%. Management intends to focus its efforts to increase core deposits, with a special emphasis on growth in consumer and business demand deposits.

Borrowings. Borrowings, including Federal Home Loan Bank advances and federal funds purchased, totaled $6.9 million at June 30, 2015 compared to $9.4 million at December 31, 2014. The decrease in borrowings was attributable to repayment during the 2015 first quarter of $2.5 million of federal funds purchased from another bank. The aggregate cost of outstanding advances from the Federal Home Loan Bank was 1.88% at June 30, 2015, compared to the Bank’s cost of deposits of 0.86% at that date.

Total Equity. Total equity increased $128,000, or 1.3%, to $10.1 million at June 30, 2015 from $10.0 million at December 31, 2014. The increase resulted from net income of $128,000 during the six months ended June 30, 2015.

Comparison of Operating Results for the Three Months Ended June 30, 2015 and 2014

General. Net income for the three months ended June 30, 2015 was $67,000, compared to a net loss of $155,000 for the three months ended June 30, 2014, an increase of $222,000. The increase in net income was primarily due to a $42,000 increase in net interest income, a $168,000 increase in noninterest income and a $212,000 decrease in noninterest expenses, which were partially offset by a nonrecurring $200,000 credit provision for loan losses recognized in the comparable 2014 quarter.

Interest Income. Interest income increased $84,000, or 11.9%, to $791,000 for the three months ended June 30, 2015 from $707,000 for the three months ended June 30, 2014. This increase was primarily attributable to a $90,000 increase in interest on loans receivable, partially offset by a $6,000 decrease in interest on investment securities and other interest-earning deposits. The average balance of loans including loans held for sale during the three months ended June 30, 2015 increased $13.1 million, or 22.0%, to $72.4 million from $59.4 million for the three months ended June 30, 2014, while the average yield on loans decreased 34 basis points to 4.32% for the three months ended June 30, 2015 from 4.66% for the three months ended June 30, 2014. The decrease in average yield on loans was due to lower market interest rates period to period, as well as an increase in payoffs of higher interest rate loans as customers refinanced loans at lower interest rates. The average balance of investments and other interest-earning deposits, including certificates of deposit in other banks, decreased $14.7 million to $4.9 million for the three months ended June 30, 2015 from $19.5 million for the three months ended June 30, 2014.

Interest Expense. Total interest expense increased $42,000, or 28.6%, to $189,000 for the three months ended June 30, 2015 from $147,000 for the three months ended June 30, 2014. Interest expense on deposit accounts increased $15,000, or 10.7%, to $155,000 for the three months ended June 30, 2015 from $140,000 for the three months ended June 30, 2014. The increase was primarily due to an increase of $1.8 million, or 2.7%, in the average balance of deposits to $67.6 million for the three months ended June 30, 2015 from $65.8 million for the three months ended June 30, 2014, and an increase of seven basis points in the average cost of interest-bearing deposits to 0.92% for the three months ended June 30, 2015 from 0.85% for the three months ended June 30, 2014. Interest expense on borrowings increased $27,000 to $34,000 for the three months ended June 30, 2015 from $7,000 for the three months ended June 30, 2014. The average balance of advances increased $5.9 million to $6.9 million for the three months ended June 30, 2015 compared to $1.0 million for the three months ended June 30, 2014, while the average cost of these advances decreased 84 basis points to 1.96% from 2.80%. As noted above, management elected to increase outstanding advances as a source of lower-cost funding.

Net Interest Income. Net interest income increased $42,000, or 7.5%, to $602,000 for the three months ended June 30, 2015 compared to $560,000 for the three months ended June 30, 2014. The increase was due to a 39 basis points increase in our interest rate spread to 3.08% for the three months ended June 30, 2015 from 2.69% for the three months ended June 30, 2014 reflecting a shift in average interest-earning assets from interest-earning deposits to higher-yielding loans, offset in part by a $9.3 million decrease in average net interest-earnings assets period to period.

Our net interest margin increased to 3.11% for the three months ended June 30, 2015 from 2.84% for the three months ended June 30, 2014 further reflecting the shift in our interest-earning assets.

Provision for Loan Losses. Based on our analysis of the factors described in “Critical Accounting Policies – Allowance for Loan Losses,” we did not record a provision for loan losses for the three months ended June 30, 2015, compared to a $200,000 credit provision recognized in the three months ended June 30, 2014.

The allowance for loan losses was $1.2 million, or 1.58% of total loans, at June 30, 2015, compared to $1.0 million, or 1.75% of total loans, at June 30, 2014. Total nonperforming loans were $959,000 at June 30, 2015, compared to $985,000 at June 30, 2014. Classified (substandard, doubtful and loss) loans were unchanged at $2.8 million at both June 30, 2015 and June 30, 2014, and total loans past due greater than 30 days were $1.1 million and $496,000 at those respective dates. We had $8,000 of net recoveries during the three months ended June 30, 2015 compared to net charge-offs of $26,000 for the three months ended June 30, 2014. As a percentage of nonperforming loans, the allowance for loan losses was 120.44% at June 30, 2015 compared to 106.29% at June 30, 2014.

The allowance for loan losses reflects the estimate we believe to be appropriate to cover incurred probable losses which were inherent in the loan portfolio at June 30, 2015 and 2014. While we believe the estimates and assumptions used in our determination of the adequacy of the allowance are reasonable, such estimates and assumptions could be proven incorrect in the future, and the actual amount of future provisions may exceed the amount of past provisions, and the increase in future provisions that may be required may adversely impact our financial condition and results of operations. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management.

Non-Interest Income. Non-interest income increased $168,000, or 123.5%, to $304,000 for the three months ended June 30, 2015 from $136,000 for the three months ended June 30, 2014. The increase was primarily due to an increase of $138,000 in gains on sales of loans which amounted to $144,000 during the three months ended June 30, 2015, compared to $6,000 in the year earlier period, due primarily to a $4.6 million increase in loan sales period-to-period.

Non-Interest Expense. Non-interest expense decreased $212,000, or 20.2%, to $839,000 for the three months ended June 30, 2015 compared to $1.1 million for the three months ended June 30, 2014. The decrease was due primarily to an $83,000, or 15.4%, decrease in salaries and employee benefits; a $40,000, or 45.5%, decrease in professional services; and a $78,000, or 95.1%, decrease in impairment losses and expenses on foreclosed real estate. The decrease in salaries and employee benefits was due primarily to a $53,000 decrease in the expense of a non-qualified retirement plan for certain of our former executives, as this plan was terminated during the year ended December 31, 2014, and a $28,000 decrease in expense related to the Bank’s multi-employer defined benefit plan period-to-period. The decrease in professional services was due primarily to legal costs related to the 2014 non-qualified benefit plan settlement and services related to mutual institution corporate governance and a $19,000 decrease in audit expense period to period due primarily to improvements in the risk profile of the Bank. The decrease in impairment losses and expenses on foreclosed assets was due primarily to a decline in the volume of foreclosures year to year.

Non-interest expense can be expected to increase because of costs associated with operating as a public company and increased compensation costs related to possible implementation of one or more stock-based benefit plans, if approved by our stockholders.

Federal Income Taxes. The Bank did not record a federal income tax provision during either of the three month periods ended June 30, 2015 and 2014. The federal income tax provision was affected by the full impairment valuation allowance recorded on the Bank’s deferred tax assets in both 2015 and 2014. Management evaluated the deferred tax asset based upon a projection of future operating results and determined that a full impairment valuation allowance was required at both June 30, 2015 and 2014. The Bank has a total valuation allowance on its deferred tax assets of $4.2 million at June 30, 2015. The deferred tax asset will only be recognized in future periods upon the Bank’s ability to realize and maintain profitable results of operations.

Comparison of Operating Results for the Six Months Ended June 30, 2015 and 2014

General. Net income for the six months ended June 30, 2015 was $128,000, compared to a net loss of $372,000 for the six months ended June 30, 2014, an increase of $500,000. The increase in net income was primarily due to a $125,000 increase in net interest income, a $270,000 increase in noninterest income and a $305,000 decrease in noninterest expenses, partially offset a nonrecurring $200,000 credit provision for loan losses recognized in the comparable 2014 period.

Interest Income. Interest income increased $181,000, or 12.7%, to $1.6 million for the six months ended June 30, 2015 from $1.4 million for the six months ended June 30, 2014. This increase was primarily attributable to a $194,000 increase in interest on loans receivable, which was partially offset by a $13,000 decrease in interest on investment securities and other interest-earning deposits. The average balance of loans including loans held for sale during the six months ended June 30, 2015 increased $14.4 million, or 24.6%, to $73.0 million from $58.6 million for the six months ended June 30, 2014, while the average yield on loans decreased 41 basis points to 4.33% for the six months ended June 30, 2015 from 4.74% for the six months ended June 30, 2014 reflecting lower market interest rates, as well as an increase in payoffs of higher interest rate loans as customers refinanced loans at lower interest rates. The average balance of investments and other interest-earning deposits, including certificates of deposit in other banks, decreased $16.5 million to $4.5 million for the six months ended June 30, 2015 from $20.9 million for the six months ended June 30, 2014.

Interest Expense. Total interest expense increased $56,000, or 18.7%, to $356,000 for the six months ended June 30, 2015 from $300,000 for the six months ended June 30, 2014. Interest expense on deposit accounts increased $1,000, or 0.4%, to $287,000 for the six months ended June 30, 2015 from $286,000 for the six months ended June 30, 2014. The increase was primarily due to an increase of two basis points in the average cost of interest-bearing deposits to 0.88% for the six months ended June 30, 2015 from 0.86% for the six months ended June 30, 2014, partially offset by a decrease of $1.4 million, or 2.2%, in the average balance of deposits to $65.4 million for the six months ended June 30, 2015 from $66.9 million for the six months ended June 30, 2014. Interest expense on borrowings increased $55,000 to $69,000 for the six months ended June 30, 2015 from $14,000 for the six months ended June 30, 2014. The average balance of advances increased by $6.9 million to $7.9 million for the six months ended June 30, 2015 compared to $1.0 million for the six months ended June 30, 2014, while the average cost of these advances decreased by 104 basis points to 1.76% from 2.80%. As noted above, management elected to increase outstanding advances as a source of lower-cost funding.

Net Interest Income. Net interest income increased $125,000, or 11.1%, to $1.2 million for the six months ended June 30, 2015 compared to $1.1 million for the six months ended June 30, 2014. The increase was due to a 47 basis point increase in the interest rate spread to 3.17% for the six months ended June 30, 2015 from 2.70% for the six months ended June 30, 2014 reflecting a shift in our average interest-earning assets from interest-earning deposits to higher-yielding loans, offset in part by a decrease in our average net interest-earning assets of $7.5 million period to period.

Our net interest margin increased to 3.22% for the six months ended June 30, 2015 from 2.82% for the six months ended June 30, 2014 further reflecting the shift in our interest-earning assets.

Provision for Loan Losses. Based on our analysis of the factors described in “Critical Accounting Policies – Allowance for Loan Losses,” we did not record a provision for loan losses for the six months ended June 30, 2015, compared to a $200,000 credit provision recognized in the six months ended June 30, 2014. The allowance for loan losses was $1.2 million, or 1.58% of total loans, at June 30, 2015, compared to $1.0 million, or 1.75% of total loans, at June 30, 2014. Total nonperforming loans were $959,000 at June 30, 2015, compared to $985,000 at June 30, 2014. Classified (substandard, doubtful and loss) loans remained unchanged at $2.8 million at both June 30, 2015 and June 30, 2014, and total loans past due greater than 30 days were $1.1 million and $496,000 at those respective dates. We had $8,000 of net recoveries during the six month period ended June 30, 2015 compared to net charge-offs of $26,000 during the six month period ended June 30, 2014. As a percentage of nonperforming loans, the allowance for loan losses was 120.44% at June 30, 2015 compared to 106.29% at June 30, 2014.

The allowance for loan losses reflects the estimate we believe to be appropriate to cover incurred probable losses which were inherent in the loan portfolio at June 30, 2015 and December 31, 2014. While we believe the estimates and assumptions used in our determination of the adequacy of the allowance are reasonable, such estimates and assumptions could be proven incorrect in the future, and the actual amount of future provisions may exceed the amount of past provisions, and the increase in future provisions that may be required may adversely impact our financial condition and results of operations. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management.

Non-Interest Income. Non-interest income increased $270,000, or 96.4%, to $550,000 for the six months ended June 30, 2015 from $280,000 for the six months ended June 30, 2014. The increase was primarily due to an increase of $223,000 in gains on sales of loans which amounted to $245,000 in the six months ended June 30, 2015, compared to $22,000 in the year earlier period, due primarily to a $7.2 million increase in loan sales period-to-period.

Non-Interest Expense. Non-interest expense decreased $305,000, or 15.5%, to $1.7 million for the six months ended June 30, 2015 compared to $2.0 million for the six months ended June 30, 2014. The decrease was due primarily to a $118,000, or 11.6%, decrease in salaries and employee benefits; a $61,000, or 37.9%, decrease in professional services; and a $111,000, or 89.5%, decrease in impairment losses and expenses on foreclosed real estate. The decrease in salaries and employee benefits was due primarily to a $106,000 decrease in the expense of a non-qualified retirement plan for certain former executives of the Bank, as this plan was terminated during the year ended December 31, 2014, and a $55,000 decrease in expense related to the Bank’s multi-employer defined benefit plan period-to-period, which were partially offset by a $22,000, or 3.1%, increase in compensation. The decrease in professional services was due primarily to legal costs related to the 2014 non-qualified benefit plan settlement and services related to mutual institution corporate governance, along with decreases in audit expense and supervisory examination expense, due primarily to improvements in the risk profile of the Bank. The decrease in impairment losses and expenses on foreclosed assets was due primarily to a decline in the volume of foreclosures year to year.

Non-interest expense can be expected to increase because of costs associated with operating as a public company and increased compensation costs related to possible implementation of one or more stock-based benefit plans, if approved by our stockholders.

Federal Income Taxes. The Bank did not record a federal income tax provision during either of the six month periods ended June 30, 2015 and 2014. The federal income tax provision was affected by the full impairment valuation allowance recorded on the Bank’s deferred tax assets in both the 2015 and 2014 periods. Management evaluated the deferred tax asset based upon a projection of future operating results and determined that a full impairment valuation allowance was required at both June 30, 2015 and 2014. The Bank has a total valuation allowance on its deferred tax assets of $4.2 million at June 30, 2015. The deferred tax asset will only be recognized in future periods upon the Bank’s ability to realize and maintain profitable results of operations.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “target” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	our ability to manage our operations under the current adverse economic conditions nationally and in our market area;

•	adverse changes in the financial industry, securities, credit and national and local real estate markets (including real estate values);

•	significant increases in our loan losses, including as a result of our inability to resolve classified and non-performing assets or reduce risks associated with our loans, and management’s assumptions in determining the adequacy of the allowance for loan losses;

•	credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and in our allowance for loan losses and provision for loan losses;

•	the use of estimates in determining fair value of certain of our assets, which may prove to be incorrect and result in significant declines in valuations;

•	competition among depository and other financial institutions;

•	our success in increasing our residential real estate and commercial real estate lending, and selling certain of our residential real estate loans;

•	our ability to attract and maintain deposits and our success in introducing new financial products;

•	our ability to improve our asset quality even as we increase our commercial real estate lending;

•	changes in interest rates generally, including changes in the relative differences between short term and long term interest rates and in deposit interest rates, that may affect our net interest margin and funding sources;

•	fluctuations in the demand for loans, which may be affected by the number of unsold homes, land and other properties in our market areas and by declines in the value of real estate in our market area;

•	changes in consumer spending, borrowing and savings habits;

•	declines in the yield on our assets resulting from the current low interest rate environment;

•	risks related to a high concentration of loans secured by real estate located in our market area;

•	the results of examinations by our regulators, including the possibility that our regulators may, among other things, require us to increase our allowance for loan losses, write down assets, change our regulatory capital position, limit our ability to borrow funds or maintain or increase deposits, or prohibit us from paying dividends, which could adversely affect our dividends and earnings;

•	changes in the level of government support of housing finance;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	changes in laws or government regulations or policies affecting financial institutions, including the Dodd-Frank Act and the JOBS Act, which could result in, among other things, increased deposit insurance premiums and assessments, capital requirements, regulatory fees and compliance costs, particularly the new capital regulations, and the resources we have available to address such changes;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our compensation and benefit plans, and our ability to retain key members of our senior management team and to address staffing needs in response to product demand or to implement our strategic plans;

•	loan delinquencies and changes in the underlying cash flows of our borrowers;

•	our ability to control costs and expenses, particularly those associated with operating as a publicly traded company;

•	the failure or security breaches of computer systems on which we depend;

•	the ability of key third-party service providers to perform their obligations to us;

•	changes in the financial condition or future prospects of issuers of securities that we own; and

•	other economic, competitive, governmental, regulatory and operational factors affecting our operations, pricing, products and services described elsewhere in this prospectus.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 16.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $4.8 million and $6.9 million, or $8.1 million if the offering range is increased by 15%.

We intend to distribute the net proceeds as follows:

	Based Upon the Sale at $10.00 Per Share of
	595,000 shares		700,000 shares		805,000 shares		925,750 shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)

Offering proceeds	$5,950		$7,000		$8,050		$9,258
Less offering expenses	(1,150)		(1,150)		(1,150)		(1,150)

Net offering proceeds (2)	$4,800	100.00%	$5,850	100.00%	$6,900	100.00%	$8,108	100.00%

Distribution of net proceeds:
To New Buffalo Savings Bank	$(2,500)	(52.08)%	$(2,925)	(50.00)%	$(3,450)	(50.00)%	$(4,054)	(50.00)%
To fund loan to employee stock ownership plan	$(476)	(9.92)%	$(560)	(9.57)%	$(644)	(9.33)%	$(741)	(9.14)%
Retained by New Bancorp	$1,824	38.00%	$2,365	40.43%	$2,806	40.67%	$3,313	40.86%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes that all shares of common stock are sold in the subscription and community offerings.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of New Buffalo Savings Bank’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

New Bancorp intends to fund a loan to the employee stock ownership loan to purchase shares of common stock in the stock offering. New Bancorp may also use the proceeds it retains from the offering:

•	to invest in short-term and other securities consistent with our investment policy;

•	to pay cash dividends to our stockholders;

•	to repurchase shares of our common stock subject to compliance with applicable regulatory requirements; and

•	for other general corporate purposes.

With the exception of the funding of the loan to the employee stock ownership plan, New Bancorp has not quantified its plans for use of the offering proceeds for each of the foregoing purposes. Initially, we intend to invest a substantial portion of the net proceeds in investment grade securities, including securities issued by U.S. Government agencies and mortgage-backed securities issued by U.S. Government agencies and U.S. Government-sponsored enterprises.

See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the conversion. Under applicable federal regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund management recognition plans (which would require notification to the Federal Reserve Board) or tax qualified employee stock benefit plans.

New Buffalo Savings Bank will receive a capital contribution equal to at least 50% of the net proceeds of the offering, plus such additional amounts as may be necessary so that, upon completion of the offering, New Buffalo Savings Bank will have a Tier 1 leverage ratio of at least 10.00%, after payment of costs to withdraw from the defined benefit plan. Based on this formula, we anticipate that New Bancorp will invest $2.5 million, $2.9 million, $3.5 million and $4.1 million, respectively, of the net proceeds at the minimum, midpoint, maximum and adjusted maximum of the offering in New Buffalo Savings Bank. New Buffalo Savings Bank intends to use approximately $3.0 million of the proceeds that it receives from us to pay costs associated with its planned withdrawal from a multiple employer defined benefit plan. If we contribute less than $3.0 million to New Buffalo Savings Bank, to the extent required, the Bank will use existing funds to satisfy the costs of withdrawal from the multiple employer defined benefit plan. New Buffalo Savings Bank and may use the remaining net proceeds it receives from the stock offering:

•	to fund new residential real estate, including home equity loans, commercial real estate, commercial business and, to a lesser extent, construction and land and consumer loans;

•	to enhance existing products and services and to support the development of new products and services;

•	to invest in securities issued by U.S. Government agencies and mortgage-backed securities issued by U.S. Government agencies and U.S. Government-sponsored enterprises, municipal securities and other securities in accordance with our investment policy;

•	to expand our retail banking franchise by establishing or acquiring a new branch or acquiring another financial institution as opportunities arise, although we do not currently have any understandings or agreements to establish or acquire any new branch offices or other financial institution; and

•	for other general corporate purposes.

With the exception of the payment of costs associated with its planned withdrawal from the defined benefit plan, New Buffalo Savings Bank has not quantified its plans for use of the offering proceeds for each of the foregoing purposes. Initially, a substantial portion of the net proceeds will be invested in securities issued by U.S. Government agencies and mortgage-backed securities issued by U.S. Government agencies and U.S. Government-sponsored enterprises. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of opportunities to expand our operations through establishing or acquiring new branches, our ability to receive regulatory approval for any such expansion activities, and overall market conditions.

We expect our return on equity to decrease, until we are able to reinvest effectively the additional capital raised in the stock offering. See “Risk Factors – Risks Related to the Offering – We have broad discretion in using the proceeds of the stock offering. Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance and the value of our common stock.”

OUR DIVIDEND POLICY

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the board of directors is expected to take into account a number of factors, including capital requirements, our financial condition and results of operations, other uses of funds for the long-term value of stockholders, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by regulations and policies of the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency, may be paid in addition to, or in lieu of, regular cash dividends.

We expect to file a consolidated federal tax return with New Buffalo Savings Bank. Accordingly, it is anticipated that any cash distributions that we make to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. Additionally, pursuant to regulations of the Board of Governors of the Federal Reserve System, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Pursuant to our articles of incorporation, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock of New Bancorp, Inc. – Common Stock.” Dividends we can declare and pay will depend, in part, upon receipt of dividends from New Buffalo Savings Bank, because initially we will have no source of income other than dividends from New Buffalo Savings Bank and earnings from the investment of the net proceeds from the sale of shares of common stock retained by New Bancorp and interest payments received in connection with the loan to the employee stock ownership plan. Regulations of the Office of the Comptroller of the Currency impose limitations on “capital distributions” by savings institutions. See “Regulation and Supervision – Federal Banking Regulation – Capital Distributions.”

Any payment of dividends by New Buffalo Savings Bank to us that would be deemed to be drawn out of New Buffalo Savings Bank’s bad debt reserves, if any, would require a payment of taxes at the then-current tax rate by New Buffalo Savings Bank on the amount of earnings deemed to be removed from the reserves for such distribution. New Buffalo Savings Bank does not intend to make any distribution to us that would create such a federal tax liability. See “Taxation.”

MARKET FOR THE COMMON STOCK

New Bancorp is a newly formed company and has never issued capital stock. New Buffalo Savings Bank, as a mutual institution, has never issued capital stock. New Bancorp expects that that its common stock will be quoted on the OTC Pink Marketplace (OTCPK) operated by OTC Markets Group. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the conversion and stock offering, but it is under no obligation to do so.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers, is likely to be quite limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At March 31, 2015, New Buffalo Savings Bank exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” The table below sets forth the historical equity capital and regulatory capital of New Buffalo Savings Bank at March 31, 2015, and the pro forma equity capital and regulatory capital of New Buffalo Savings Bank after giving effect to the sale of shares of common stock at $10.00 per share. The table assumes the receipt by New Buffalo Savings Bank of $2.5 million, $2.9 million, $3.5 million and $4.1 million, respectively at the minimum, midpoint, maximum and adjusted maximum of the offering range. See “How We Intend to Use the Proceeds from the Offering.”

	New Buffalo Savings Bank Historical at March 31, 2015		Pro Forma at March 31, 2015, Based Upon the Sale in the Offering of (1)
			595,000 shares		700,000 shares		805,000 shares		925,750 shares (2)
	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)
	(Dollars in thousands)

Equity	$10,070	11.4%	$8,815	10.0%	$9,114	10.3%	$9,513	10.7%	$9,972	11.2%

Tier 1 leverage capital	$10,070	11.4%	$8,815	10.0%	$9,114	10.3%	$9,513	10.7%	$9,972	11.2%
Tier 1 leverage capital requirement	4,414	5.0	4,387	5.0	4,408	5.0	4,434	5.0	4,464	5.0

Excess	$5,656	6.4%	$4,428	5.0%	$4,706	5.3%	$5,079	5.7%	$5,508	6.2%

Tier 1 risk-based capital (4)	$10,070	15.9%	$8,815	14.5%	$9,114	15.0%	$9,513	15.6%	$9,972	16.3%
Risk-based requirement	5,063	8.0	4,860	8.0	4,867	8.0	4,875	8.0	4,885	8.0

Excess	$5,007	7.9%	$3,955	6.5%	$4,247	7.0%	$4,638	7.6%	$5,087	8.3%

Total risk-based capital (4)	$10,866	17.2%	$9,611	15.8%	$9,910	16.3%	$10,309	16.9%	$10,768	17.6%
Risk-based requirement	6,329	10.0	6,075	10.0	6,084	10.0	6,094	10.0	6,106	10.0

Excess	$4,537	7.2%	$3,536	5.8%	$3,826	6.3%	$4,215	6.9%	$4,662	7.6%

Common equity Tier 1 risk-based capital (4)	$10,070	15.9%	$8,815	14.5%	$9,114	15.0%	$9,513	15.6%	$9,972	16.3%
Risk-based requirement	4,114	6.5	3,949	6.5	3,954	6.5	3,961	6.5	3,969	6.5

Excess	$5,956	9.4%	$4,866	8.0%	$5,160	8.5%	$5,552	9.1%	$6,003	9.8%

Reconciliation of capital infused into New Buffalo Savings Bank:
Net offering proceeds			$4,800		$5,850		$6,900		$8,108

Proceeds to New Buffalo Savings Bank			2,500		2,925		3,450		4,054
Less: Cost to withdraw from defined benefit plan (5)			3,041		3,041		3,041		3,041
Less: Common stock acquired by employee stock ownership plan			476		560		644		741
Less: Common stock acquired by stock-based incentive plan			238		280		322		370

Pro forma increase			$(1,255)		$(956)		$(557)		$(98)

(1)	Pro forma capital levels assume that the employee stock ownership plan purchases 8% of the shares of common stock sold in the stock offering with funds we lend and that our stock-based equity plan purchases 4% of the shares sold in the offering for restricted stock awards. Pro forma capital calculated under generally accepted accounting principles (“GAAP”) and regulatory capital have been reduced by the amount required to fund these plans. See “Management” for a discussion of the employee stock ownership plan.
(2)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(3)	Tier 1 leverage capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.
(5)	New Buffalo Savings Bank intends to withdraw from its multiple employer defined benefit plan. The administrator of the defined benefit plan has estimated that as of April 8, 2015, assuming a withdrawal date of June 30, 2015, the total cost associated with the withdrawal will be approximately $3.0 million. The actual costs associated with the withdrawal cannot be known until the time of the withdrawal, and may exceed $3.0 million.

CAPITALIZATION

The following table presents the historical consolidated capitalization of New Buffalo Savings Bank at March 31, 2015 and the pro forma consolidated capitalization of New Bancorp after giving effect to the conversion and offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	New Buffalo Savings Bank at March 31, 2015	Pro Forma at March 31, 2015 Based upon the Sale in the Offering at $10.00 per Share of
		595,000 Shares	700,000 Shares	805,000 Shares	925,750 Shares (1)
	(Dollars in thousands, except per share amounts)

Deposits (2)	$71,259	$71,259	$71,259	$71,259	$71,259
Borrowings	6,927	6,927	6,927	6,927	6,927

Total deposits and borrowings	$78,186	$78,186	$78,186	$78,186	$78,186

Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized (post-conversion)	$—	$—	$—	$—	$—

Common stock, $0.01 par value, 50,000,000 shares authorized (post-conversion); shares to be issued as reflected (3)	—	6	7	8	9
Additional paid-in capital (4)	—	4,794	5,843	6,892	8,098
Retained earnings (5)	10,070	10,070	10,070	10,070	10,070

Less:
Cost to withdraw from defined benefit plan (6)	3,041	3,041	3,041	3,041	3,041
Common stock held by employee stock ownership plan (7)	—	476	560	644	740
Common stock to be acquired by stock-based benefit plan (8)	—	238	280	322	370

Total stockholders’ equity	$7,029	$11,115	$12,039	$12,963	$14,026

Pro forma shares outstanding	—	595,000	700,000	805,000	925,750

Total stockholders’ equity as a percentage of total assets (2)	8.16%	12.32%	13.21%	14.08%	15.06%
Tangible equity as a percentage of tangible assets (2)	8.16%	12.32%	13.21%	14.08%	15.06%

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription and community offerings.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.
(3)	No effect has been given to the issuance of additional shares of New Bancorp common stock pursuant to the exercise of options under one or more stock-based benefit plans. If the plans are implemented within the first year after the closing of the offering, an amount up to 10% of the shares of New Bancorp common stock sold in the offering will be reserved for issuance upon the exercise of options under the plans.
(4)	On a pro forma basis, common stock and additional paid-in capital have been revised to reflect the number of shares of New Bancorp common stock to be outstanding.
(5)	The retained earnings of New Buffalo Savings Bank will be substantially restricted after the conversion. See “The Conversion and Offering – Liquidation Rights” and “Regulation and Supervision.”
(6)	The administrator of the defined benefit plan has estimated that as of April 8, 2015, assuming a withdrawal date of June 30, 2015, the total cost associated with the withdrawal will be approximately $3.0 million. The actual costs associated with the withdrawal cannot be known until the time of the withdrawal, and may exceed $3.0 million.
(7)	Assumes that 8% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from New Bancorp. The loan will be repaid principally from New Buffalo Savings Bank’s contributions to the employee stock ownership plan. Since New Bancorp will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on New Bancorp’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.
(8)	Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased for grant by one or more stock-based benefit plans in open market purchases by New Bancorp. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As New Bancorp accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plan, the credit to equity will be offset by a charge to noninterest expense. Implementation of the stock-based benefit plans will require stockholder approval.

PRO FORMA DATA

The following tables summarize historical data of New Buffalo Savings Bank and pro forma data of New Bancorp at and for the three ended March 31, 2015 and the year ended December 31, 2014. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

The net proceeds in the tables are based upon the following assumptions:

•	all shares of common stock will be sold in the subscription offering;

•	our employee stock ownership plan will purchase 8% of the shares of common stock sold in the stock offering with a loan from New Bancorp. The loan will be repaid in substantially equal payments of principal and interest (at the prime interest rate, adjusted annually) over a period of 20 years;

•	the Bank will use approximately $3.0 million to pay costs associated with the Bank’s planned withdrawal from the defined benefit plan; and

•	expenses of the stock offering, including fees and expenses to be paid to Keefe, Bruyette & Woods, Inc., will be $1.15 million.

Pro forma earnings on net proceeds have been calculated assuming the stock has been sold at the beginning of the period and the net proceeds have been invested at a yield of 1.36% for the three months ended March 31, 2015 and the year ended December 31, 2014. This represents the five-year U.S. Treasury Note rate as of May 18, 2015, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by regulations of the OCC. The pro forma after-tax yield on the net proceeds from the offering is assumed to be 0.90% for the three months ended March 31, 2015 and the year ended December 31, 2014, based on an effective tax rate of 34%.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted the earnings figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of stock-based benefit plans. Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of our outstanding shares of common stock at the same price for which they were sold in the stock offering. We assume that shares of common stock are granted under the plans in awards that vest over a five-year period.

We have also assumed that the stock-based benefit plans will grant options to acquire shares of common stock equal to 10% of our outstanding shares of common stock. In preparing the tables below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $3.39 for each option. In addition to the terms of the options described above, the

Black-Scholes option pricing model assumed an estimated volatility rate of 21.85% for the shares of common stock, no dividend yield, an expected option life of 10 years and a risk-free interest rate of 1.825%. Finally, we assumed that 25% of the stock options were non-qualified options granted to directors, resulting in a tax benefit (at an assumed tax rate of 34%) for a deduction equal to the grant date fair value of the options.

We may reserve shares for the exercise of stock options and the grant of stock awards under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering. In addition, we may grant options and award shares that vest more rapidly than over a five-year period if the stock-based benefit plans are adopted more than one year following the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to contribute at the minimum, midpoint, maximum and adjusted maximum of the offering range approximately $2.5 million, $2.9 million, $3.5 million and $4.1 million, respectively, of the net proceeds from the stock offering to New Buffalo Savings Bank, and we will retain the remainder of the net proceeds from the stock offering. We will use portions of the proceeds we retain for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma table does not give effect to: (i) withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the stock offering; (ii) our results of operations after the stock offering; or (iii) changes in the market price of the shares of common stock after the stock offering.

The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangible assets, bad debt reserve or the liquidation account we will establish in the conversion in the unlikely event we are liquidated.

	At or for the three months ended March 31, 2015 Based upon the Sale at $10.00 Per Share of
	595,000 Shares	700,000 Shares	805,000 Shares	925,750 Shares (1)
	(Dollars in thousands, except per share amounts)

Gross proceeds of offering	$5,950	$7,000	$8,050	$9,258
Less: Expenses	(1,150)	(1,150)	(1,150)	(1,150)

Estimated net proceeds	4,800	5,850	6,900	8,108
Less: Common stock acquired by ESOP (2)	(476)	(560)	(644)	(741)
Less: Common stock acquired by stock-based benefit plans (3)	(238)	(280)	(322)	(370)

Estimated net proceeds	$4,086	$5,010	$5,934	$6,997

For the three months ended March 31, 2015
Consolidated net earnings:
Historical	$61	$61	$61	$61
Pro forma adjustments:
Expense savings from withdrawal from defined benefit plan (4)	31	31	31	31
Income on adjusted net proceeds	9	11	13	16
Employee stock ownership plan (2)	(4)	(5)	(5)	(6)
Stock awards (3)	(8)	(9)	(11)	(12)
Stock options (5)	(5)	(5)	(6)	(7)

Pro forma net income	$84	$84	$83	$83

Earnings per share:
Historical	$0.11	$0.09	$0.08	$0.07
Pro forma adjustments:
Expense savings from withdrawal from defined benefit plan (4)	0.06	0.05	0.04	0.04
Income on adjusted net proceeds	0.02	0.02	0.02	0.02
Employee stock ownership plan (2)	(0.01)	(0.01)	(0.01)	(0.01)
Stock awards (3)	(0.01)	(0.01)	(0.01)	(0.01)
Stock options (5)	(0.01)	(0.01)	(0.01)	(0.01)

Pro forma income per share	$0.16	$0.13	$0.11	$0.10

Offering price to pro forma net income per share	15.63x	19.23x	22.73x	25.00x
Number of shares used in income per share calculations	547,995	644,700	741,405	852,616

At March 31, 2015
Stockholders’ equity:
Historical	$10,070	$10,070	$10,070	$10,070
Estimated net proceeds	4,800	5,850	6,900	8,108
Less: Cost to withdraw from defined benefit plan (6)	(3,041)	(3,041)	(3,041)	(3,041)
Less: Common stock acquired by ESOP (2)	(476)	(560)	(644)	(741)
Less: Common stock acquired by stock-based benefit plans (3)(5)	(238)	(280)	(322)	(370)

Pro forma stockholders’ equity (7)	$11,115	$12,039	$12,963	$14,026

Stockholders’ equity per share:
Historical	$16.92	$14.39	$12.51	$10.88
Estimated net proceeds	8.07	8.36	8.57	8.76
Less: Cost to withdraw from defined benefit plan (6)	(5.11)	(4.34)	(3.78)	(3.28)
Less: Common stock acquired by ESOP (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock acquired by stock-based benefit plans (3)(5)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share (7)	$18.68	$17.21	$16.10	$15.16

Pro forma price to book value	53.52%	58.11%	62.11%	65.96%
Number of shares outstanding for pro forma book value per share calculations	595,000	700,000	805,000	925,750

(Footnotes begin on page 45)

	At or for the year ended December 31, 2014 Based upon the Sale at $10.00 Per Share of
	595,000 Shares	700,000 Shares	805,000 Shares	925,750 Shares (1)
	(Dollars in thousands, except per share amounts)

Gross proceeds of offering	$5,950	$7,000	$8,050	$9,258
Less: Expenses	(1,150)	(1,150)	(1,150)	(1,150)

Estimated net proceeds	4,800	5,850	6,900	8,108
Less: Common stock acquired by ESOP (2)	(476)	(560)	(644)	(741)
Less: Common stock acquired by stock-based benefit plans (3)	(238)	(280)	(322)	(370)

Estimated net proceeds	$4,086	$5,010	$5,934	$6,997

For the year ended December 31, 2014
Consolidated net (loss):
Historical	$(2,435)	$(2,435)	$(2,435)	$(2,435)
Pro forma adjustments:
Expense savings from withdrawal from defined benefit plan (4)	122	122	122	122
Income on adjusted net proceeds	37	45	53	63
Employee stock ownership plan (2)	(16)	(18)	(21)	(24)
Stock awards (3)	(31)	(37)	(43)	(49)
Stock options (5)	(18)	(22)	(25)	(29)

Pro forma net loss	$(2,341)	$(2,345)	$(2,349)	$(2,352)

Loss per share:
Historical	$(4.43)	$(3.76)	$(3.27)	$(2.85)
Pro forma adjustments:
Expense savings from withdrawal from defined benefit plan (4)	0.22	0.19	0.16	0.14
Income on adjusted net proceeds	0.07	0.07	0.07	0.07
Employee stock ownership plan (2)	(0.03)	(0.03)	(0.03)	(0.03)
Stock awards (3)	(0.06)	(0.06)	(0.06)	(0.06)
Stock options (5)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma loss per share	$(4.26)	$(3.62)	$(3.16)	$(2.76)

Offering price to pro forma net loss per share	n/m	n/m	n/m	n/m
Number of shares used in loss per share calculations	549,780	646,800	743,820	855,393

At December 31, 2014
Stockholders’ equity:
Historical	$10,009	$10,009	$10,009	$10,009
Estimated net proceeds	4,800	5,850	6,900	8,108
Less: Cost to withdraw from defined benefit plan (6)	(3,041)	(3,041)	(3,041)	(3,041)
Less: Common stock acquired by ESOP (2)	(476)	(560)	(644)	(741)
Less: Common stock acquired by stock-based benefit plans (3)(5)	(238)	(280)	(322)	(370)

Pro forma stockholders’ equity (7)	$11,054	$11,978	$12,902	$13,965

Stockholders’ equity per share:
Historical	$16.82	$14.30	$12.43	$10.81
Estimated net proceeds	8.07	8.36	8.57	8.76
Less: Cost to withdraw from defined benefit plan (6)	(5.11)	(4.34)	(3.78)	(3.28)
Less: Common stock acquired by ESOP (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock acquired by stock-based benefit plans (3)(5)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share (7)	$18.58	$17.12	$16.02	$15.09

Pro forma price to book value	53.82%	58.41%	62.42%	66.27%
Number of shares outstanding for pro forma book value per share calculations	595,000	700,000	805,000	925,750

(Footnotes begin on following page)

n/m	Not meaningful.
(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes that 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from New Bancorp. New Buffalo Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. New Buffalo Savings Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification 718-40, “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by New Buffalo Savings Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective tax rate of 34%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 595, 700, 805 and 926 shares were committed to be released during the three months ended March 31, 2015 and 2,380, 2,800, 3,220 and 3,703 shares were committed to be released during the year ended December 31, 2014, respectively, at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.
(3)	If approved by New Bancorp’s stockholders, one or more stock-based benefit plans may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion or a lesser number if New Buffalo Savings Bank has a tier 1 leverage ratio of less than 10.00% within one year of the completion of the conversion). Stockholder approval of the stock-based benefit plans, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from New Bancorp or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by New Bancorp. The table assumes that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plans is amortized as an expense during the year, and (iii) the stock-based benefit plans expense reflects an effective tax rate of 34%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock equal to 4% of the shares sold in the offering are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.85%.
(4)	Represents expense savings resulting from New Buffalo Savings Bank’s withdrawal from the multiple employer defined benefit plan of approximately $122,000 annually, assuming an effective tax rate of 34%.
(5)	If approved by New Bancorp’s stockholders, one or more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $3.39 for each option, and the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock used to fund stock options (equal to 10% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.09%.
(6)	Represents costs associated with New Buffalo Savings Bank’s withdrawal from the defined benefit plan. Based on estimates provided by the administrator of the defined benefit plan on April 8, 2015, assuming a withdrawal date of June 30, 2015, these costs will be approximately $3.0 million. The actual costs will not be known until the date of New Buffalo Savings Bank’s withdrawal from the defined benefit plan, which we expect to be in the first six months of 2016, and may exceed $3.0 million.
(7)	The retained earnings of New Buffalo Savings Bank will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion and Offering – Liquidation Rights” and “Regulation and Supervision.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This discussion and analysis reflects our financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the audited and unaudited financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding New Buffalo Savings Bank provided in this prospectus.

Overview

We conduct our business from our main office in New Buffalo, Michigan and our two additional full-service banking offices located in Three Oaks and Sawyer, Michigan, all of which are located in the western portion of Berrien County in southwestern Michigan and are part of an area popularly called “Harbor Country.” Additionally, we conduct business from our loan office in Merrillville, Indiana. New Buffalo is a popular resort town due to its location along the Lake Michigan shoreline and its proximity (approximately 70 miles) from the Chicago Metropolitan area. Our primary market area includes the areas surrounding our three branches, which are all located along the western portion of Berrien County, and, to a lesser extent, Cass County, Michigan, both of which are located in southwestern Michigan near the border of Indiana, and LaPorte, Porter and Lake Counties, in northwestern Indiana, which are serviced in large part by our loan office.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential real estate and commercial real estate loans, and, to a much lesser extent, construction and land loans, commercial business loans and consumer loans. At March 31, 2015, $34.2 million, or 48.8% of our total loan portfolio, was comprised of one- to four-family residential real estate loans including home equity lines of credit, and at this date an additional $26.2 million, or 37.4% of our total loan portfolio, was comprised of commercial real estate loans. We offer a variety of deposit accounts, including interest-bearing and non interest-bearing demand accounts, savings and money market accounts and certificates of deposit. We utilize advances from the FHLB-Indianapolis for asset/liability management purposes. On occasion we also utilize funds from a line of credit with another bank. At March 31, 2015, we had $6.9 million in advances outstanding with the FHLB-Indianapolis.

For the quarter ended March 31, 2015 we had net income of $61,000, and for years ended December 31, 2014 and 2013, we experienced net losses of $2.4 million and $685,000, respectively. Our loss in 2014 was due in large part to a $967,000 expense related to the final, non-recurring payouts of benefits to three former officers under their non-qualified retirement agreements, and a $456,000 increase in expense related to the Bank’s participation in a multiple employer defined benefit plan. See, “Management Discussion and Analysis of Financial Condition and Results of Operation – Comparison of Operating Results for the Years Ended December 31, 2014 and 2013.

Our current business strategy includes increasing our asset size, diversifying our loan portfolio to increase our non-residential lending, including primarily commercial real estate lending and increasing our non-interest income, as ways to improve our profitability in future periods.

New Buffalo Savings Bank is subject to comprehensive regulation and examination by its primary federal regulator, the Office of the Comptroller of the Currency (“OCC”).

Our executive and administrative office is located at 45 North Whittaker Street, New Buffalo, Michigan 49117, and our telephone number at this address is (269) 469-2222. Our website address is www.newbuffalosavings.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Recent Losses from Operations / Restructuring of Management and Business Operations

Prior to January 2012, the Bank had less stringent underwriting processes and controls in extending credit. As a result of weak economic conditions and lending practices under prior management, which were not adequate to deal with such conditions, we experienced significant losses from operations, an elevated level of problem assets and a decline in capital ratios during the period from 2008 to 2014. During this period, we experienced aggregate losses of $8.5 million.

In order to address these issues, the Board made significant changes to the Bank’s management and operating processes. In January 2012, we hired Richard Sauerman to our executive staff, and in July 2012, Mr. Sauerman was promoted to President and Chief Executive Officer. In addition, in October 2012, we hired a loan collection officer; in December 2012, we hired Karen Gear as Vice President, Retail Business Development Officer (who was later promoted to Senior Vice President, Regional Branch Manager); in August 2013, we hired James Katona as our Vice President, Commercial Banking Officer (who was later promoted to Chief Credit Officer); and in March 2014 we hired Russell Dahl (who was promoted to Chief Financial Officer in July 2014). Overall, the banking experience of the new executive team averages 24 years. Over the same period, seven of our previous officers terminated their affiliation with the Bank.

Management’s initial task was to reduce the Bank’s non-performing assets. This effort has been largely successful as nonperforming assets decreased to $1.6 million or 1.76% of total assets at March 31, 2015. At the same time, new management began an effort to upgrade the Bank’s loan underwriting, credit administration and risk management processes. The twin purposes of these upgrades are to reduce the likelihood of future credit problems and to provide a platform for managed growth. This effort is ongoing.

Finally, in order to set the stage for improved results of operations, management restructured the Bank’s retirement arrangements including paying out benefits to former officers under their nonqualified retirement agreements and committing to eliminate the Bank’s defined-benefit plan subsequent to the completion of the conversion.

Going forward, our business strategy includes becoming a profitable, well-managed community bank. We aim to achieve this through our growth strategy of increasing our commercial real estate, commercial business and home equity lending, especially by increasing our presence in northwestern Indiana through our existing loan office in Merrillville, Indiana and by possibly adding a branch office in northwestern Indiana either through de novo expansion or a branch acquisition. Additionally we will strive to continue to adhere to our conservative underwriting standards of recent years which, we believe have resulted in our improved credit quality. See “ – Business Strategy.

Business Strategy

Our principal objective is to build long-term value for our stockholders by operating a profitable community-oriented financial institution dedicated to meeting the banking needs of our customers by emphasizing personalized and efficient customer service. Highlights of our current business strategy include:

•	Improving our asset quality by continuing to reduce loan delinquencies and classified loans and improving our risk profile through enhancements of our credit risk management systems and credit administration procedures.

•	Prudently and opportunistically growing our assets and liabilities by increasing our presence in the communities we serve in Michigan and expanding further our market area in northwest Indiana.

•	Increasing our emphasis on commercial real estate lending in our existing market area and expanding our market area in northwestern Indiana, and continuing our emphasis on originating one- to four-family residential real estate loans.

•	Expanding our banking franchise as opportunities arise through de novo branching and/or branch acquisitions, although we do not have any understandings or arrangements to establish or acquire any new branch offices.

•	Continuing to generally sell our conforming, fixed-rate, one- to four-family residential real estate loans that we originate and retaining variable rate and certain fixed-rate loans.

•	Continuing to generate low-cost deposits within our market area.

•	Expanding our menu of deposit product and continuing to improve customer service to meet the demands of current customers and attract new customers in our market area.

Implementing a growth strategy to improve our profitability, without compromising our conservative underwriting policies.

Anticipated Increase in Noninterest Expense

Following the completion of the conversion, our noninterest expense is expected to increase because of the increased costs associated with operating as a public company, and the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the possible implementation of one or more stock-based benefit plans, if approved by our stockholders, no earlier than six months after the completion of the conversion. For further information, see “Summary – Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion;” “Risk Factors – Risks Related to the Offering – Our stock-based benefit plans will increase our costs, which will reduce our income;” and “Management – Benefits to be Considered Following Completion of the Stock Offering” and “ – Future Stock Benefit Plans.” In addition, we intend to withdraw from our defined benefit plan, and expect to incur a non-recurring expense of approximately $3.0 million associated with our withdrawal during the first six months of 2016, based on estimates provided by the administrator of the defined benefit plan on April 8, 2015 assuming a withdrawal date of June 30, 2015. Finally, after the conversion, we expect that we will add lending staff, which will increase our compensation costs.

Critical Accounting Policies

The discussion and analysis of the financial condition and results of operations are based on our financial statements, which are prepared in conformity with generally accepted accounting principles used in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies discussed below to be critical accounting policies. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

The following represent our critical accounting policies:

Allowance for Loan Losses. The allowance for loan losses is the estimated amount considered necessary to cover inherent, but unconfirmed, credit losses in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses which is charged against income. In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of our most critical accounting policies.

Management performs a quarterly evaluation of the allowance for loan losses. Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

The analysis has two components, specific and general allowances. The specific percentage allowance is for unconfirmed losses related to loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral, adjusted for market conditions and selling expenses. If the fair value of the loan is less than the loan’s carrying value, a charge is recorded for the difference. The general allowance, which is for loans reviewed collectively, is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes historical loss percentages and qualitative factors that are applied to the loan groups to determine the amount of the allowance for loan losses necessary for loans that are reviewed collectively. The qualitative component is critical in determining the allowance for loan losses as certain trends may indicate the need for changes to the allowance for loan losses based on factors beyond the historical loss history. Not incorporating a qualitative component could misstate the allowance for loan losses. Actual loan losses may be significantly more than the allowances we have established which could result in a material negative effect on our financial results.

Deferred Tax Assets. We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion of the deferred tax asset will not be realized. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Determining the proper valuation allowance for deferred taxes is critical in properly valuing the deferred tax asset and the related recognition of income tax expense or benefit. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. At December 31, 2014, our deferred tax asset was reduced by a $4.2 million valuation allowance, which represented full impairment of our deferred tax assets. We did not recognize any deferred tax assets in our financial statements at March 31, 2015, December 31, 2014 and 2013.

Fair Value Measurements. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The Bank estimates the fair value of a financial instrument and any related asset impairment using a variety of valuation methods. Where financial instruments are actively traded and have quoted market prices, quoted market prices are used for fair value. When the financial instruments are not actively traded, other observable market inputs, such as quoted prices of securities with similar characteristics, may be used, if available, to determine fair value. When observable market prices do not exist, the Bank estimates fair value. These estimates are subjective in nature and imprecision in estimating these factors can impact the amount of gain or loss recorded. A more detailed description of the fair values measured at each level of the fair value hierarchy and the methodology utilized by the Bank can be found in Note 14 of the Financial Statements “– Disclosures About Fair Value of Assets and Liabilities.”

Comparison of Financial Condition at March 31, 2015 and December 31, 2014

Total Assets. Total assets were $89.2 million at March 31, 2015, a decrease of $1.6 million, or 1.7%, compared to the $90.7 million at December 31, 2014. The decrease was due primarily to a decrease of $3.5 million in net loans offset in part by an increase of $1.1 million in loans held for sale and an increase of $575,000 in cash and cash equivalents.

Loans, net and Loans Held for Sale. Loans, net decreased $3.5 million, or 4.9%, to $68.8 million at March 31, 2015 from $72.4 million at December 31, 2014. During the three months ended March 31, 2015, we originated $2.8 million of loans and loans held for sale, consisting primarily of $2.5 million of residential real estate loans, $137,000 of construction and land loans and $167,000 of consumer loans, and sold $3.8 million of loans. During the three months ended March 31, 2015, residential real estate loans decreased $3.3 million, or 8.8%, to $34.2 million at March 31, 2015, from $37.5 million at December 31, 2014 and commercial real estate loans decreased $457,000, or 1.7%, to $26.2 million at March 31, 2015. The decrease in loans was due, in part, to management’s recognition of opportunities to strengthen the balance sheet and enhance earnings as a result of changes in the interest rate environment. During the three months ended March 31, 2015, management transferred $2.1 million of loans from the held-to-maturity portfolio to held-for-sale and sold approximately $641,000 of such loans during the 2015 quarter. Loans held-for-sale increased $1.1 million to $1.7 million at March 31, 2015 compared to $581,000 at December 31, 2014. Loans sold during the three months ended March 31, 2015 totaled $3.8 million.

Changes in loan balances reflect our strategy to maximize our income by growing and diversifying our loan portfolio, with an emphasis on increasing commercial and residential loans, and continually reviewing our existing portfolio for income, liquidity and interest rate risk mitigation opportunities consistent with our strategic objectives. Recent loan growth has been achieved amid strong competition for commercial real estate and residential real estate loans in our market area in the current low interest rate environment. We also sell certain fixed-rate, 30-year mortgage loans, primarily on a servicing-retained basis, in transactions with the Federal Home Loan Bank of Indianapolis (“FHLB-Indianapolis”), through its mortgage purchase program, and the Federal Home Loan Mortgage Corporation (FHLMC). In 2014, we sold $1.5 million of these loans. Subject to our ongoing interest rate risk analysis, we generally intend to continue to sell the fixed-rate, 30-year residential real estate loans that we originate.

Foreclosed Real Estate. Foreclosed real estate increased $358,000 to $606,000 at March 31, 2015 from $248,000 at December 31, 2014, as we added one property through foreclosure. At March 31, 2015, our foreclosed real estate included five parcels of residential real estate.

Deposits. Deposits increased $3.4 million, or 5.0%, to $71.3 million at March 31, 2015 from $67.9 million at December 31, 2014. Our core deposits decreased $1.7 million, or 4.1%, to $39.6 million at March 31, 2015 from $41.2 million at December 31, 2014. Certificates of deposit increased $5.1 million, or 19.0%, to $31.7 million at March 31, 2015 from $26.6 million at December 31, 2014. While the Bank is continually seeking growth in deposits, especially core deposits, during the first quarter of 2015, management elected to add certain listing service certificates of deposit totaling $4.5 million with maturities ranging from two to five years and an average cost of 1.40%. Management intends to focus its efforts to increase core deposits, with a special emphasis on growth in consumer and business demand deposits.

Borrowings. Borrowings, including Federal Home Loan Bank advances and federal funds purchased, totaled $6.9 million at March 31, 2015 compared to $9.4 million at December 31, 2014. The decrease in borrowings was attributable to repayment during the 2015 quarter of $2.5 million of federal funds purchased from another bank. The aggregate cost of outstanding advances from the Federal Home Loan Bank was 1.88% at March 31, 2015, compared to the Bank’s cost of deposits of 0.89% at that date.

Total Equity. Total equity increased $61,000, or 0.6%, to $10.1 million at March 31, 2015 from $10.0 million at December 31, 2014. The increase resulted from net income of $61,000 during the three months ended March 31, 2015.

Comparison of Operating Results for the Three Months Ended March 31, 2015 and 2014

General. Net income for the three months ended March 31, 2015 was $61,000, compared to a net loss of $217,000 for the three months ended March 31, 2014, an increase of $278,000. The increase in net income was primarily due to an $83,000 increase in net interest income, a $102,000 increase in noninterest income and a $93,000 decrease in noninterest expenses.

Interest Income. Interest income increased $97,000, or 13.6%, to $812,000 for the three months ended March 31, 2015 from $715,000 for the three months ended March 31, 2014. This increase was primarily attributable to a $104,000 increase in interest on loans receivable, which was partially offset by a $7,000 decrease in interest on investment securities and other interest-earning deposits. The average balance of loans including loans held for sale during the three months ended March 31, 2015 increased $15.5 million, or 26.7%, to $73.3 million from $57.8 million for the three months ended March 31, 2014, while the average yield on loans decreased 44 basis points to 4.37% for the three months ended March 31, 2015 from 4.81% for the three months ended March 31, 2014. The decrease in average yield on loans was due to the declining interest rate environment, as well as an increase in payoffs of higher interest rate loans as customers refinanced loans at lower interest rates. The average balance of investments and other interest-earning deposits, including certificates of deposit in other banks, decreased $18.5 million to $3.9 million for the three months ended March 31, 2015 from $22.4 million for the three months ended March 31, 2014.

Interest Expense. Total interest expense increased $14,000, or 9.2%, to $167,000 for the three months ended March 31, 2015 from $153,000 for the three months ended March 31, 2014. Interest expense on deposit accounts decreased $14,000, or 9.6%, to $132,000 for the three months ended March 31, 2015 from $146,000 for the three months ended March 31, 2014. The decrease was primarily due to a decrease of $4.0 million, or 5.9%, in the average balance of deposits to $63.7 million for the three months ended March 31, 2015 from $67.6 million for the three months ended March 31, 2014, and a decrease of three basis points in the average cost of interest-bearing deposits to 0.83% for the three months ended March 31, 2015 from 0.86% for the three months ended March 31, 2014, reflecting the declining interest rate environment. Interest expense on borrowings increased $28,000 to $35,000 for the three months ended March 31, 2015 from $7,000 for the three months ended March 31, 2014. The average balance of advances increased by $7.6 million to $8.6 million for the three months ended March 31, 2015 compared to $1.0 million for the three months ended March 31, 2014, while the average cost of these advances decreased by 116 basis points to 1.64% from 2.80%. As noted above, management elected to increase outstanding advances as a source of lower-cost funding.

Net Interest Income. Net interest income increased $83,000, or 14.8%, to $645,000 for the three months ended March 31, 2015 compared to $562,000 for the three months ended March 31, 2014. The increase reflected an increase in the interest rate spread to 3.28% for the three months ended March 31, 2015 from 2.68% for the three months ended March 31, 2014. Even though average net interest-earning assets decreased $6.6 million period to period, this significant increase in the interest rate spread was attained primarily through a shift in average interest-earning assets from interest-earning deposits to higher yielding loans.

Our net interest margin increased to 3.34% for the three months ended March 31, 2015 from 2.80% for the three months ended March 31, 2014. The interest rate spread and net interest margin were impacted by a continuation of a low interest rate environment.

Provision for Loan Losses. Based on our analysis of the factors described in “Critical Accounting Policies – Allowance for Loan Losses,” we did not record a provision for loan losses for either of the three months ended March 31, 2015 and 2014. The allowance for loan losses was $1.1 million, or 1.64% of total loans, at March 31, 2015, compared to $1.3 million, or 2.17% of total loans, at March 31, 2014. Total nonperforming loans were $966,000 at March 31, 2015, compared to $1.5 million at March 31, 2014. Classified (substandard, doubtful and loss) loans decreased to $2.8 million at March 31, 2015, compared to $3.6 million at March 31, 2014, and total loans past due greater than 30 days were $997,000 and $667,000 at those respective dates. The Bank had no net charge-offs during either of the three month periods ended March 31, 2015 and 2014. As a percentage of nonperforming loans, the allowance for loan losses was 118.74% at March 31, 2015 compared to 87.61% at March 31, 2014.

The allowance for loan losses reflects the estimate we believe to be appropriate to cover incurred probable losses which were inherent in the loan portfolio at March 31, 2015 and 2014. While we believe the estimates and assumptions used in our determination of the adequacy of the allowance are reasonable, such estimates and assumptions could be proven incorrect in the future, and the actual amount of future provisions may exceed the amount of past provisions, and the increase in future provisions that may be required may adversely impact our financial condition and results of operations. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management.

Non-Interest Income. Non-interest income increased $102,000, or 70.8%, to $246,000 for the three months ended March 31, 2015 from $144,000 for the three months ended March 31, 2014. The increase was primarily due to an increase of $85,000 in gains on sales of loans. Gains on sales of loans amounted to $101,000 in the three months ended March 31, 2015, compared to $16,000 in the same period ended March 31, 2014, due primarily to a $3.3 million increase in loan sales period-to-period.

Non-Interest Expense. Non-interest expense decreased $93,000, or 10.1%, to $830,000 for the three months ended March 31, 2015 compared to $923,000 for the three months ended March 31, 2014. The decrease was due primarily to a $35,000, or 7.3%, decrease in salaries and employee benefits; a $21,000, or 28.8%, decrease in professional services; and a $33,000, or 78.6%, decrease in impairment losses and expenses on foreclosed real estate. The decrease in salaries and employee benefits was due primarily to a $53,000 decrease in the expense of a non-qualified retirement plan for certain former executives of the Bank, as this plan was terminated during the year ended December 31, 2014, and a $28,000 decrease in expense related to the Bank’s participation in a multiple employer defined benefit plan period-to-period, which were partially offset by a $38,000, or 11.4%, increase in compensation. The decrease in professional services was due primarily to legal costs related to the 2014 non-qualified benefit plan settlement and services related to mutual institution corporate governance. The decrease in impairment losses on foreclosed assets was due primarily to a decline in the volume of foreclosures year to year.

Non-interest expense can be expected to increase because of costs associated with operating as a public company and increased compensation costs related to possible implementation of one or more stock-based benefit plans, if approved by our stockholders.

Federal Income Taxes. The Bank did not record a federal income tax provision during either of the three month periods ended March 31, 2015 and 2014. The federal income tax provision was affected by the full impairment valuation allowance recorded on the Bank’s deferred tax assets in both 2015 and 2014. Management evaluated the deferred tax asset based upon a projection of future operating results and determined that a full impairment valuation allowance was required at both March 31, 2015 and 2014. The Bank has a total valuation allowance on its deferred tax assets of $4.2 million at March 31, 2015. The deferred tax asset will only be recognized in future periods upon the Bank’s ability to realize and maintain profitable results of operations.

Comparison of Financial Condition at December 31, 2014 and 2013

Total Assets. Total assets were $90.7 million at December 31, 2014, a decrease of $3.7 million, or 3.9%, compared to $94.4 million at December 31, 2013. The decrease was primarily due to a decrease in cash and cash equivalents of $17.4 million, a decrease in interest-earning time deposits of $744,000 and a decrease in investment securities of $708,000, which were partially offset by an increase in net loans and loans held for sale of $16.2 million.

Loans and Loans Held for Sale. Net loans increased $15.6 million, or 27.4%, to $72.4 million at December 31, 2014 from $56.8 million at December 31, 2013. During the year ended December 31, 2014,

we originated $30.5 million of loans and loans held for sale, consisting primarily of $16.7 million of one- to four-family residential real estate loans, $8.7 million of commercial real estate loans and $3.8 million of construction and land loans. During the year ended December 31, 2014, residential real estate loans increased $10.0 million, or 36.6%, to $37.5 million at December 31, 2014, from $27.4 million at December 31, 2013; commercial real estate loans increased by $3.5 million, or 15.2%, to a total of $26.6 million at December 31, 2014. Loans held for sale totaled $581,000 at December 31, 2014, compared to no loans held for sale at December 31, 2013. Increases in loan balances reflect our strategy to grow and diversify our loan portfolio, with an emphasis on increasing commercial real estate and residential real estate loans. Such growth has been achieved amid strong competition for commercial real estate and residential real estate loans in our market area in the current low interest rate environment.

We also sell certain fixed-rate, 30-year term residential real estate loans, primarily on a servicing-retained basis, in transactions with the FHLB-Indianapolis, through its mortgage purchase program, and the Federal Home Loan Mortgage Corporation (FHLMC). We sold $1.5 million of these loans in 2014. Management intends to continue this sales activity in future periods.

Interest-Earning Time Deposits in Banks. During the year ended December 31, 2014, the Bank’s investment in certificates of deposit in other banks decreased by $744,000, or 42.9% to a total of $992,000, compared to $1.7 million at December 31, 2013. Management began to invest in these certificates of deposit during the year ended December 31, 2013 to increase the yield on liquid assets beyond the rates available in overnight funds.

Investment Securities. Investment securities decreased to $0 at December 31, 2014 from $708,000 at December 31, 2013 as management elected to sell these securities during the year.

Foreclosed Real Estate. Foreclosed real estate decreased $944,000, or 79.2% to $248,000 at December 31, 2014 from $1.2 million at December 31, 2013, as we sold $757,000 of foreclosed properties, and added $82,000 of properties through foreclosure. At December 31, 2014, our foreclosed real estate included four parcels of residential real estate.

Deposits. Deposits decreased $7.6 million, or 10.0%, to $67.9 million at December 31, 2014 from $75.4 million at December 31, 2013. Our core deposits decreased $2.4 million, or 5.4%, to $41.2 million at December 31, 2014 from $43.6 million at December 31, 2013. Certificates of deposit decreased $5.2 million, or 16.4%, to $26.6 million at December 31, 2014 from $31.9 million at December 31, 2013. While the Bank is continually seeking growth in deposits, especially core deposits, during 2014, management elected not to compete for retention of maturing certificates of deposit due primarily to the Bank’s excess liquidity position. Management intends to focus its efforts to increase core deposits, with a special emphasis on growth in consumer and business demand deposits.

Borrowings. Borrowings, including Federal Home Loan Advances and federal funds purchased, totaled $9.4 million at December 31, 2014 compared to $1.0 million at December 31, 2013. Borrowings were comprised of $6.9 million of Federal Home Loan Bank advances and $2.5 million of federal funds purchased from another bank at December 31, 2014. Management elected to increase borrowings in 2014 to take advantage of this low-cost source of funding and to better match the terms of new loans with advances during the low interest rate environment. The aggregate cost of these advances was 1.58% at December 31, 2014, compared to the Bank’s cost of deposits of 0.83% at that date.

Total Equity. Total equity decreased $2.4 million, or 19.4%, to $10.0 million at December 31, 2014 from $12.4 million at December 31, 2013. The decrease resulted from a net loss of $2.4 million during the year ended December 31, 2014, $1.4 million of which was related to an increase in non-interest expense related to non-recurring compensation expense. See, “ – Non-Interest Expense,” which was partially offset by a $32,000 increase in accumulated other comprehensive loss.

Comparison of Operating Results for the Years Ended December 31, 2014 and 2013

General. Net loss for the year ended December 31, 2014 was $2.4 million, compared to net loss of $685,000 for the year ended December 31, 2013, an increase in net loss of $1.8 million, or 255%. The increase in net loss was due primarily to a $606,000 decrease in noninterest income, a $1.5 million increase in noninterest expenses and a $49,000 increase in federal income taxes, which were partially offset by a $44,000 increase in net interest income and a $380,000 decrease in the provision for loan losses.

Interest Income. Interest income decreased $88,000, or 2.9%, to $2.9 million for the year ended December 31, 2014 from $3.0 million for the year ended December 31, 2013. This decrease was primarily attributable to a $99,000 decrease in interest on loans receivable, which was partially offset by an $11,000 increase in interest on investment securities and other interest-earning deposits. The average balance of loans, including loans held for sale, during the year ended December 31, 2014 increased $1.3 million, or 2.1%, to $61.9 million from $60.6 million for 2013, while the average yield on loans decreased by 26 basis points to 4.64% for the year ended December 31, 2014 from 4.90% for the year ended December 31, 2013. The decrease in average yield on loans was due to the declining interest rate environment, as well as an increase in payoffs of higher interest rate loans as customers refinanced loans at lower interest rates. The average balance of other interest-earning deposits, including certificates of deposit in other banks, decreased $11.3 million to $15.1 million for the year ended December 31, 2014 from $26.4 million for the year ended December 31, 2013, while the average yield increased by 19 basis points to 0.36% for the year ended December 31, 2014 from 0.17% for the year ended December 31, 2013.

Interest Expense. Total interest expense decreased $132,000, or 18.2%, to $593,000 for the year ended December 31, 2014 from $725,000 for the year ended December 31, 2013. Interest expense on deposit accounts decreased $124,000, or 18.2%, to $556,000 for the year ended December 31, 2014 from $680,000 for the year ended December 31, 2013. The decrease was primarily due to a decrease of $5.2 million, or 7.3%, in the average balance of deposits to $66.1 million for the year ended December 31, 2014 from $71.2 million for the year ended December 31, 2013, and a decrease of 11 basis points in the average cost of interest-bearing deposits to 0.84% for the year ended December 31, 2014 from 0.95% for the year ended December 31, 2013, reflecting the declining interest rate environment. Interest expense on borrowings decreased $8,000 to $37,000 for the year ended December 31, 2014 from $45,000 for the year ended December 31, 2013. The average balance of advances decreased by $659,000 to $1.3 million for the year ended December 31, 2014 compared to the year ended December 31, 2013, while the average cost of these advances increased by 59 basis points to 2.93% from 2.34%. The increase in the average cost of borrowings was affected by a penalty incurred on the prepayment of a 2.80% advance during 2014. As noted above, management elected to increase outstanding advances as a source of lower-cost funding.

Net Interest Income. Net interest income increased $44,000, or 1.9%, to $2.3 million for the year ended December 31, 2014 compared to the year ended December 31, 2013. The increase reflected an increase in the interest rate spread to 2.90% for the year ended December 31, 2014 from 2.46% for the year ended December 31, 2013, while the average net interest earning assets decreased $4.0 million year to year, which reflects that even though net loans increased $15.6 million, or 27.4% in 2014, most of this growth took place in the fourth quarter of 2014. Our net interest margin increased to 3.02% for the year ended December 31, 2014 from 2.62% for the year ended December 31, 2013. The interest rate spread and net interest margin were impacted by a continuation of a low interest rate environment.

Provision for Loan Losses. Based on our analysis of the factors described in “Critical Accounting Policies – Allowance for Loan Losses,” we recorded a credit for loan losses of $100,000 for the year ended December 31, 2014 compared to a provision for loan losses of $280,000 for the year ended December 31, 2013. The allowance for loan losses was $1.1 million, or 1.56% of total loans, at December 31, 2014, compared to $1.3 million, or 2.19% of total loans, at December 31, 2013. The decrease in the provision for loan losses in the 2014 period compared to that of the 2013 period was due primarily to lesser balances of nonperforming loans and net charge-offs in the 2014 period. Total nonperforming loans were $1.2 million at December 31, 2014, compared to $1.4 million at December 31, 2013. Classified loans increased slightly to $3.2 million at December 31, 2014, compared to $3.1 million at December 31, 2013, and total loans past due greater than 30 days were $1.2 million and $1.0 million at those respective dates. Net charge-offs totaled $26,000 for the year ended December 31, 2014, a decrease of $1.3 million from the $1.3 million of net charge-offs for the year ended December 31, 2013. As a percentage of nonperforming loans, the allowance for loan losses was 94.8% at December 31, 2014 compared to 88.0% at December 31, 2013. During the year ended December 31, 2012, the Bank’s new management team initiated a strategy focused on resolution of problem loans and to reduce the Bank’s volume of nonperforming loans. These efforts continued during the year ended December 31, 2014.

The allowance for loan losses reflects the estimate we believe to be appropriate to cover incurred probable losses which were inherent in the loan portfolio at December 31, 2014 and 2013. While we believe the estimates and assumptions used in our determination of the adequacy of the allowance are reasonable, such estimates and assumptions could be proven incorrect in the future, and the actual amount of future provisions may exceed the amount of past provisions, and the increase in future provisions that may be required may adversely impact our financial condition and results of operations. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management.

Non-Interest Income. Non-interest income decreased $606,000, or 57.4%, to $450,000 for the year ended December 31, 2014 from $1.1 million for the year ended December 31, 2013. The decrease was primarily due to the effects of a $330,000 decrease in gains on sales of foreclosed assets; a $172,000 decrease in gains on sales of loans; a $53,000 decrease in other operating income; and a $15,000 loss on sales of investment securities. The Bank recognized a $110,000 loss on sales of foreclosed real estate in 2014 compared to a $220,000 gain on such sales in 2013. Gains on sales of loans amounted to $47,000 in 2014, a decrease of $172,000, or 78.5%, compared to $219,000 in 2013, due primarily to an $8.8 million, or 82.1%, decline in loan sales proceeds year-to-year. The decrease in other operating income was due primarily to a $43,000 decrease in rental income from foreclosed real estate.

Non-Interest Expense. Non-interest expense increased $1.5 million, or 39.9%, to $5.3 million for the year ended December 31, 2014 compared to $3.8 million for the year ended December 31, 2013. The increase was due primarily to a $1.5 million, or 87.0%, increase in salaries and employee benefits; a $220,000, or 75.3%, increase in professional services; and a $65,000, or 20.2%, increase in data processing; which were partially offset by a $125,000, or 31.1%, decrease in impairment losses and expenses on foreclosed real estate, and a $99,000, or 24.3%, decrease in other operating expense. The increase in salaries and employee benefits was due primarily to a $967,000 expense related to the final, non-recurring payouts of benefits to three former officers under their non-qualified retirement agreements, and a $456,000 increase in expense related to the Bank’s participation in a multiple employer defined benefit plan. The increase in professional services was due primarily to legal costs related to the non-qualified retirement plan settlement and services related to mutual institution corporate governance. The increase in data processing was due to increased costs related to a change in the Bank’s data processing platform completed in 2013. The decrease in impairment losses on foreclosed assets was due primarily to a decline in the volume of foreclosures year to year.

Non-interest expense can be expected to increase because of costs associated with operating as a public company and increased compensation costs related to possible implementation of one or more stock-based benefit plans, if approved by our stockholders.

Federal Income Taxes. No federal income taxes were recorded for the year ended December 31, 2014 as compared to a credit provision of $49,000 recognized in the year ended December 31, 2013. The federal income tax provision was affected by the full impairment valuation allowance recorded on the Bank’s deferred tax assets in both 2014 and 2013. Management evaluated the deferred tax asset based upon a projection of future operating results and determined that a full impairment valuation allowance was required at both December 31, 2014 and 2013. The Bank has a total valuation allowance on its deferred tax assets of $4.2 million at December 31, 2014. The deferred tax asset will only be recognized in future periods upon the Bank’s ability to realize and maintain profitable results of operations.

Average Balances and Yields. The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. All average balances are daily average balances. Nonaccrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of net deferred costs, discounts and premiums that are accreted to interest income.

	At March 31,	For the Three Months Ended March 31
	2015	2015			2014
	Yield/ Cost	Average Outstanding Balance	Interest	Yield/ Rate (1)	Average Outstanding Balance	Interest	Yield/ Rate (1)

Interest-earning assets:
Loans	4.53%	$73,288	$800	4.37%	$57,823	$696	4.81%
Investment securities	—	—	—	—	703	2	1.14
Other interest-earning assets	0.98	3,857	12	1.24	21,656	17	0.31

Total interest-earning assets	4.35	77,145	812	4.21	80,182	715	3.57
Noninterest-earning assets		12,756			12,827
Allowance for loan losses		(1,147)			(1,273)

Total assets		$88,754			$91,736

Interest-bearing liabilities:
Demand accounts	0.07%	$15,158	3	0.08	16,233	3	0.07
Money market accounts	0.14	13,225	4	0.12	13,447	4	0.12
Savings accounts	0.04	7,586	1	0.05	7,674	1	0.05
Certificates of deposit	1.79	27,683	124	1.79	30,277	138	1.82

Total interest-bearing deposits	0.89	63,652	132	0.83	67,631	146	0.86
Borrowings	1.88	8,552	35	1.64	1,000	7	2.80

Total interest-bearing liabilities	0.99	72,204	167	0.93	68,631	153	0.89

Noninterest-bearing deposits		4,314			5,008
Other non-interest bearing liabilities		2,209			5,782

Total liabilities		78, 727			79,421
Equity		10,027			12,315

Total liabilities and equity		$88,754			$91,736

Net interest income			$645			$562

Net interest rate spread (2)	3.36%			3.28%			2.68%

Net interest-earning assets (3)		$4,941			$11,551

Net interest margin (4)				3.34%			2.80%

Average of interest-earning assets to interest-bearing liabilities		106.84%			116.83%

(1)	Yield and rates for the three months ended March 31, 2015 and 2014 are annualized.
(2)	Net interest spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Year Ended December 31
	2014			2013
	Average Outstanding Balance	Interest	Yield/ Rate (1)	Average Outstanding Balance	Interest	Yield/ Rate (1)

Interest-earning assets:
Loans	$61,855	$2,869	4.64%	$60,563	$2,968	4.90%
Investment securities	575	8	1.39	470	6	1.28
Other interest-earning assets	15,115	54	0.36	26,372	45	0.17

Total interest-earning assets	77,545	2,931	3.78	87,405	3,019	3.45
Non-interest-earning assets	12,414			11,413
Allowance for loan losses	(1,237)			(1,657)

Total assets	$88,722			$97,161

Interest-bearing liabilities:
Demand	$16,221	12	0.07	$16,441	11	0.07
Money market accounts	13,446	19	0.14	14,347	20	0.14
Savings accounts	7,758	3	0.04	7,362	3	0.04
Certificates of deposit	28,651	522	1.82	33,096	646	1.95

Total interest-bearing deposits	66,076	556	0.84	71,246	680	0.95
Borrowings	1,264	37	2.93	1,923	45	2.34

Total interest-bearing liabilities	67,340	593	0.88	73,169	725	0.99

Non-interest-bearing deposits	4,809			4,939
Other non-interest bearing liabilities	4,747			5,987

Total liabilities	76,896			84,095
Equity	11,826			13,066

Total liabilities and equity	$88,722			$97,161

Net interest income		$2,338			$2,294

Net interest rate spread (1)			2.90%			2.46%

Net interest-earning assets (2)	$10,205			$14,236

Net interest margin (3)			3.02%			2.62%

Average of interest-earning assets to interest-bearing liabilities	115.15%			119.46%

(1)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated to the changes due to volume and the changes due to rate in proportion to the relationship of the absolute dollar amounts of change in each.

	Three Months Ended March 31, 2015 vs. 2014			Years Ended December 31, 2014 vs. 2013
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
	(In thousands)

Interest-earning assets:
Loans	$173	$(69)	$104	$62	$(161)	$(99)
Investment securities	(2)	—	(2)	1	1	2
Other interest-earning assets	(23)	18	(5)	(25)	34	9

Total interest-earning assets	148	(51)	97	38	(126)	(88)

Interest-bearing liabilities:
Demand accounts	—	—	—	—	1	1
Money market accounts	—	—	—	(1)	—	(1)
Savings accounts	—	—	—	—	—	—
Certificates of deposit	(12)	(2)	(14)	(83)	(41)	(124)

Total deposits	(12)	(2)	(14)	(84)	(40)	(124)

Borrowings	32	(4)	28	(17)	9	(8)

Total interest-bearing liabilities	20	(6)	14	(101)	(31)	(132)

Change in net interest income	$128	$(45)	$83	$139	$(95)	$44

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. Our Asset-Liability Committee is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the policy and guidelines approved by our board of directors.

Our asset/liability management strategy attempts to manage the impact of changes in interest rates on net interest income, our primary source of earnings. Among the techniques we use to manage interest rate risk are:

•	originating commercial real estate loans, which tend to have shorter terms and higher interest rates than one- to four-family residential real estate loans, and which generate customer relationships that can result in larger non-interest bearing checking accounts;

•	generally selling our conforming fixed-rate one- to four-family residential real estate loans that we originate and retaining certain fixed-rate loans and the majority of the adjustable-rate residential real estate loans that we originate, subject to market conditions and periodic review of our asset/liability management needs;

•	lengthening the weighted average maturity of our liabilities through retail deposit pricing strategies and through longer-term wholesale funding sources such as fixed-rate advances from the FHLB-Indianapolis; and

•	increasing non-interest income as a percentage of total income to decrease our reliance on net interest margin and interest rate spread.

Our Board of Directors is responsible for the review and oversight of our Asset/Liability Committee, which is comprised of our executive management team and other essential operational staff. This committee is charged with developing and implementing an asset/liability management plan, and meets at least quarterly to review pricing and liquidity needs and assess our interest rate risk. We currently utilize a third-party modeling program, prepared on a quarterly basis, to evaluate our sensitivity to changing interest rates, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors. In addition, we regularly perform a “gap analysis” of the discrepancy between the repricing of our assets and liabilities. We also engage a third party asset/liability advisor, who meets with our Asset/Liability Committee on a quarterly basis and with our Board of Directors at least annually.

Net Portfolio Value. The Office of the Comptroller of Currency requires the computation of amounts by which the net present value of an institution’s cash flow from assets, liabilities and off-balance sheet items (the institution’s net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. Previously, the Office of Thrift Supervision provided all institutions that filed a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of net portfolio value. Institutions are now required to develop their own rate sensitivity analysis report, or contract with a third-party vendor who specializes in the analysis of interest rate risk analysis. The model utilized by New Buffalo Savings Bank is a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. The model estimates the economic value of each type of asset, liability and off-balance-sheet contract under the assumption of instantaneous rate increases or decreases of 100 to 300 basis points in 100 basis point increments. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change In Rates” column below.

The table below sets forth, as of March 31, 2015, the calculation of the estimated changes in our net portfolio value that would result from the designated immediate changes in the United States Treasury yield curve.

Change in Interest Rates (basis points) (1)	Estimated NPV (2)	Estimated Increase (Decrease) in NPV		NPV as a Percentage of Present Value of Assets (3)
				NPV Ratio (4)	Increase (Decrease) (basis points)
		Amount	Percent
(Dollars in thousands)

+300	$9,692	$(187)	(1.9)%	11.23%	22
+200	9,793	(86)	(0.9)%	11.20%	19
+100	9,862	(17)	(0.2)%	11.13%	12
—	9,879	—	—	11.01%	—
-100	10,235	356	3.6%	11.29%	28

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

The table above indicates that at March 31, 2015, in the event of a 200 basis point increase in interest rates, we would experience a 0.9% decrease in net portfolio value. In the event of a 100 basis point decrease in interest rates, we would experience a 3.6% increase in net portfolio value.

Certain shortcomings are inherent in the methodologies used in determining interest rate risk through changes in net portfolio value. Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Liquidity and Capital Resources

Our primary sources of funds are deposits, principal and interest payments on loans, proceeds from sale of loans and advances from the Federal Home Loan Bank of Indianapolis. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by market interest rates, economic conditions, and competition. Our most liquid assets are cash and short-term investments including interest-bearing demand deposits. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash provided by (used in) operating activities was $(2.1 million) and $128,000 for the three months ended March 31, 2015 and 2014, respectively. Net cash provided by (used in) investing activities, which consists primarily of net change in loans receivable and proceeds from sale of foreclosed assets was $1.8 million and $(54,000) for the three months ended

March 31, 2015 and 2014, respectively. Net cash provided by (used in) financing activities, which is comprised of net change in deposits and net change in federal funds purchased, was $891,000 and $(4.9 million) for the three months ended March 31, 2015 and 2014, respectively. The decrease in 2014 was result of net deposits decreasing $4.9 million due to the deposit and subsequent withdrawal of a one-time commercial deposit.

At March 31, 2015, we exceeded all of our regulatory capital requirements with a Tier 1 leverage capital level of $10.1 million, or 11.4% of adjusted total assets, which is above the required level of $3.5 million, or 4.0%; total risk-based capital of $11.2 million, or 12.6% of risk-weighted assets, which is above the required level of $7.1 million, or 8.0%; and common equity Tier 1 capital of $10.1 million, or 11.3% of risk-weighted assets, which is above the required level of $5.8 million, or 6.5% of risk-weighted assets. Accordingly New Buffalo Savings Bank was categorized as well capitalized at March 31, 2015. Management is not aware of any conditions or events since the most recent notification that would change our category.

At March 31, 2015, we had outstanding commitments to originate loans of $307,000 and lines of credit of $2.8 million. We anticipate that we will have sufficient funds available to meet our current loan origination commitments. Certificates of deposit that are scheduled to mature in less than one year from March 31, 2015 totaled $11.9 million. Management expects that a substantial portion of the maturing certificates of deposit will be renewed. However, if a substantial portion of these deposits is not retained, we may utilize FHLB-Indianapolis advances or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense.

Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with U.S. generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, lines of credit and standby letters of credit.

We also generally sell our conforming, fixed-rate one- to four-family residential real estate loans in transactions with the FHLB-Indianapolis, through its mortgage purchase program, and the Federal Home Loan Mortgage Corporation (FHLMC). In 2014, we sold $1.5 million of these loans. Subject to our ongoing interest rate risk analysis, we generally intend to continue to sell our conforming, fixed-rate one- to four-family residential real estate loans that we originate. Under specific circumstances we may be obligated to repurchase certain loans as required by the sales agreement. Based on our historical experience, our reserve at March 31, 2015 was deemed immaterial.

For information about our loan commitments, unused lines of credit and standby letters of credit, see Note 13 of the Notes to our Consolidated Financial Statements beginning on page F-1 of this prospectus.

We have not engaged in any other off-balance-sheet transactions in the normal course of our lending activities.

Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see Note 15 of the notes to our financial statements beginning on page F-1 of this prospectus.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles in the United States of America which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF NEW BANCORP, INC.

New Bancorp is incorporated in the State of Maryland, and has not engaged in any business to date. Upon completion of the conversion, New Bancorp will own all of the issued and outstanding stock of New Buffalo Savings Bank. We intend to contribute at least 50% of the net proceeds from the stock offering to New Buffalo Savings Bank, plus such additional amounts as may be necessary so that, upon completion of the offering, New Buffalo Savings Bank will have a Tier 1 leverage ratio of at least 10.0%, after payment of costs to withdraw from the defined benefit plan. New Bancorp will retain the remainder of the net proceeds from the stock offering and use a portion of the retained net proceeds to make a loan to the employee stock ownership plan. At a later date, we may use the net proceeds to pay dividends to stockholders and repurchase shares of common stock, subject to our planned growth, capital needs and regulatory limitations. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

After the conversion and the offering are complete, New Bancorp, as the holding company of New Buffalo Savings Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations, which may include the acquisition of banking and financial services companies. See “Regulation and Supervision – Holding Company Regulation” for a discussion of the activities that are permitted for savings and loan holding companies. We currently have no understandings or agreements to acquire other financial institutions although we may determine to do so in the future. We may also borrow funds for reinvestment in New Buffalo Savings Bank.

Following the offering, our cash flow will depend on earnings from the investment of the net proceeds from the offering that we retain, and any dividends we receive from New Buffalo Savings Bank. New Buffalo Savings Bank is subject to regulatory limitations on the amount of dividends that it may pay. See “Regulation and Supervision – Federal Banking Regulation – Capital Distributions.” Initially, New Bancorp will neither own nor lease any property, but will instead pay a fee to New Buffalo Savings Bank for the use of its premises, equipment and furniture. At the present time, we intend to employ only persons who are officers of New Buffalo Savings Bank to serve as officers of New Bancorp. We will, however, use the support staff of New Buffalo Savings Bank from time to time. We will pay a fee to New Buffalo Savings Bank for the time devoted to New Bancorp by employees of New Buffalo Savings Bank; however, these persons will not be separately compensated by New Bancorp. New Bancorp may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF NEW BUFFALO SAVINGS BANK

General

We conduct our business from our main office in New Buffalo, Michigan and our two additional full-service banking offices located in Three Oaks and Sawyer, Michigan, all of which are located in the western portion of Berrien County in southwestern Michigan and are part of an area popularly called “Harbor Country.” Additionally, we conduct business from our loan office in Merrillville, Indiana. New Buffalo is a popular resort town due to its location along the Lake Michigan shoreline and its proximity (approximately 70 miles) from downtown Chicago. Our primary market area includes the western portion of Berrien County, and, to a lesser extent, Cass County, Michigan, both of which are located in southwestern Michigan near the border of Indiana, and LaPorte, Porter and Lake Counties, in northwestern Indiana, which are serviced in large part by our loan office.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential real estate and commercial real estate loans, and, to a much lesser extent, construction and land loans, commercial business loans and consumer loans. At March 31, 2015, $34.2 million, or 48.8% of our total loan portfolio, was comprised of one- to four-family residential real estate loans including home equity lines of credit, and at this date an additional $26.2 million, or 37.4% of our total loan portfolio, was comprised of commercial real estate loans. We offer a variety of deposit accounts, including interest-bearing and non interest-bearing demand accounts, savings and money market accounts and certificates of deposit. We utilize advances from the FHLB-Indianapolis for asset/liability management purposes. On occasion we also utilize funds from a line of credit with another bank. At March 31, 2015, we had $6.9 million in advances outstanding with the FHLB-Indianapolis.

For the quarter ended March 31, 2015 we had net income of $61,000, and for years ended December 31, 2014 and 2013, we experienced net losses of $2.4 million and $685,000, respectively. Our loss in 2014 was due in large part to a $967,000 expense related to the final, non-recurring payouts of benefits to three former officers under their non-qualified retirement agreements, and a $456,000 increase in expense related to the Bank’s participation in a multiple employer defined benefit plan from which we intend to withdraw following consummation of the conversion. See, “Management Discussion and Analysis of Financial Condition and Results of Operation – Comparison of Operating Results for the Years Ended December 31, 2014 and 2013.”

Our current business strategy includes increasing our asset size, diversifying our loan portfolio to increase our non-residential lending, including primarily commercial real estate lending and increasing our non-interest income, as ways to improve our profitability in future periods.

New Buffalo Savings Bank is subject to comprehensive regulation and examination by its primary federal regulator, the Office of the Comptroller of the Currency (“OCC”).

Our executive and administrative office is located at 45 North Whittaker Street, New Buffalo, Michigan 49117, and our telephone number at this address is (269) 469-2222. Our website address is www.newbuffalosavings.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Recent Losses from Operations / Restructuring of Management and Business Operations

Prior to January 2012, the Bank had less stringent underwriting processes and controls in extending credit. As a result of weak economic conditions and lending practices under prior management, which were not adequate to deal with such conditions, we experienced significant losses from operations, an elevated level of problem assets and a decline in capital ratios during the period from 2008 to 2014. During this period, we experienced aggregate losses of $8.5 million.

In order to address these issues, the Board made significant changes to the Bank’s management and operating processes. In January 2012, we hired Richard Sauerman to our executive staff, and in July 2012, Mr. Sauerman was promoted to President and Chief Executive Officer. In addition, in October 2012, we hired a loan collection officer; in December 2012, we hired Karen Gear as Vice President, Retail Business Development Officer (who was later promoted to Senior Vice President, Regional Branch Manager); in August 2013, we hired James Katona as our Vice President, Commercial Banking Officer (who was later promoted to Chief Credit Officer); and in March 2014 we hired Russell Dahl (who was promoted to Chief Financial Officer in July 2014). Overall, the banking experience of the new executive team averages 24 years. Over the same period, seven of our previous officers terminated their affiliation with the Bank.

Management’s initial task was to reduce the Bank’s non-performing assets. This effort has been largely successful as nonperforming assets decreased to $1.6 million or 1.76% of total assets at March 31, 2015. At the same time, new management began an effort to upgrade the Bank’s loan underwriting, credit administration and risk management processes. The twin purposes of these upgrades are to reduce the likelihood of future credit problems and to provide a platform for managed growth. This effort is ongoing.

Finally, in order to set the stage for improved results of operations, management restructured the Bank’s retirement arrangements including paying out benefits to former officers under their nonqualified retirement agreements and committing to eliminate the Bank’s defined-benefit plan subsequent to the completion of the conversion.

Going forward, our business strategy includes becoming a profitable, well-managed community bank. We aim to achieve this through our growth strategy of increasing our commercial real estate, commercial business and home equity lending, especially by increasing our presence in northwestern Indiana through our existing loan office in Merrillville, Indiana and by possibly adding a branch office in northwestern Indiana either through de novo expansion or a branch acquisition. Additionally we will strive to continue to adhere to our conservative underwriting standards of recent years which, we believe have resulted in our improved credit quality. See “ – Business Strategy.

Business Strategy

Our principal objective is to build long-term value for our stockholders by operating a profitable community-oriented financial institution dedicated to meeting the banking needs of our customers by emphasizing personalized and efficient customer service. Highlights of our current business strategy include:

•	Improving our asset quality by continuing to reduce loan delinquencies and classified loans and improving our risk profile through enhancements of our credit risk management systems and credit administration procedures.

•	Prudently and opportunistically growing our assets and liabilities by increasing our presence in the communities we serve in Michigan and expanding further our market area in northwestern Indiana.

•	Increasing our emphasis on commercial real estate lending in our existing market area and expanding our market area in northwestern Indiana, and continuing our emphasis on originating one- to four-family residential real estate loans.

•	Expanding our banking franchise as opportunities arise through de novo branching and/or branch acquisitions, although we do not have any understandings or arrangements to establish or acquire any new branch offices.

•	Continuing to generally sell our conforming, fixed-rate, one- to four-family residential real estate loans that we originate and retaining variable rate and certain fixed-rate loans.

•	Continuing to generate low-cost deposits within our market area.

•	Expanding our menu of deposit product and continuing to improve customer service to meet the demands of current customers and attract new customers in our market area.

•	Implementing a growth strategy to improve our profitability, without compromising our conservative underwriting policies.

Market Area

We conduct our business from our main office in New Buffalo, Michigan and our two additional full-service banking offices located in Three Oaks and Sawyer, Michigan, all of which are located in the western portion of Berrien County in southwestern Michigan and are part of an area popularly called “Harbor Country.” Additionally, we conduct business from our loan office in Merrillville, Indiana. New Buffalo is a popular resort town due to its location along the Lake Michigan shoreline and its proximity (approximately 70 miles) from downtown Chicago. Our primary market area includes the western portion of Berrien County, and, to a lesser extent, Cass County, Michigan, both of which are located in southwestern Michigan near the border of Indiana, and LaPorte, Porter and Lake Counties, in northwestern Indiana, which are serviced in large part by our loan office.

From 2010 through 2014, the population of Berrien County decreased 1.0%, while the population of Michigan increased 0.3% and the population of the United States increased 3.3% during the same time period. From 2015 through 2020, the population of Berrien County is projected to decrease 1.2%, while the population of Michigan is projected to increase 0.2% and the population of the United States is projected to increase 3.9%.

Competition

We face competition within our market area both in making loans and attracting deposits. Our market area has a concentration of financial institutions that include large money center and regional banks, community banks and credit unions. We also face competition from commercial banks, savings institutions, mortgage banking firms, consumer finance companies and credit unions and, with respect to deposits, from money market funds, brokerage firms, mutual funds and insurance companies. As of June 30, 2014, based on the most recent available FDIC data, our market share of deposits represented 3.7% of FDIC-insured deposits in Berrien County, ranking us 7th in market share of deposits. We do not have a significant market share of either deposits or residential lending in any other county in our market area.

Lending Activities

General. Our principal lending activity is originating one- to four-family residential real estate loans and commercial real estate loans and, to a much lesser extent, construction and land loans, commercial business loans and consumer loans. In recent years, we have generally sold our conforming, fixed-rate, one- to four-family residential real estate loans on a servicing-retained basis, while retaining adjustable-rate residential real estate loans, in order to manage the maturity and time to re-price our loan portfolio. We may, at times, retain within our loan portfolio fixed-rate one- to four-family residential real estate loans for asset-liability management purposes, and in 2014 we retained a portion of such loans, approximately $2.1 million of which were subsequently transferred to loans held for sale. In recent years, we have changed our strategy to focus on relationship-based banking, diversifying our loan portfolio and improving and managing our asset quality. Our business strategy does not emphasize the origination of construction and land loans and we expect that this portfolio will continue to decrease as a percentage of our total. Pursuant to our growth plan, we expect to hire additional commercial and residential loan officers and to increase our loan portfolio at a managed pace, and continue to improve our customer service. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Business Strategy” for more information regarding our future plans for lending activities.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio, by type of loan at the dates indicated.

	At March 31,		At December 31,
	2015		2014		2013
	Amount	Percent	Amount	Percent	Amount	Percent
		(Dollars in thousands)

Real estate loans:
One- to four-family residential (1)	$34,186	48.8%	$37,481	50.7%	$27,435	45.2%
Commercial	26,176	37.4	26,633	36.0	23,120	38.1
Construction and land	7,675	11.0	7,854	10.6	8,158	13.4
Commercial business	1,515	2.2	1,625	2.2	1,740	2.9
Consumer	422	0.6	392	0.5	218	0.4

Total loans receivable	69,974	100.0%	73,985	100.0%	60,671	100.0%

Deferred loan costs (fees)	3		2		(16)
Loans in process	(9)		(475)		(2,591)
Allowance for loan losses	(1,147)		(1,147)		(1,273)

Total loans receivable, net	$68,821		$72,365		$56,791

(1)	Includes $3.4 million, $3.4 million and $2.3 million of home equity loans. See Note 4 to the financial statements beginning on page F-8.

Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments of our loan portfolio at December 31, 2014. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in the year ending December 31, 2015. Maturities are based on the final contractual payment date and do not reflect the impact of prepayments and scheduled principal amortization.

	One- to four- family residential	Commercial	Construction and land	Commercial business	Consumer	Total

Due During the Years Ending December 31,
2015	$754	$2,512	$4,329	$632	$23	$8,250
2016	139	2,181	1,328	281	72	4,001
2017	349	1,935	1,614	121	61	4,080
2018 to 2019	945	7,629	258	415	200	9,447
2020 to 2024	3,429	8,282	—	96	36	11,843
2025 to 2029	4,980	4,038	—	—	—	9,018
2030 and beyond	26,885	56	325	80	—	27,346

Total	$37,481	$26,633	$7,854	$1,625	$392	$73,985

The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at December 31, 2014 that are contractually due after December 31, 2015.

	Due After December 31, 2015
	Fixed	Adjustable	Total
	(In thousands)

Real estate loans:
One– to four-family residential	$10,480	$26,247	$36,727
Commercial	17,618	6,503	24,121
Construction and land	2,678	847	3,525
Commercial business	907	86	993
Consumer	369	—	369

Total	$32,052	$33,683	$65,735

Loan Approval Procedures and Authority. Our lending is subject to written, non-discriminatory underwriting standards and origination procedures. Decisions on loan applications are made on the basis of detailed applications submitted by the prospective borrower and property valuations. Our policies require that for all one-to four-family residential real estate loans that we originate, property valuations must be performed by outside independent state-licensed appraisers approved by our board of directors. Our practice is that for commercial real estate loans of $100,000 or less, such property valuations may be supported by either an outside independent appraisal or an evaluation conducted by a board-approved valuation company. The loan applications are designed primarily to determine the borrower’s ability to repay the requested loan, and the more significant items on the application are verified through use of credit reports, financial statements and tax returns. We will also evaluate a guarantor when a guarantee is provided as part of the loan.

Pursuant to applicable law, the aggregate amount of loans that we are permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of New Buffalo Savings Bank’s unimpaired capital and surplus (25% if the amount in excess of 15% is secured by “readily marketable collateral” or 30% for certain residential development loans). At March 31, 2015, our largest credit relationship consisted of two loans which totaled $2.2 million and were secured a residential property and raw land. Our second largest relationship at this date consisted of one loan totaling $2.1 million and was secured by five storefront/warehouse properties in our market area. At March 31, 2015, these loans were performing in accordance with their repayment terms.

Our President and Chief Executive Officer has approval authority of up to $750,000 for residential and commercial real estate loans, and our Chief Credit Officer has authority for these types of loans for up to $250,000. Loans above the amounts authorized to these officers may be approved by these two officers by combining their approval authorities, and amounts that exceed this amount by our Loan Committee, which consists of our President and Chief Executive Officer, a commercial loan officer and at least two of our outside directors, which may approve loans up to our legal lending limit. Loans which exceed a loan officer’s authority may be approved by combining the officer’s loan authority with one additional officer’s loan authority. Amounts in excess of the combined authorities require approval of the Loan Committee. Loan Committee actions are reported at the next board meeting following approval.

Generally, we require title insurance on our one- to four-family residential real estate loans as well as fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan. In addition, we require escrow for property taxes, insurance and flood insurance (where appropriate) on our conventional one- to four-family residential loans. For loans exceeding an 80% loan-to-value ratio, we require private mortgage insurance in amounts intended to reduce our exposure to 80% or less.

One- to Four-Family Residential Real Estate Lending. At March 31, 2015, $34.2 million, or 48.8%, of our total loans, was secured by one- to four-family residential real estate. Due to our market area being comprised in part of communities on the shoreline of Lake Michigan, a significant portion of our one- to four-family residential real estate loans are collateralized by vacation homes. We originate both fixed-rate and adjustable-rate one- to four-family residential real estate loans, and at March 31, 2015, these types of loans were comprised of 25.8% fixed-rate loans, and 74.2% adjustable-rate loans.

We generally limit the loan-to-value ratios of our one- to four-family residential real estate loans to 80% of the purchase price or appraised value, whichever is lower. In addition, we may make one- to four-family residential mortgage loans with loan-to-value ratios between 80% and 95% of the purchase price or appraised value, whichever is less, where the borrower obtains private mortgage insurance.

Our fixed-rate, one- to four-family residential real estate loans are generally underwritten according to Freddie Mac guidelines, typically with terms of 15, 20 or 30 years. We generally originate both fixed- and adjustable-rate one- to four-family residential real estate loans in amounts up to the maximum conforming loan limits as established by the Federal Housing Finance Agency, which as of March 31, 2015 was generally $417,000 for single-family homes in our market area. We generally have sold our conforming fixed-rate, one- to four-family residential real estate loans that we have originated, and in recent years Freddie Mac has been the purchaser of the majority of these loans. In 2014 as an asset-liability management tool, we retained a portion of fixed-rate one- to four-family loans, approximately $2.1 million of which were subsequently transferred to loans held for sale. We also originate loans above the lending limit for conforming loans, which are referred to as “jumbo loans.” Virtually all of our one- to four-family residential real estate loans, including $4.2 million of home equity loans and lines of credit, are secured by properties located in our market area. On a limited basis we have made to our existing customers one- to four-family residential real estate loans out of our market area.

Our adjustable-rate, one- to four-family residential real estate loans generally have fixed rates of interest for initial terms of five and seven years, and adjust annually thereafter at a margin, which in recent years has been 2.75% over the weekly average yield on U.S. treasury securities adjusted to a constant maturity of one year. In recent years our adjustable-rate loans have had a floor of the initial rate of the loan, and the maximum amount by which the interest rate may be increased is generally 2.00% per adjustment period and the lifetime interest rate cap is generally 5.00% over the initial interest rate of the loan. Our adjustable-rate loans carry terms to maturity of up to 30 years.

Although adjustable-rate one- to four-family residential real estate loans may reduce our vulnerability to changes in market interest rates because they periodically reprice, as interest rates increase, the required payments due from the borrower also increase (subject to rate caps), increasing the potential for default by the borrower. At the same time, the ability of the borrower to repay the loan and the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustments of the contractual interest rate are also limited by the maximum periodic and lifetime rate adjustments permitted by our loan documents. Moreover, the interest rates on many of our adjustable-rate loans do not adjust for up to ten years after origination. As a result, the effectiveness of adjustable-rate one- to four-family residential real estate loans in compensating for changes in market interest rates may be limited during periods of rapidly rising interest rates.

We offer home equity lines of credit with terms of up to 20 years which are interest only for up to 5 years and thereafter amortize. Other than these types of loans, we do not offer “interest only” mortgage loans on permanent one- to four-family residential real estate loans (where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan). We also do not offer one- to four-family residential real estate loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We generally do not offer “subprime loans” on one-to four- family residential real estate loans (i.e., loans to borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios), or “Alt-A” (i.e., loans to borrowers with better credit scores who borrow with alternative documentation such as little or no verification of income).

Commercial Real Estate Lending. In addition to one- to four-family residential real estate lending, we have historically also emphasized and continue to emphasize and hope to increase commercial real estate lending. At March 31, 2015, $26.2 million, or 37.4% of our total loan portfolio, was comprised of commercial real estate loans.

Our commercial real estate loans are either fixed- or adjustable-rate based generally on the 5, 7 or 10 year Treasury Index with initial terms that match the index used and amortization terms of not more than 20 years, with a balloon payment at the end of the initial term. The maximum loan-to-value ratio of our commercial real estate loans is generally 75% of the lower of the purchase price or appraised value of the property securing the loan, regardless of whether or not the property is owner-occupied. Our commercial real estate loans are typically secured by retail, industrial, warehouse, service or other commercial properties.

Set forth below is information regarding our commercial real estate loans at March 31, 2015. Pursuant to our growth plan, including our intention to grow our commercial real estate lending in Northwest Indiana, we expect to broaden the types of collateral securing our commercial real estate loans.

Industry Type	Number of Loans	Balance
		(Dollars in thousands)

Bed and breakfast	3	$1,577
Food and beverage	5	1,148
Commercial rental	32	15,169
Full service restaurant	6	1,915
Hotel and motel	6	1,988
Residential rental	11	1,290
Amusement and recreation	1	721
Other miscellaneous	29	2,368

	93	$26,176

At March 31, 2015, the average loan balance of our outstanding commercial real estate loans was $281,000, and the largest of such loans was a $2.2 million loan secured by area residential property and raw land. This loan was performing in accordance with its original repayment terms at March 31, 2015.

We consider a number of factors in originating commercial real estate loans. We evaluate the qualifications and financial condition of the borrower, including project-level and global cash flows, credit history, and management expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, we first consider the financial resources of the borrower, then value of the property, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service). We generally require a debt service ratio of at least 1.25 times.

Commercial real estate loans entail greater credit risks compared to one- to four-family residential real estate loans because they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-

producing properties typically depends on the successful operation of the property, as repayment of the loan generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. Changes in economic conditions that are not in the control of the borrower or lender could affect the value of the collateral for the loan or the future cash flow of the property. Additionally, any decline in real estate values may be more pronounced for commercial real estate than residential properties. There may be additional risk on commercial rentals, where the borrower is not the occupant of the collateral property. If we foreclose on a commercial real estate loan, our holding period for the collateral is typically longer than for one- to four-family residential real estate loans because there are fewer potential purchasers of the collateral. Further, our commercial real estate loans generally have relatively large balances to single borrowers or related groups of borrowers. Accordingly, if any of our judgments regarding the collectability of our commercial real estate loans prove incorrect, the resulting charge-offs may be larger on a per loan basis than those incurred with respect to one- to four-family residential loans.

Construction and Land Lending. At March 31, 2015, we had $7.7 million, 11.0% of our total loan portfolio, in construction and land loans. Of these, $1.8 million were loans for the construction by individuals of their primary residences, $3.0 million were loans where raw land serves as collateral other than for construction and development purposes and $2.9 million were construction and land development loans. At March 31, 2015, our largest construction and land loan was a $1.1 million loan secured by a residential home. This loan was performing in accordance with its original repayment terms at March 31, 2015.

In the future we expect to deemphasize all types of construction and land loans other than with respect to construction loans that become permanent loans to the end user.

Our residential construction loans generally have initial terms of 12 months (subject to extension), during which the borrower pays interest only. Upon completion of construction, these loans convert to conventional amortizing mortgage loans. We do not extend credit if construction has already commenced, except in unique circumstances and upon the approval of the President and Chief Executive Officer or the loan committee and if title insurance is obtained. Our residential construction loans have rates and terms comparable to residential real estate loans that we originate. The maximum loan-to-value ratio of our residential construction loans is generally 80% of the lesser of the appraised value of the completed property or the total cost of the construction project, which may be up to 100% of the cost to build if the land is owned by borrower free and clear, or the total cost of the construction project. Residential construction loans are generally underwritten pursuant to the same guidelines used for originating permanent residential mortgage loans.

Our commercial construction loans generally have terms consistent with the duration of the construction process, with a maximum of 18 months, during which the borrower pays interest only. The borrower must have a commitment for permanent financing at the conclusion of the construction loan, preferably with New Buffalo Savings Bank. Our commercial construction loans have rates and terms comparable to commercial real estate loans that we originate. The maximum loan-to-value of our commercial construction loans is generally 75% of the lesser of the appraised value of the completed property or the confirmed purchase price for the land plus the value of the improvements. Commercial construction loans are generally underwritten pursuant to the same guidelines used for originating permanent commercial real estate loans.

All construction loans require the borrower to engage a licensed contractor and for the contractor to provide a complete construction budget and timeline, plus a statement of planned sub-contractors and estimated payments to each. The borrower must obtain title insurance. Construction advances are approved through the title insurance company and require appropriate lien waivers from the contractor and sub-contractors. For each draw request, an inspection of the construction is required prior to disbursement of loan proceeds.

Raw land loans have terms of not more than two years. The maximum loan-to-value of these loans is 65% of the lesser of the appraised value or the purchase price of the property.

Construction and land lending generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction or loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost is inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project is inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment of the construction loan upon the sale of the property. Construction and land loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated. Land loans pose additional risk because the property generally does not produce income and may be relatively illiquid.

Commercial Business Lending. At March 31, 2015, we had $1.5 million of commercial business loans, representing 2.2% of our total loan portfolio. Because we believe that increasing originations of commercial business loans is essential to our profitability, pursuant to our growth plan, we intend to increase this part of our loan portfolio.

We offer short-term commercial business loans which are lines of credit with terms of up to one year and long-term commercial business loans with terms of up to seven years. Commercial business loans are generally secured by equipment, furniture and fixtures, inventory, accounts receivable or other business assets. We also offer revolving lines of credit to finance short-term working capital needs such as accounts payable and inventory. These lines of credit are in amounts proportionate to the borrower’s working capital position, are generally predicated on an advance formula based on the stated collateral, and typically require an annual full payoff. Our commercial lines of credit are generally priced on a floating rate basis utilizing an index rate such as the Wall Street Journal prime rate, and may be secured or, in very limited circumstances, unsecured. We generally obtain personal guarantees with respect to all commercial business loans and lines of credit.

We are a licensed Small Business Administration (SBA) lender and we have a limited number of SBA loans. We intend to try to increase this type of lending in future years.

We typically originate commercial business loans on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business, the experience and stability of the borrower’s management team, earnings projections and the underlying assumptions, and the value and marketability of any collateral securing the loan. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself and the general economic environment in our market area. Therefore, commercial business loans that we originate have greater credit risk than residential real estate loans or, generally, consumer loans. In addition, commercial business loans often result in larger outstanding balances to single borrowers, or related groups of borrowers, and also generally require substantially greater evaluation and oversight efforts.

We believe that commercial business loans will provide growth opportunities for us, and we expect to increase this business line in the future in order to develop banking relationships with depositors and related mortgage lending customers. The additional capital we receive in connection with the stock offering will modestly increase our maximum lending limits and will allow us to increase the amounts of our loans to one borrower.

Our commercial business loans are originated primarily based on the identified cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Most often, this collateral consists of equipment, inventory or accounts receivable. Credit support provided by the borrower for most of these loans and the probability of repayment is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any. As a result, in the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. The collateral securing other loans may depreciate over time, may be difficult to appraise and may fluctuate in value, and the cash flows of the borrower may fluctuate based on the success of the business.

Consumer Lending. At March 31, 2015, we had $422,000, or 0.6% of our loan portfolio, in consumer loans.

Our consumer loans have either a variable or fixed-rate of interest for a term of up to six years, depending on the type of collateral and the creditworthiness of the borrower. Our consumer loans are primarily secured by automobiles. Consumer loans are generally limited to 100% of the purchase price (excluding sales tax) with respect to new vehicles, and 100% of National Automobile Dealers Association (NADA) retail value or cost, whichever is less, with respect to used vehicles.

Loan Originations, Participations, Purchases and Sales.

We originate real estate and other loans through employee marketing and advertising efforts, our existing customer base, walk-in customers and referrals from customers. All loans that we originate are underwritten pursuant to our policies and procedures.

We generally sell our conforming, fixed-rate, one- to four-family residential real estate loans that we originate on a servicing-retained basis. We originate a limited number of these loans for sale on a servicing-released basis based on the circumstances of the borrower and with specific loan approval. Otherwise we consider the market conditions and our asset and liability management and liquidity demands and interest rate risk analysis on an ongoing basis in making decisions as to whether to hold these loans for investment or to sell such loans considering profitability and risk management. For the three months ended March 31, 2015, we sold $3.8 million of residential real estate loans, and for the years ended December 31, 2014 and 2013, we sold $1.5 million and $10.6 million of residential real estate loans, respectively. At March 31, 2015, we serviced $37.9 million of fixed-rate, residential real estate loans that we originated and sold.

Historically we have not purchased loans and did not purchase any loans during 2013, 2014 or the three months ended March 31, 2015.

Servicing fees, net were $19,000, $45,000 and $43,000, respectively, during the three months ended March 31, 2015 and the years ended December 31, 2014 and December 31, 2013. See “ – Originations, Purchases and Sales of Loans.”

The following table shows our loan origination, purchases, sales and repayment activities for the periods indicated.

	Three Months Ended March 31,	Years Ended December 31,
	2015	2014	2013

Total loans, including loans held for sale, at beginning of period	$74,566	$60,671	$66,966

Loans originated:
Real estate loans:
One- to four-family residential	2,491	16,680	12,082
Commercial	7	8,721	11,682
Construction and land	137	3,805	4,891
Commercial business	—	1,053	2,930
Consumer	167	261	78

Total loans originated	2,802	30,520	31,663

Loans sold:
Real estate loans:
One- to four-family residential	(3,786)	(1,485)	(10,559)
Commercial	—	—	—
Construction and land	—	—	—
Commercial business	—	—	—
Consumer	—	—	—

Total loans sold	(3,786)	(1,485)	(10,559)

Other:
Principal repayments	(1,920)	(15,140)	(27,399)

Net loan activity	(2,904)	13,895	(6,295)

Total loans, including loans held for sale, at end of period	$71,662	$74,566	$60,671

Delinquencies, Classified Assets and Non-Performing Assets

Delinquency Procedures. When a borrower fails to make a required monthly payment on a residential real estate loan, after 30 days the delinquent loan is reported to the board of directors. After 60 days delinquent the loan is transferred to the appropriate collections or risk management personnel. Our policies provide that a late notice be sent when a loan is 15 days past due, and a second late notice be sent when a loan is 30 days past due. In addition, we may call the borrower when the loan is 15 days past due, and we attempt to cooperate with the borrower to determine the reason for nonpayment and to work with the borrower to establish a repayment schedule that will cure the delinquency. Once the loan is considered in default, generally at 60 days past due, a certified letter is generally sent to the borrower explaining that the entire balance of the loan is due and payable, the loan is placed on non-accrual status, and additional efforts are made to contact the borrower. If the borrower does not respond, we generally initiate foreclosure proceedings when the loan is 90 days past due. If the loan is reinstated, foreclosure proceedings will be discontinued and the borrower will be permitted to continue to make payments. In certain instances, we may modify the loan or grant a limited exemption from loan payments to allow the borrower to reorganize his or her financial affairs.

When we foreclose on real estate located in Michigan and have acquired the sheriff’s deed on the property through the foreclosure process, the loan is classified as “in redemption” pursuant to Michigan law for a period of up to one year during which time the borrower is able to redeem the subject property. As a result, during this period, the borrower is permitted to occupy the property, and we are not permitted to dispose of the property, although we classify the property as real estate owned. The real estate is recorded at estimated fair value at the date of acquisition less estimated costs to sell, and any write-down resulting from the acquisition is charged to the allowance for loan losses. Estimated fair value is based on a new appraisal which is obtained as soon as practicable. Subsequent decreases in the value of the property are charged to operations. After acquisition, and potentially during the redemption period, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell. We generally attempt to sell real estate owned as soon as possible after foreclosure. Foreclosure laws vary depending on the state in which the property is located, so our foreclosure process may vary as a result. For example, there is no redemption period in Indiana, so we become the owner of foreclosed property upon acquisition of the sheriff’s deed. The majority of our mortgage loans are secured by property located in Michigan.

Delinquent commercial real estate, construction and land, commercial business, and consumer loans are handled in a similar fashion. Our procedures for repossession and sale of consumer collateral are subject to various requirements under applicable laws, including consumer protection laws. In addition, we may determine that foreclosure and sale of such collateral would not be cost-effective for us.

Troubled Debt Restructurings. We occasionally modify loans to extend the term or make other concessions to help a borrower stay current on his or her loan and to avoid foreclosure. We consider modifications only after analyzing the borrower’s current repayment capacity, evaluating the strength of any guarantors based on documented current financial information, and assessing the current value of any collateral pledged. We generally do not forgive principal or interest on loans, but may do so if it is in our best interest and increases the likelihood that we can collect the remaining principal balance. We may modify the terms of loans to lower interest rates (which may be at below market rates), to provide for fixed interest rates on loans where fixed rates are otherwise not available, to provide for longer amortization schedules, or to provide for interest-only terms. These modifications are made only when there is a reasonable and attainable workout plan that has been agreed to by the borrower and that is in our best interests.

At March 31, 2015, we had 21 loans totaling $3.4 million that were classified as troubled debt restructuring. Of these, five loans totaling $373,000 were included in our non-accrual loans at such date because they were either not performing in accordance with their modified terms or had been performing in accordance with their modified terms for less than six months since the date of restructuring.

Delinquent Loans. The following table sets forth our loan delinquencies, including non-accrual loans, by type and amount at the dates indicated.

	Loans Delinquent For				Total
	30-89 Days		90 Days and Over
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At March 31, 2015
Real estate loans:
One- to four-family residential	6	$592	2	$239	8	$831
Commercial	—	—	—	—	—	—
Construction and land	—	—	1	166	1	166
Commercial business	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total	6	$592	3	$405	9	$997

At December 31, 2014
Real estate loans:
One- to four-family residential	4	$407	3	$565	7	$972
Commercial	—	—	—	—	—	—
Construction and land	—	—	1	166	1	166
Commercial business	—	—	—	—	—	—
Consumer	2	22			2	22

Total	6	$429	4	$731	10	$1,160

At December 31, 2013
Real estate loans:
One- to four-family residential	8	$731	1	$86	9	$817
Commercial	1	17	—	—	1	17
Construction and land	—	—	1	166	1	166
Commercial business	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total	9	$748	2	$252	11	$1,000

Classified Assets. Federal regulations provide that loans and other assets of lesser quality should be classified as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific allowance for loan losses is not warranted. Assets that do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “watch” with respect to residential loans and “special mention” with respect to all other loans. At March 31, 2015, we had $571,000 of loans designated as “special mention” and $546,000 of loans designated as “watch.”

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover losses that were both probable and reasonable to estimate. General allowances represent allowances which have been established to cover accrued losses associated with lending activities that were both probable and reasonable to estimate, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific allowances.

In connection with the filing of our periodic regulatory reports and in accordance with our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification in accordance with applicable regulations. If a problem loan deteriorates in asset quality, the classification is changed to “special mention/watch,” “substandard,” “doubtful” or “loss” depending on the circumstances and the evaluation. Generally, loans 90 days or more past due are placed on nonaccrual status and classified “substandard.”

The following table sets forth our amounts of classified assets as of the dates indicated. Amounts shown at March 31, 2015 and December 31, 2014 and 2013 include approximately $966,000, $1.2 million and $1.4 million of nonperforming loans, respectively. The related specific valuation allowance in the allowance for loan losses for such nonperforming loans was $26,000, $26,000, and $34,000 at March 31, 2015 and December 31, 2014 and 2013, respectively.

	At March 31, 2015	At December 31,
		2014	2013
	(In thousands)
Classified assets:
Substandard loans (1)	$2,765	$2,438	$3,108
Doubtful loans	—	731	—
Loss loans	—	—	—
Real estate owned and other repossessed assets	606	248	1,192

Total classified assets	$3,371	$3,417	$4,300

(1)	Includes non-accruing loans that are more than 90 days past due.

Non-Performing Assets. We generally cease accruing interest on our loans when contractual payments of principal or interest have become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed. Interest received on nonaccrual loans is applied against principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt. Troubled debt restructurings are loans that have renegotiated loan terms to assist borrowers who are unable to meet the original terms of their loans, with modifications to loan terms including a lower interest rate, a reduction in principal, or a longer term to maturity. Troubled debt restructurings are restored to accrual status when the obligation is brought current, has performed in accordance with the revised contractual terms for six months and the ultimate collectability of the total contractual principal and interest is deemed probable.

The following table sets forth information regarding our non-performing assets and troubled debt restructurings at the dates indicated. The information reflects net charge-offs but not specific allowances for loan losses. Troubled debt restructurings are loans where the borrower is experiencing financial difficulty and for which either a portion of interest or principal has been forgiven or an extension of term granted, or the terms of which have been modified to reflect interest rates materially less than current market rates.

	At March 31,	At December 31,
	2015	2014	2013
	(Dollars in thousands)

Non-accrual loans:
Real estate loans:
One- to four-family residential	$790	$1,033	$1,196
Commercial	10	11	84
Construction and land	166	166	166
Commercial business	—	—	—
Consumer	—	—	—

Total	966	1,210	1,446

Accruing loans 90 days or more past due:
Real estate loans:
One- to four-family residential	—	—	—
Commercial	—	—	—
Construction and land	—	—	—
Commercial business	—	—	—
Consumer	—	—	—

Total loans 90 days or more past due	—	—	—

Total non-performing loans	966	1,210	1,446

Real estate owned	606	248	1,192
Other non-performing assets	—	—	—

Total non-performing assets	$1,572	$1,458	$2,638

Troubled debt restructurings:
Real estate loans:
One- to four-family residential	$1,519	$1,601	$1,759
Commercial	244	203	207
Construction and land	1,674	1,690	1,423
Commercial business	—	—	—
Consumer	—	—	—

Total (1)	$3,437	$3,494	$3,389

Ratios:
Total non-performing loans to total loans	1.38%	1.65%	2.49%
Total non-performing loans to total assets	1.08%	1.33%	1.53%
Total non-performing assets to total assets	1.76%	1.61%	2.79%
Total non-performing loans and TDRs to total loans	5.76%	5.79%	7.48%
Total non-performing loans and TDRs to total assets	4.52%	4.69%	4.60%
Total non-performing assets and TDRs to total assets	5.20%	4.96%	5.86%

(1)	Includes non-accrual loans.

For the year ended December 31, 2014, gross interest income that would have been recorded had our non-accruing loans been current in accordance with their original terms was $29,000. Interest income recognized on such loans for the year ended December 31, 2014 was $0.

Other Loans of Concern. At March 31, 2015 there were $1.5 million of other loans that are not already disclosed in the non-performing assets and troubled debt restructurings table on page 79 where there is information about possible credit problems of borrowers that caused management to have serious doubts about the ability of the borrowers to comply with present loan repayment terms and that may result in disclosure of such loans in the future.

Allowance for Loan Losses

Analysis and Determination of the Allowance for Loan Losses. Our allowance for loan losses is the amount considered necessary to reflect probable incurred losses in our loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of two key elements: (1) specific allowances for identified impaired loans; and (2) a general valuation allowance on the remainder of the loan portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

We identify loans that may need to be charged off as a loss by reviewing all delinquent loans, classified loans, and other loans about which management may have concerns about collectability. For individually reviewed loans, the borrower’s inability to make payments under the terms of the loan as well as the shortfall in collateral value could result in our charging off the loan or the portion of the loan that was impaired.

Among other factors, we consider current general economic conditions, including current housing price depreciation, in determining the appropriateness of the allowance for loan losses for our residential real estate portfolio. We use evidence obtained from our own loan portfolio as well as published housing data on our local markets from third party sources we believe to be reliable as a basis for assumptions about the impact of housing depreciation.

Substantially all of our loans are secured by collateral. Loans 90 days past due and other classified loans are evaluated for impairment and general or specific allowances are established. Typically for a nonperforming real estate loan in the process of collection, the value of the underlying collateral is estimated using either the original independent appraisal if it is less than 18 months old, adjusted for current economic conditions and other factors, or a new independent appraisal, and related general or specific allowances for loan losses are adjusted on a quarterly basis. If a nonperforming real estate loan is in the process of foreclosure and/or there are serious doubts about further collectability of principal or interest, and there is uncertainty about the value of the underlying collateral, we will order a new independent appraisal if it has not already been obtained. Any shortfall would result in immediately charging off the portion of the loan that was impaired.

Specific Allowances for Identified Problem Loans. We establish a specific allowance when loans are determined to be impaired. Loss is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral less estimated selling expenses. Factors in identifying a specific problem loan include: (1) the strength of the customer’s personal or business cash flows; (2) the availability of other sources of repayment; (3) the amount due or past due; (4) the type and value of collateral; (5) the strength of our collateral position; (6) the estimated cost to sell the collateral; and (7) the borrower’s effort to cure the delinquency. In addition, for loans secured by real estate, we consider the extent of any past due and unpaid property taxes applicable to the property serving as collateral on the mortgage.

General Valuation Allowance on the Remainder of the Loan Portfolio. We establish a general allowance for loans that are not classified as impaired to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, has not been allocated to particular problem assets. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages based on our historical loss experience, delinquency trends and management’s evaluation of the collectability of the loan portfolio. The allowance may be adjusted for significant factors that, in management’s judgment, affect the collectability of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary market area, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results. The applied loss factors are re-evaluated quarterly to ensure their relevance in the current real estate environment.

The following table sets forth activity in our allowance for loan losses for the periods indicated.

	At or for the Three Months Ended March 31,		At or For the Years Ended December 31,
	2015	2014	2014	2013
	(Dollars in thousands)

Balance at beginning of period	$1,147	$1,273	$1,273	$2,292

Charge-offs:
Real estate loans:
One- to four-family residential	—	—	(26)	(485)
Commercial	—	—	—	(502)
Construction and land	—	—	—	(312)
Commercial business	—	—	—	—
Consumer	—	—	—	—

Total charge-offs	—	—	(26)	(1,299)

Net charge-offs	—	—	(26)	(1,299)

Provision (credit) for loan losses	—	—	(100)	280

Balance at end of period	$1,147	$1,273	$1,147	$1,273

Ratios:
Net charge-offs to average loans outstanding	—%	—%	0.04%	2.14%
Allowance for loan losses to non-performing loans at end of period	118.74%	87.61%	94.79%	88.04%
Allowance for loan losses to total loans at end of period	1.64%	2.18%	1.56%	2.19%

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At March 31,			At December 31,
	2015			2014			2013
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans
	(Dollars in thousands)

Real estate loans:
One- to four-family residential	$564	49.2%	48.8%	$575	50.1%	50.7%	$596	46.8%	45.2%
Commercial	432	37.7	37.4	418	36.5	36.0	513	40.3	38.1
Construction and land	123	10.7	11.0	126	11.0	10.6	127	10.0	13.4
Commercial business	22	1.9	2.2	23	2.0	2.2	34	2.7	2.9
Consumer	6	0.5	0.6	5	0.4	0.5	3	0.2	0.4

Total allocated allowance	1,147	100.0	100.0	1,147	100.0	100.0	1,273	100.0	100.0
Unallocated allowance	—	—	—	—	—	—	—	—	—

Total allowance for loan losses	$1,147	100.0%	100.0%	$1,147	100.0%	100.0%	$1,273	100.0%	100.0%

At March 31, 2015, our allowance for loan losses represented 1.64% of total loans and 118.74% of non-performing loans, at December 31, 2014, our allowance for loan losses represented 1.56% of total loans and 94.79% of non-performing loans, and at December 31, 2013, our allowance for loan losses represented 2.19% of total loans and 88.04% of non-performing loans. There were $0, $26,000, and $1.3 million in net loan charge-offs during the three months ended March 31, 2015 and the years ended December 31, 2014 and December 31, 2013, respectively.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Because future events affecting borrowers and collateral cannot be predicted with certainty, the existing allowance for loan losses may not be adequate and management may determine that increases in the allowance are necessary if the quality of any portion of our loan portfolio deteriorates as a result. Furthermore, as an integral part of its examination process, the OCC will periodically review our allowance for loan losses. The OCC may require that we increase our allowance based on its judgments of information available to it at the time of its examination. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Investment Activities

General. Our investment policy is established by the board of directors. The objectives of the policy are to: (i) ensure adequate liquidity for loan demand and deposit fluctuations, and to allow us to alter our liquidity position to meet both day-to-day and long-term changes in assets and liabilities; (ii) manage interest rate risk in accordance with our interest rate risk policy; (iii) provide collateral for pledging requirements; (iv) maximize return on our investments; and (v) maintain a balance of high quality diversified investments to minimize risk.

Our investment committee, consisting of our President and Chief Executive Officer, our Chief Financial Officer and a board member, is responsible for implementing our investment policy, including approval of investment strategies and monitoring investment performance. The board of directors regularly reviews our investment strategies and the market value of our investment portfolio. Historically we have invested in interest-earning certificates of deposit and bank owned life insurance, while investment in securities has not been part of our core investment strategy. Subject to ongoing asset/liability management and possible short-term investment at the consummation of the offering to deploy the proceeds, we do not expect to emphasize long-term investment in securities in the future.

We account for investment and mortgage-backed securities in accordance with Accounting Standards Codification Topic 320, “Investments - Debt and Equity Securities.” Accounting Standards Codification 320 requires that investments be categorized as held-to maturity, trading, or available for sale. Our decision to classify certain of our securities as available-for-sale is based on our need to meet daily liquidity needs and to take advantage of profits that may occur from time to time.

Federally chartered savings institutions have authority to invest in various types of assets, including government-sponsored enterprise obligations, securities of various federal agencies, residential mortgage-backed securities, certain certificates of deposit of insured financial institutions, overnight and short-term loans to other banks, corporate debt instruments, debt instruments of municipalities and Fannie Mae and Freddie Mac equity securities. At March 31, 2015 and December 31, 2014, other than stock in the FHLB-Indianapolis, we held no investment securities in our portfolio.

Federal Home Loan Bank Stock. We hold common stock of the Federal Home Loan Bank of Indianapolis in connection with our borrowing activities totaling $678,000 at March 31, 2015. The Federal Home Loan Bank common stock is carried at cost and classified as restricted equity securities. We may be required to purchase additional Federal Home Loan Bank stock if we increase borrowings in the future.

The following table sets forth the composition of our investments at the dates indicated, excluding stock of the Federal Home Loan Bank of Indianapolis. At the dates indicated, all of our investment securities were held as available for sale.

	At March 31,		At December 31,
	2015		2014		2013
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)

Mortgage-backed securities	$—	$—	$—	$—	$440	$413
State and political subdivisions	—	—	—	—	300	295

Collateralized mortgage obligations
Total securities available for sale	$—	$—	$—	$—	$740	$708

As indicated in the above table, we held no securities at December 31, 2014; and accordingly, there is no corresponding table setting forth maturities and yields at such date.

Sources of Funds

General. Deposits, scheduled amortization and prepayments of loan principal, maturities and calls of securities and funds provided by operations are our primary sources of funds for use in lending, investing and for other general purposes. We also use borrowings, primarily FHLB- Indianapolis advances, to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds.

Deposits. We offer deposit products having a range of interest rates and terms. We currently offer non-interest-bearing and interest-bearing demand accounts, savings accounts, money market accounts and certificates of deposit. Pursuant to our growth plan, we are seeking to increase our core retail customer deposits and commercial deposits.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. Our deposits are primarily obtained from areas surrounding our office. In order to attract and retain deposits we rely on paying competitive interest rates and providing quality service. Based on experience, we believe that our deposits are relatively stable. However, the ability to attract and maintain deposits and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions. At March 31, 2015, $31.7 million, or 44.5% of our total deposit accounts, were certificates of deposit, of which $11.9 million had maturities of one year or less.

The following tables set forth the distribution of our average deposit accounts, by account type, for the periods indicated.

	For the Three Months Ended March 31, 2015			For the Years Ended December 31,
				2014			2013
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Non-interest-bearing demand	$4,314	6.3%	—%	$4,809	6.8%	—%	$4,939	6.5%	—%
Interest-bearing demand	15,158	22.3	0.08	16,221	22.9	0.07	16,441	21.6	0.07
Savings	7,586	11.2	0.05	7,758	10.9	0.04	7,362	9.7	0.04
Money market	13,225	19.5	0.12	13,446	19.0	0.14	14,347	18.8	0.14
Certificates of deposit	27,683	40.7	1.79	28,651	40.4	1.82	33,096	43.4	1.95

Total deposits	$67,966	100.0%	0.78%	$70,885	100.0%	0.78%	$76,185	100.0%	0.89%

As of March 31, 2015, the aggregate amount of our outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $19.8 million. The following table sets forth the maturity of those certificates as of March 31, 2015.

At March 31, 2015
(In thousands)

Three months or less	$2,657
Over three months through six months	1,159
Over six months through one year	1,902
Over one year to three years	7,970
Over three years	6,109

Total	$19,797

The following table sets forth all our certificates of deposit classified by interest rate as of the dates indicated.

	At March 31,	At December 31,
	2015	2014	2013
	(In thousands)

Interest Rate:

Less than 1%	$13,942	$13,614	$14,784
1.00% - 1.99%	6,418	2,362	4,961
2.00% - 2.99%	3,401	2,029	2,359
3.00% - 3.99%	3,097	3,525	3,953
4.00% - 4.99%	3,707	3,872	4,148
5.00% - 5.99%	1,140	1,235	1,648

Total	$31,705	$26,637	$31,853

The following table sets forth the amount and maturities of all our certificates of deposit by interest rate at March 31, 2015.

	At March 31, 2015
	Period to Maturity
	Less Than or Equal to One Year	Over One Year to Two Years	Over Two Years to Three Years	Over Three Years	Total	Percentage of Total Certificate Accounts
	(Dollars in thousands)

Interest Rate:

Less than or equal to 1.00%	$9,019	$4,308	$574	$41	$13,942	44.0%
2.00% - 1.99%	1,072	324	1,782	3,240	6,418	20.2
2.00% - 2.99%	486	30	362	2,523	3,401	10.7
3.00% - 3.99%	205	489	1,169	1,234	3,097	9.8
4.00% - 4.99%	195	2,374	494	644	3,707	11.7
5.00% - 5.99%	940	200	—	—	1,140	3.6

Total	$11,917	$7,725	$4,381	$7,682	$31,705	100.00%

Borrowings. We may obtain advances from the FHLB- Indianapolis upon the security of our capital stock in the Federal Home Loan Bank of Indianapolis and certain of our mortgage loans, We utilize these advances for asset/liability management purposes and for additional funding for our operations. Such advances may be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. To the extent such borrowings have different terms to reprice than our deposits, they can change our interest rate risk profile. At March 31, 2015, we had $6.9 million in outstanding advances from the FHLB-Indianapolis. At March 31, 2015, based on available collateral and our ownership of FHLB stock, and based upon our internal policy, we had access to additional Federal Home Loan Bank advances of up to $9.1 million.

The following table sets forth information concerning balances and interest rates on our FHLB-Indianapolis advances at the dates and for the periods indicated. We did not have any borrowings other than FHLB-Indianapolis advances at the dates or during the periods indicated.

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2015	2014	2014	2013
	(Dollars in thousands)

Balance at end of period	$6,927	$1,000	$9,427	$1,000
Average balance during period	$8,552	$1,000	$1,286	$1,917
Maximum outstanding at any month end	$9,927	$1,000	$9,427	$2,000
Weighted average interest rate at end of period	1.88%	2.80%	1.58%	2.80%
Average interest rate during period	1.64%	2.80%	2.88%	2.35%

Properties

At March 31, 2015, the net book value of our properties was $1.8 million. We believe that our current facilities are adequate to meet our present and foreseeable needs, other than modest and customary repair and replacement needs.

The following table sets forth information regarding our office properties as of March 31, 2015.

Location	Leased or Owned	Year Acquired or Leased	Net Book Value of Real Property
			(In thousands)

Main Office: (including land)
45 North Whittaker Street New Buffalo, Michigan 49117	Owned	1951	$829

Full Service Branches: (including land)

Three Oaks Branch 6701 West US 12 Three Oaks, Michigan 49128	Owned	1996	200

Sawyer Branch 8485 Sawyer Road Sawyer, Michigan 49125	Owned	2006	784

Loan Production Office
Hobart Loan Production Office 8000 Utah Merrillville, Indiana 46410	Leased	2013	—

Subsidiary Activities

Upon completion of the Conversion, New Buffalo Savings Bank will become the wholly owned subsidiary of New Bancorp. New Buffalo Savings Bank has one subsidiary, NB Service Corporation, a Michigan corporation established to own approximately 8.0% of ML Partners, LLC, a multi-bank owned title insurance company.

Legal Proceedings

We are not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. At March 31, 2015, we were not involved in any legal proceedings the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation Agreements

New Buffalo Savings Bank will enter into an agreement with New Bancorp to provide it with certain administrative support services, whereby New Buffalo Savings Bank will be compensated at not less than the fair market value of the services provided. In addition, New Buffalo Savings Bank and New Bancorp will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Employees

As of March 31, 2015 we had 28 full-time equivalent employees. Our employees are not represented by any collective bargaining group. Management believes that we have a good working relationship with our employees.

REGULATION AND SUPERVISION

General

As a federal savings bank, New Buffalo Savings Bank is subject to examination and regulation by the OCC, and is also subject to examination by the FDIC. The federal system of regulation and supervision establishes a comprehensive framework of activities in which New Buffalo Savings Bank may engage and is intended primarily for the protection of depositors and the FDIC’s Deposit Insurance Fund, and not for the protection of security holders. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. New Buffalo Savings Bank also is regulated to a lesser extent by the Federal Reserve Board, which governs the reserves to be maintained against deposits and other matters. New Buffalo Savings Bank must comply with consumer protection regulations issued by the Consumer Financial Protection Bureau. New Buffalo Savings Bank also is a member of and owns stock in the Federal Home Loan Bank of Indianapolis, which is one of the twelve regional banks in the Federal Home Loan Bank System. The OCC examines New Buffalo Savings Bank and prepares reports for the consideration of its Board of Directors on any operating deficiencies. New Buffalo Savings Bank’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a much lesser extent, state law, especially in matters concerning the ownership of deposit accounts, the form and content of New Buffalo Savings Bank’s loan documents and certain consumer protection matters.

As a savings and loan holding company, New Bancorp will be subject to examination and supervision by, and be required to file certain reports with, the Federal Reserve Board. New Bancorp will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Set forth below are certain material regulatory requirements that are applicable to New Buffalo Savings Bank and New Bancorp. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on New Buffalo Savings Bank and New Bancorp. Any change in these laws or regulations, whether by Congress or the applicable regulatory agencies, could have a material adverse impact on New Bancorp, New Buffalo Savings Bank and their operations.

Dodd-Frank Act

The Dodd-Frank Act made significant changes to the regulatory structure for depository institutions and their holding companies. However, the Dodd-Frank Act’s changes go well beyond that and affect the lending, investments and other operations of all depository institutions. The Dodd-Frank Act required the Federal Reserve Board to set minimum capital levels for both bank holding companies and savings and loan holding companies that are as stringent as those required for the insured depository subsidiaries, and the components of Tier 1 capital for holding companies were restricted to capital instruments that were then currently considered to be Tier 1 capital for insured depository institutions. The legislation also established a floor for capital of insured depository institutions that cannot be lower than the standards in effect upon passage, and directed the federal banking regulators to implement new leverage and capital requirements that take into account off-balance sheet activities and other risks, including risks relating to securitized products and derivatives.

The Dodd-Frank Act created a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as New Buffalo Savings Bank, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Banks and savings institutions with $10 billion or less in assets are still examined for compliance by their applicable bank regulators. The new legislation also weakened the federal preemption available for national banks and federal savings associations, and gave state attorneys general the ability to enforce applicable federal consumer protection laws.

The Dodd-Frank Act broadened the base for FDIC insurance assessments. Assessments are now based on the average consolidated total assets less tangible equity capital of a financial institution, rather than on total deposits. The legislation also permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008, and noninterest-bearing transaction accounts had unlimited deposit insurance through December 31, 2012. The Dodd-Frank Act increased stockholder influence over boards of directors by requiring companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments. The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not. Further, the legislation requires that originators of securitized loans retain a percentage of the risk for transferred loans, directs the Federal Reserve Board to regulate pricing of certain debit card interchange fees and contains a number of reforms related to mortgage origination.

Many provisions of the Dodd-Frank Act involve delayed effective dates and/or require implementing regulations or have not been issued in final form. Their impact on our operations cannot yet fully be assessed. However, there is a significant possibility that the Dodd-Frank Act will result in an increased regulatory burden and compliance, operating and interest expense for New Buffalo Savings Bank and New Bancorp.

Federal Banking Regulation

Business Activities. A federal savings association derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and applicable federal regulations. Under these laws and regulations, New Buffalo Savings Bank may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits. The Dodd-Frank Act authorized, for the first time, the payment of interest on commercial checking accounts. New Buffalo Savings Bank may also establish subsidiaries that may engage in certain activities not otherwise permissible for New Buffalo Savings Bank, including real estate investment and securities and insurance brokerage.

Capital Requirements. Federal regulations require savings associations to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio of 4.5%, a Tier 1 capital to risk-based assets ratio of 6.0%, a total capital to risk-based assets of 8%, and a 4% Tier 1 capital to total assets leverage ratio. The existing capital requirements were effective January 1, 2015 and are the result of regulations implementing recommendations of the Basel Committee on Banking Supervision and certain requirements of the Dodd-Frank Act.

As noted, the risk-based capital standards for savings associations require the maintenance of common equity Tier 1 capital, Tier 1 capital and total capital to risk-weighted assets of at least 4.5%, 6% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor assigned by the regulations based on the risks believed inherent in the type of asset. Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital. Additional Tier 1 capital includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated other comprehensive income, up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations. In assessing an institution’s capital adequacy, the OCC takes into consideration, not only these numeric factors, but qualitative factors as well, and has the authority to establish higher capital requirements for individual associations where necessary.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted asset above the amount necessary to meet its minimum risk-based capital requirements. The capital conservation buffer requirement is being phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and increasing each year until fully implemented at 2.5% on January 1, 2019.

At March 31, 2015, New Buffalo Savings Bank’s capital exceeded all applicable requirements. See “Historical and Pro Forma Regulatory Capital Compliance.”

Loans-to-One Borrower. Generally, a federal savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of March 31, 2015, New Buffalo Savings Bank was in compliance with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings association, New Buffalo Savings Bank must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, New Buffalo Savings Bank must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings association, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association’s business.

Alternatively, New Buffalo Savings Bank may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code of 1986, as amended.

A federal savings association that fails the qualified thrift lender test must operate under specified restrictions set forth in the Home Owners’ Loan Act. The Dodd-Frank Act made noncompliance with the QTL test subject to enforcement action for a violation of law. At March 31, 2015, New Buffalo Savings Bank maintained 80.3% of its portfolio assets in qualified thrift investments and, therefore, satisfied the QTL test. New Buffalo Savings Bank has satisfied the QTL test in each of the last 12 months.

Capital Distributions. Federal regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the savings association’s capital account. A federal savings association must file an application for approval of a capital distribution if:

•	the total capital distributions for the applicable calendar year exceed the sum of the savings association’s net income for that year to date plus the savings association’s retained net income for the preceding two years;

•	the savings association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or regulatory condition; or

•	the savings association is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings association that is a subsidiary of a savings and loan holding company, such as New Buffalo Savings Bank, must still file a notice with the Federal Reserve Board at least 30 days before the board of directors declares a dividend or approves a capital distribution.

A notice or application related to a capital distribution may be disapproved if:

•	the federal savings association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution may not make any capital distribution if, after making such distribution, the institution would fail to meet any applicable regulatory capital requirement. A federal savings association also may not make a capital distribution that would reduce its regulatory capital below the amount required for the liquidation account established in connection with its conversion to stock form. In addition, beginning in 2016, New Buffalo Savings Bank’s ability to pay dividends will be limited if New Buffalo Savings Bank does not have the capital conservation buffer required by the new capital rules, which may limit the ability of New Bancorp to pay dividends to its stockholders. See “ – New Capital Rule.”

Community Reinvestment Act and Fair Lending Laws. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a federal savings association, the OCC is required to assess the federal savings association’s record of compliance with the Community Reinvestment Act. A savings association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the OCC, as well as other federal regulatory agencies and the Department of Justice.

The Community Reinvestment Act requires all institutions insured by the FDIC to publicly disclose their rating. New Buffalo Savings Bank received an “outstanding” Community Reinvestment Act rating in its most recent federal examination.

Transactions with Related Parties. A federal savings association’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulation. An affiliate is generally a company that controls, or is under common control with an insured depository institution such as New Buffalo Savings Bank. New Bancorp will be an affiliate of New Buffalo Savings Bank because of its control of New Buffalo Savings Bank. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. In addition, federal regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates. Federal regulations require savings associations to maintain detailed records of all transactions with affiliates.

New Buffalo Savings Bank’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

•	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of New Buffalo Savings Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved by New Buffalo Savings Bank’s loan committee or board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The OCC has primary enforcement responsibility over federal savings associations and has authority to bring enforcement action against all “institution-affiliated parties,”

including directors, officers, stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings association. Formal enforcement action by the OCC may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The FDIC also has the authority to terminate deposit insurance or recommend to the OCC that enforcement action be taken with respect to a particular savings association. If such action is not taken, the FDIC has authority to take the action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Prompt Corrective Action Regulations. Federal law requires, among other things, that federal bank regulatory authorities take “prompt corrective action” with respect to insured institutions that do not meet minimum capital requirements. For these purposes, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

The OCC has adopted regulations to implement the prompt corrective action legislation. The regulations were amended to incorporate the previously mentioned increased regulatory capital standards that were effective January 1, 2015. An institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater and a common equity Tier 1 ratio of 6.5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0% or a common equity Tier 1 ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.

At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, restrictions on interest rates paid on deposits, restrictions or prohibitions on payment of dividends, and restrictions on the acceptance of brokered deposits. Furthermore, if an insured depository institution is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the appropriate federal banking agency, and the holding company must guarantee the performance of that plan. Based upon its capital levels, a bank that is classified as well-capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment. An undercapitalized bank’s compliance with a capital restoration plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5.0% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional restrictions, including but not limited to an order by the OCC to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, cease receipt of deposits from correspondent banks or dismiss directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

At March 31, 2015, New Buffalo Savings Bank met the criteria for being considered “well capitalized.”

Insurance of Deposit Accounts. The Deposit Insurance Fund of the FDIC insures deposits at FDIC-insured financial institutions such as New Buffalo Savings Bank. Deposit accounts in New Buffalo Savings Bank are insured by the FDIC generally up to a maximum of $250,000 per separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts. The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund.

Under the FDIC’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other risk factors. Rates are based on each institution’s risk category and certain specified risk adjustments. Stronger institutions pay lower rates while riskier institutions pay higher rates.

In February 2011, the FDIC published a final rule under the Dodd-Frank Act to reform the deposit insurance assessment system. The rule redefined the assessment base used for calculating deposit insurance assessments effective April 1, 2011. Under the new rule, assessments are based on an institution’s average consolidated total assets minus average tangible equity instead of total deposits. The proposed rule revised the assessment rate schedule to establish assessments ranging from 2.5 to 45 basis points.

In addition to the FDIC assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the FDIC, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended March 31, 2015, the annualized FICO assessment was equal to 0.64 basis points of total assets less tangible capital.

The FDIC has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of New Buffalo Savings Bank. Management cannot predict what assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not currently know of any practice, condition or violation that may lead to termination of our deposit insurance.

Prohibitions Against Tying Arrangements. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Home Loan Bank System. New Buffalo Savings Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank of Indianapolis, New Buffalo Savings Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of March 31, 2015, New Buffalo Savings Bank was in compliance with this requirement. While New Buffalo Savings Bank’s ability to borrow from the Federal Home Loan Bank of Indianapolis provides an additional source of liquidity, New Buffalo Savings Bank has historically not used advances from the Federal Home Loan Bank to fund its operations.

Other Regulations

Interest and other charges collected or contracted for by New Buffalo Savings Bank are subject to state usury laws and federal laws concerning interest rates. New Buffalo Savings Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Real Estate Settlement Procedures Act, requiring that borrowers for mortgage loans for residential real estate receive various disclosures, including good faith estimates of settlement costs, lender servicing and escrow account practices, and prohibiting certain practices that increase the cost of settlement services;

•	Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

In addition, the Consumer Financial Protection Bureau issues regulations and standards under these federal consumer protection laws that affect our consumer businesses. These include regulations setting “ability to repay” and “qualified mortgage” standards for residential mortgage loans and mortgage loan servicing and originator compensation standards. New Buffalo Savings Bank is evaluating recent regulations and proposals, and devotes significant compliance, legal and operational resources to compliance with consumer protection regulations and standards.

The operations of New Buffalo Savings Bank also are subject to the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•	The USA PATRIOT Act, which requires savings associations to, among other things, establish broadened anti-money laundering compliance programs, and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements that also apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•	The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General. Upon completion of the conversion, New Bancorp will become a savings and loan holding company within the meaning of HOLA. As such, New Bancorp will be registered with the Federal Reserve Board and be subject to regulations, examinations, supervision and reporting requirements applicable to savings and loan holding companies. In addition, the Federal Reserve Board has enforcement authority over New Bancorp and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution.

Permissible Activities. Under present law, the business activities of New Bancorp are generally limited to those activities permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act of 1956, as amended, provided certain conditions are met, or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance as well as activities that are incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to regulatory approval, and certain additional activities authorized by federal regulations.

Federal law prohibits a savings and loan holding company, including New Bancorp, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior regulatory approval. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary company engaged in activities that are not closely related to banking or financial in nature, or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

The Federal Reserve Board is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:

•	the approval of interstate supervisory acquisitions by savings and loan holding companies; and

•	the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition.

The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Capital. Savings and loan holding companies historically have not been subject to consolidated regulatory capital requirements. The Dodd-Frank Act, however, requires the Federal Reserve Board to establish for all depository institution holding companies minimum consolidated capital requirements that are as stringent as those required for the insured depository subsidiaries. Under regulations recently enacted by the Federal Reserve Board, New Bancorp will be subject to regulatory capital requirements that generally are the same as the new capital requirements for New Buffalo Savings Bank. These new capital requirements include provisions that might limit the ability of New Bancorp to pay dividends to its stockholders or repurchase its shares. See “—Federal Banking Regulation—New Capital Rule.” New Bancorp has conducted a pro forma analysis of the application of these new capital requirements as of March 31, 2015, assuming the conversion and stock offering are completed, and has determined that it will meet all of these new requirements, including the full 2.5% capital conservation buffer, and will remain well-capitalized, if these new requirements had been in effect on that date.

Source of Strength. The Dodd-Frank Act extended the “source of strength” doctrine to savings and loan holding companies. The Federal Reserve Board has issued regulations requiring that all savings and loan holding companies serve as a source of managerial and financial strength to their subsidiary savings associations by providing capital, liquidity and other support in times of financial stress.

Dividends. The Federal Reserve Board has issued a policy statement regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies and savings and loan holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate or earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a savings and loan holding company to pay dividends may be restricted if a subsidiary savings association becomes undercapitalized. The policy statement also states that a savings and loan holding company should inform the Federal Reserve Board supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the savings and loan holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, as of the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of New Bancorp to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

Acquisition. Under the Federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire direct or indirect “control” of a savings and loan holding company. Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of the company’s outstanding voting stock, unless the Federal Reserve Board has found that the acquisition will not result in control of the company. A change in control definitively occurs upon the acquisition of 25% or more of the company’s outstanding voting stock. Under the Change in Bank Control Act, the Federal Reserve Board generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition.

Federal Securities Laws

New Bancorp’s common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. New Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock to be issued in the stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not our affiliates may be resold without registration. Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If we meet the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of ours that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act (the “JOBS Act”), which was enacted in April 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.0 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” New Bancorp qualifies as an emerging growth company under the JOBS Act.

An “emerging growth company” may choose not to hold stockholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation; however, New Bancorp will also not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as it remains a “smaller reporting company” under Securities and Exchange Commission regulations (generally less than $75 million of voting and non-voting equity held by non-affiliates). Finally, an emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. New Bancorp has elected to comply with new or amended accounting pronouncements in the same manner as a private company.

A company loses emerging growth company status on the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.0 billion or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933; (iii) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which such company is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Financial Officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the Board of Directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting. We will be subject to further reporting and audit requirements beginning with the year ending December 31, 2016 under the requirements of the Sarbanes-Oxley Act. We will prepare policies, procedures and systems designed to ensure compliance with these regulations.

TAXATION

Federal Taxation

General. New Bancorp and New Buffalo Savings Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to New Bancorp and New Buffalo Savings Bank.

Method of Accounting. For federal income tax purposes, New Buffalo Savings Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31st for filing its federal income tax returns. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, less an exemption amount, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent tax computed this way exceeds tax computed by applying the regular tax rates to regular taxable income. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. At December 31, 2014, New Buffalo Savings Bank had $23,000 of minimum tax credit carryforward.

Net Operating Loss Carryovers. Generally, a financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At December 31, 2014, New Buffalo Savings Bank had $8.2 million of federal net operating loss carryforwards and $825,000 of Indiana state net operating loss carryforwards available for future use.

Capital Loss Carryovers. Generally, a financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which carried and is used to offset any capital gains. Any undeducted loss remaining after the five year carryover period is not deductible. At December 31, 2014, New Buffalo Savings Bank had no capital loss carryover.

Corporate Dividends. We may generally exclude from our income 100% of dividends received from New Buffalo Savings Bank as a member of the same affiliated group of corporations.

Audit of Tax Returns. New Buffalo Savings Bank’s federal income tax returns have not been audited in the most recent five-year period.

State Taxation

Companies headquartered in Michigan, such as New Bancorp, are subject to a Michigan capital tax which is an assessment of 0.235% of a company’s consolidated net capital, based on a rolling five-year average. Due to New Buffalo Savings Bank’s activity in Indiana, the Bank is also subject to the Indiana Financial Institution Tax at a 2015 tax rate of 7.5% of apportioned adjusted income. Other applicable state taxes include generally applicable sales, use and real property taxes. As a Maryland business corporation, New Bancorp will be required to file annual franchise tax return with the State of Maryland. Bank’s state income tax returns have not been audited in recent years.

MANAGEMENT

Shared Management Structure

The directors of New Bancorp are the same persons who are the directors of New Buffalo Savings Bank. In addition, each executive officer of New Bancorp is also an executive officer of New Buffalo Savings Bank. We expect that New Bancorp and New Buffalo Savings Bank will continue to have common executive officers and directors until there is a business reason to establish separate management structures.

Executive Officers of New Bancorp and New Buffalo Savings Bank

The following table sets forth information regarding the executive officers of New Bancorp and New Buffalo Savings Bank. Age information is as of March 31, 2015. The executive officers of New Bancorp and New Buffalo Savings Bank are elected annually.

Name	Age	Position

Richard Sauerman	55	President and Chief Executive Officer
Russell N. Dahl	57	Chief Financial Officer

Directors of New Bancorp and New Buffalo Savings Bank

New Bancorp has five directors. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. Directors of New Buffalo Savings Bank will be elected by New Bancorp as its sole stockholder. The following table states our directors’ names, their ages as of March 31, 2015, the years when they began serving as directors of New Buffalo Savings Bank and when their current terms expire.

Name(1)	Position(s) Held With New Buffalo Savings Bank	Age	Director Since	Current Term Expires

David Blum	Chairman of the Board (2)	73	2007	2016
Joseph Migely	Director	82	2006	2016
Ralph Sommerfeld	Director	59	2001	2017
Jeffrey Vickers	Director (2)	49	2004	2017
Richard Sauerman	President, Chief Executive Officer and Director	55	2012	2018

(1)	The mailing address for each person listed is 45 North Whittaker Street, New Buffalo, Michigan 49117.
(2)	Mr. Blum was Chairman of the Board until May 2015, at which time Mr. Vickers was elected Chairman.

Director Qualifications

In considering and identifying individual candidates for director, our nominating and governance committee and our Board of Directors takes into account several factors which they believe are important to the operations of New Buffalo Savings Bank as a community banking institution. With respect to specific candidates, the Board of Directors and Nominating and Corporate Governance Committee assess the specific qualities and experience that such individuals possess, including: (1) overall familiarity and experience with the market areas served by New Buffalo Savings Bank and the community groups located in such communities; (2) knowledge of the local real estate markets and real estate professionals; (3) contacts with and knowledge of local businesses operating in our market area; (4) professional and educational experience, with particular emphasis on real estate, legal, accounting or financial services; (5) experience with the local governments and agencies and political activities; (6) any adverse regulatory or legal actions involving the individual or entity controlled by the individual; (7) the integrity, honesty and reputation of the individual; (8) experience or involvement with other local financial services companies and potential conflicts that may develop; (9) the past service with New Buffalo Savings Bank and contributions to its operations; and (10) the independence of the individual. While the Board of Directors and the Committee do not maintain a written policy on diversity which specifies the qualities or factors the Board of Directors or Committee must consider when assessing Board members individually or in connection with assessing the overall composition of the Board of Directors, the Board of Directors and Committee take into account: (1) the effectiveness of the existing Board of Directors or additional qualifications that may be required when selecting new directors; (2) the requisite expertise and sufficiently diverse backgrounds of the Board of Directors’ overall membership composition; and (3) the number of independent outside directors and other possible conflicts of interest of existing and potential members of the Board of Directors.

Board Independence

New Bancorp has determined to adopt the standards for “independence” for purposes of board and committee service set forth in the listing standards of the Nasdaq Stock Market. The Board of Directors has determined that each of our directors, with the exception director Richard Sauerman, is “independent” as defined in the listing standards of the Nasdaq Stock Market. Mr. Sauerman is not independent because he is an executive officer of New Buffalo Savings Bank.

To our knowledge, there were no other transactions between New Buffalo Savings Bank and any director or entity controlled by any director, which would interfere with the directors’ exercise of independent judgment in carrying out his responsibilities as a director.

The Business Background of Our Directors and Executive Officers

The business experience for the past five years of each of our directors and executive officers is set forth below. With respect to directors, the biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the Nominating Committee and the board of directors to determine that the person should serve as a director. Each director is also a director of New Buffalo Savings Bank. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors

Richard C. Sauerman is our President and Chief Executive Officer, positions he has held since July 2012. Mr. Sauerman began his employment with New Buffalo Savings Bank in January 2012 as our President. Mr. Sauerman has over 33 years of banking and finance experience. Prior to joining New Buffalo Savings Bank, from 1995 through 2011, Mr. Sauerman held positions of increasing responsibility with HFS Bank, Hobart, Indiana until its acquisition by MainSource Bank, Greensburg, Indiana in 2006 where he continued his employment, rising to the position of Director of Commercial Banking, Northwest Region.

Mr. Sauerman’s experience provides the Board with a perspective on the day to day operations of New Buffalo Savings Bank, and assists the Board in assessing the trends and developments in the financial institutions industry on a local and national basis. Additionally, Mr. Sauerman has extensive ties to the community that support our business generation.

David Blum is, since 2003, the owner and Principal of Avanzata, LLC, a small business and consulting firm, located in New Buffalo. Prior to this, from 1999 to 2003 Mr. Blum served as Chief Technology Officer of the Bank Administration Institute (BAI), Chicago, Illinois, a financial services association that provides education and information to a wide segment of the financial services industry. Mr. Blum’s extensive knowledge of the financial industry provides the board with insight to industry trends affecting the Bank. Additionally, Mr. Blum’s experience as an owner of a consulting business in our market area helps inform the board of regional trends and helps support business generation for the Bank.

Joseph Migely is retired. Prior to his retirement, Mr. Migely worked in the banking industry for over 56 years with both money center financial institutions and community banks. His experience includes serving in the capacities of senior management and president. Mr. Migely’s extensive banking experience in retail and lending provides the Board with industry insights and unique perspectives in assessing strategic direction.

Ralph Sommerfeld is an owner, manager and Funeral Director of the Sommerfeld Chapel in New Buffalo, Michigan which is part of Starks Family Funeral Homes, headquartered in St. Joseph, Michigan, a position he has held since 2002. Mr. Sommerfeld is our longest serving board member and as such provides the Board with extensive institutional knowledge of the Bank. Mr. Sommerfeld’s experience as an executive of a local business also provides our Board a valuable perspective on the needs of our business customers.

Jeffrey Vickers has, since 1983, been employed by Vickers Engineering, Inc., a Precision Machining Company headquartered in New Troy, Michigan, serving as the company’s President from 1988 to 2000. Since the company’s sale in 2000, he has served as Vice President Engineering Sales. In May 2015 Mr. Vickers was elected Chairman of our board of directors. Mr. Vickers’ extensive experience in administration and sales of a mid-sized corporation as well as serving on its executive management team provides the Board with general business acumen and insight in assessing strategic decisions by New Buffalo Savings Bank.

Executive Officers Who Are Not Directors

Russell N. Dahl joined New Buffalo Savings Bank in March 2014 and in July 2014 was promoted to Chief Financial Officer. Prior to this, from 1998 until September 2013 Mr. Dahl was the Chief Financial Officer, and additionally beginning in 2001, the Chief Executive Officer, of Allegius Federal Credit Union, Burns Harbor, Indiana.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our board of directors and its committees. During 2014, the board of directors of New Buffalo Savings Bank met 14 times and the board of directors of New Bancorp, which was not incorporated until June 2015, did not meet. The board of directors of New Bancorp has established standing committees, including a Compensation Committee, a Nominating and Corporate Governance Committee and an Audit Committee. Each of these committees operates under a written charter, which governs its composition, responsibilities and operations.

The table below sets forth the directors of each of the listed standing committees as of December 31, 2014, and the number of meetings held by the comparable committee of New Buffalo Savings Bank during 2014. The board of directors of New Bancorp has designated director Joseph Migely as an “audit committee financial expert,” as that term is defined by the rules and regulations of the Securities and Exchange Commission.

	Nominating	Compensation	Audit
David Blum	x	x	x
Joseph Migely	x		x
Ralph Sommerfeld	x	x
Jeffrey Vickers		x

Number of Meetings in 2014:	1	1	4

Transactions With Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as New Buffalo Savings Bank, to their executive officers and directors in compliance with federal banking regulations. At March 31, 2015, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to New Buffalo Savings Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at March 31, 2015, and were made in compliance with federal banking regulations.

Executive Officer Compensation

Summary Compensation Table. The table below summarizes the total compensation paid to or earned by our President and Chief Executive Officer, Richard C. Sauerman, and Russell Dahl, who serves as our Chief Financial Officer, for the year ended December 31, 2014. No other executive officer received total compensation for the year ended December 31, 2014, of more than $100,000. Each individual listed in the table below is referred to as a “named executive officer.”

Summary Compensation Table
Name and principal position	Year	Salary ($)		Bonus ($)	All Other Compensation ($)(2)	Total ($)
Richard C. Sauerman	2014	156,733		—	15,882	172,615
President and Chief Executive Officer
Russell Dahl	2014	50,879	(1)	—	—	50,879
Chief Financial Officer

(1)	Mr. Dahl joined New Buffalo Savings Bank on July 10, 1014. His annual base salary in 2014 was $120,000.
(2)	Includes for Mr. Sauerman, director fees of $10,800 and employer contributions to the 401(k) plan and HSA Plan of $3,822 and $1,260, respectively.

Benefit Plans and Agreements

Proposed Employment Agreement. New Buffalo Savings Bank does not currently maintain employment agreements with any of its employees. Upon completion of the conversion, New Buffalo Savings Bank intends to enter into an employment agreement with Mr. Richard C. Sauerman, under which New Bancorp will act as a guarantor. Our continued success depends to a significant degree on the skills and competence of Mr. Sauerman and the employment agreement is intended to ensure that we maintain a stable management base following the conversion and offering.

The employment agreement will have an initial term of three years. Commencing as of April 1, 2016, and on each subsequent April 1 thereafter, the board of directors may renew the agreement for an additional year so that the remaining term will again become three years. In addition to base salary, the agreement provides for, among other things, participation in bonus programs and other benefit plans and arrangements applicable to executive employees. The current base salary for Mr. Sauerman is $160,000. We may terminate Mr. Sauerman’s employment for cause at any time, in which event he would have no right to receive compensation or other benefits for any period after his termination of employment.

Certain events resulting in Mr. Sauerman’s termination or resignation will entitle him to payments of severance benefits following the termination of his employment. In the event of Mr. Sauerman’s involuntary termination for reasons other than for cause, disability or retirement, or in the event he resigns during the term of the agreement following (a) the failure to appoint him to the executive position set forth in the agreement, (b) a material change in his function, duties or responsibilities resulting in a reduction of the responsibility, scope, or importance of his position, (c) a relocation of his office by more than 30 miles, (d) a material reduction in the benefits or perquisites paid to the him unless the reduction is part of a reduction that is generally applicable to employees of New Buffalo Savings Bank, or (e) a material breach of the employment agreement by New Buffalo Savings Bank, then Mr. Sauerman would become entitled to a severance payment in the form of a cash lump sum equal to the base salary he would have earned for the remaining unexpired term of the employment agreement. In addition, Mr. Sauerman would become entitled, at no expense to him, to the continuation of life insurance and non-taxable medical and dental coverage for the remaining unexpired term of the employment agreement, or if the coverage is not permitted by applicable law or if providing the benefits would subject New Buffalo Savings Bank to penalties, he will receive a cash lump sum payment equal to the value of the benefits.

In the event of a change in control of New Buffalo Savings Bank or New Bancorp followed by Mr. Sauerman’s involuntary termination other than for cause, disability or retirement, or upon his resignation for one of the reasons set forth above thereafter, he would become entitled to a severance payment in the form of a cash lump sum equal to three times his “base amount,” as that term is defined for purposes of Internal Revenue Code Section 280G (i.e., the average annual taxable income paid to him for the five taxable years preceding the taxable year in which the change in control occurs). In addition, Mr. Sauerman would become entitled, at no expense to him, to the continuation of life insurance and non-taxable medical and dental coverage for thirty-six (36) months following his termination of employment, or if the coverage is not permitted by applicable law or if providing the benefits would subject New Buffalo Savings Bank to penalties, he will receive a cash lump sum payment equal to the value of the benefits.

Under the employment agreement, if Mr. Sauerman becomes disabled within the meaning of the term under Section 409A of the Internal Revenue Code and as set forth in the employment agreement, he will receive benefits under any short-term or long-term disability plans maintained by New Buffalo Savings Bank, plus, if amounts paid under the disability programs are less than his base salary for the first year following his termination of employment and less than 66-2/3% of his base salary after one year, New Buffalo Savings Bank will pay him an additional amount equal to the difference between the disability plan benefits and the amount of his base salary (or up to 66-2/3% of his base salary after one year) until the earlier of his recovery from the disability, the date he attains age 65 or the remaining term of the employment agreement. New Buffalo Savings Bank will also provide him with continued life insurance and non-taxable medical and dental coverage for a period of one year.

In the event of Mr. Sauerman’s death, his estate or beneficiaries will be paid his base salary through the end of the month in which his death occurs and his dependents will be entitled to continued non-taxable medical, dental and other insurance for one year following his death.

Upon termination of Mr. Sauerman’s employment (other than following a change in control), he will be subject to certain restrictions on his ability to compete or to solicit business or employees of New Buffalo Savings Bank and New Bancorp for a period of one year following his termination of employment.

Proposed Change in Control Agreement. New Buffalo Savings Bank does not currently maintain change in control agreements with any of its employees. Upon completion of the conversion, New Buffalo Savings Bank intends to enter into a change in control agreement with Mr. Russell Dahl. Our continued success depends on a significant degree on the skills and competence of Mr. Dahl and the change in control agreement is intended to provide financial protection to Mr. Dahl in the event of a change in control followed by a loss of his employment under certain circumstances.

The change in control agreement will have an initial term of two years. Commencing as of April 1, 2016, and on each subsequent April 1 thereafter, the board of directors may renew the agreement for an additional year so that the remaining term will again become two years. Mr. Dahl will have no right to receive severance benefits under the change in control agreement if New Buffalo Savings Bank or its successor terminates his employment for cause or if he terminates his employment prior to a change in control.

In the event of a change in control of New Buffalo Savings Bank or New Bancorp followed by Mr. Dahl’s involuntary termination other than for cause or upon his resignation for “good reason,” he would become entitled to a severance benefit equal to two times the greater of his base salary at the time of his termination or his base salary at the time of the change in control. Mr. Dahl may voluntarily terminate his employment for “good reason” under the following circumstances: (i) the failure to appoint him to a senior executive position, (ii) a material change in his function, duties or responsibilities which would cause his position to become one other than that of a senior executive position, (iii) a relocation of his office by more than 30 miles, (iv) a material reduction in his pay or benefits other than a reduction that is part of a bank-wide reduction in pay or benefits (v) a liquidation or dissolution of New Buffalo Savings Bank or New Bancorp and (vi) a material breach of the agreement by New Buffalo Savings Bank. In addition to the cash severance payment, Mr. Dahl would be entitled to the continuation of life insurance and non-taxable medical and dental coverage for twenty-four (24) months following his termination of employment, or if the coverage is not permitted by applicable law or if providing the benefits would subject New Buffalo Savings Bank to penalties, he will receive a cash lump sum payment equal to the value of the benefits. In the event payments made to Mr. Dahl would constitute an “excess parachute payment” as defined under Section 280G of the Internal Revenue Code, the payments and/or benefits will be cut-back to a minimum amount to avoid this result.

Salary Continuation Agreement. New Buffalo Savings Bank has entered into a salary continuation agreement with Mr. Sauerman, effective as of May 28, 2015. The salary continuation agreement is a non-qualified retirement plan intended to provide supplemental retirement benefits to Mr. Sauerman.

Under the salary continuation agreement, New Buffalo Savings Bank will establish a bookkeeping account on behalf of Mr. Sauerman. At the end of each year for the next five years, New Buffalo Savings Bank will contribute $21,500 to the account. New Buffalo Savings Bank may also provide a discretionary contribution to the account. The account will earn interest each year at the rate of 4.5%. Mr. Sauerman is 100% vested in his account balance.

Mr. Sauerman’s vested account balance will be distributed upon the earlier of his death or separation from service (other than on account of cause). Mr. Sauerman’s benefit will be paid in equal annual installments for fifteen years, unless his separation from service occurs within two years of a change in control, in which case the benefit will be paid in a single lump sum.

401(k) Plan. New Buffalo Savings Bank sponsors the New Buffalo Savings Bank 401(k) Plan (“401(k) Plan”). New Bancorp’s named executive officers are eligible to participate in the 401(k) Plan just like any other employee. Employees who are age 21 or older and who have completed one year of service are eligible to participate in the 401(k) Plan. A year of service is generally a twelve month period in which an employee works at least 1,000 hours. Under the 401(k) Plan a participant may elect to defer, on a pre-tax basis, up to 100% of his or her salary in any plan year, subject to limits imposed by the Internal Revenue Code. For 2015, the salary deferral contribution limit is $18,000, provided, however, that a participant over age 50 may contribute an additional $6,000, for a total contribution of $24,000. In addition to salary deferral contributions, New Buffalo Savings Bank may make matching contributions; currently equal to 100 percent of the participant’s salary deferral contributions on the first three percent of the participant’s compensation. A participant is always 100% vested in his or her salary deferral contributions and vest in the employer matching contributions at the rate of 20% per year, so that they are fully vested after five years of service. Generally, unless the participant elects otherwise, the participant’s account balance will be distributed upon request following his or her termination of employment with New Buffalo Savings Bank. During the year ended December 31, 2014, New Buffalo Savings Bank recognized $22,000 as a 401(k) Plan expense.

Defined Benefit Pension Plan. New Buffalo Savings Bank participates in a multiple employer defined benefit pension plan (the “Pension Plan”). Effective January 1, 2011, the annual benefit provided to employees under the Pension Plan was frozen and no employees were eligible to enter the Pension Plan as participants following that date. Freezing the Pension Plan eliminated all future benefit accruals; however, the accrued benefits as of January 1, 2011 remain. During the year ended December 31, 2014, New Buffalo Savings Bank recognized $553,000 as a Pension Plan expense. Assuming completion of the conversion and stock offering, New Buffalo Savings Bank intends to withdraw as a participant from the Pension Plan during the first six months of 2016. The administrator of the Pension Plan has estimated that as of April 8, 2015, the expense associated with withdrawal from the Pension Plan would be approximately $3.0 million assuming a withdrawal date of June 30, 2015. However, the actual cost could be significantly higher since the actual cost is primarily dependent on the value of the Pension Plan’s assets and interest rates at the time of termination.

Employee Stock Ownership Plan. In connection with the conversion, New Buffalo Savings Bank intends to adopt an employee stock ownership plan for eligible employees. New Bancorp’s named executive officers are eligible to participate in the employee stock ownership plan just like any other employee. Eligible employees who have attained age 21 and have completed one year of service are eligible to participate in the plan. A year of service is generally a twelve month period in which an employee works at least 1,000 hours.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, up to 8% of the total number of shares of New Bancorp common stock issued in the offering. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from New Bancorp equal to the aggregate purchase price of the common stock. The loan will be repaid principally through New Buffalo Savings Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be an adjustable rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter, the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as we repay the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. A participant will become vested in his or her account balance at a rate of 20% per year over a 5-year period. Participants who were employed by New Buffalo Savings Bank immediately prior to the offering will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan. Participants also will become fully vested upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, New Buffalo Savings Bank will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts, which may be more or less than the original issue price. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in New Bancorp’s earnings.

Director Compensation

The following table sets forth for the fiscal year ended December 31, 2014 certain information as to the total remuneration we paid to our directors other than Richard C. Sauerman. Information with respect to director compensation paid to Richard C. Sauerman is included above in “ – Executive Officer Compensation – Summary Compensation Table.”

Directors Compensation Table
Name	Fees earned or paid in cash ($)	All Other Compensation ($)	Total ($)
David Blum	17,300	—	17,300
Joseph Migely	17,800	—	17,800
Ralph Sommerfeld	13,650	—	13,650
Jeffrey Vickers	14,800	—	14,800

For the year ended December 31, 2014, each director of New Buffalo Savings Bank was paid a fee of $900 for each meeting of the board of directors attended.

Each person who serves as a director of New Bancorp also serves as a director of New Buffalo Savings Bank and earns director and committee fees only in his or her capacity as a board or committee member of New Buffalo Savings Bank.

Benefits to be Considered Following Completion of the Stock Offering

Following the stock offering, we intend to adopt one or more new stock-based incentive plans that will provide for grants of stock options and restricted common stock awards. In accordance with applicable regulations, we anticipate that the plans will authorize a number of stock options and a number of shares of restricted stock, not to exceed 10% and 4%, respectively, of the shares issued in the offering. These limitations will not apply if a plan is implemented more than one year after the conversion.

The stock-based incentive plans will not be established sooner than six months after the stock offering and, if adopted within one year after the stock offering, would require the approval by stockholders owning a majority of the outstanding shares of common stock of New Bancorp. If any stock-based incentive plan is established after one year after the stock offering, it would require the approval of our stockholders by a majority of votes cast.

The following additional restrictions would apply to a stock-based incentive plan only if the plan is adopted within one year after the stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of New Bancorp or New Buffalo Savings Bank.

These restrictions do not apply to plans adopted after one year following the completion of the offering.

We have not yet determined whether we will present stock-based incentive plans for stockholder approval within one year following the completion of the conversion or whether we will present this plan for stockholder approval more than one year after the completion of the conversion. In the event of changes in applicable regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers and their associates, and by all directors, officers and their associates as a group. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and officers have indicated their intention to subscribe in the offering for an aggregate of 52,500 shares of common stock, equal to 8.8% of the number of shares of common stock to be sold in the offering at the minimum of the offering range, assuming shares are available. Purchases by directors, officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. Our directors and executive officers will be subject to the same minimum purchase requirements and purchase limitations as other participants in the offering set forth under “The Conversion and Offering – Limitations on Stock Purchases.” Subscriptions by management through our 401(k) Plan will be counted as part of the maximum number of shares such individuals may subscribe for in the offering.

Name and Title	Number of Shares(1)	Aggregate Purchase Price(1)	Percent at Minimum of Offering Range

Richard Sauerman, President, Chief Executive Officer and Director	15,000	$150,000	2.5%
David Blum, Director	2,500	$25,000	*
Joseph Migely, Director	2,500	$25,000	*
Ralph Sommerfeld, Director	10,000	$100,000	1.7%
Jeffrey Vickers, Director	15,000	$150,000	2.5%
Russell Dahl, Chief Financial Officer	7,500	$75,000	1.3%

All directors and officers as a group (6 persons)	52,500	$525,000	8.8%

*	Less than 1%.
(1)	Includes purchases by the named individual’s spouse and other relatives of the named individual living in the same household. Other than as set forth above, the named individuals are not aware of any other purchases by a person who or entity that would be considered an associate of the named individuals under the plan of conversion.

THE CONVERSION AND OFFERING

The board of directors of New Buffalo Savings Bank has approved the plan of conversion. The plan of conversion must also be approved by New Buffalo Savings Bank’s members (depositors and certain borrowers). A special meeting of members has been called for this purpose. The OCC has conditionally approved the plan of conversion and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) issued its conditional approval in connection with our holding company application. However, such approvals do not constitute a recommendation or endorsement of the plan of conversion by the OCC or the Federal Reserve Board.

General

The board of directors of New Buffalo Savings Bank approved the plan of conversion on May 28, 2015. Pursuant to the plan of conversion, New Buffalo Savings Bank will convert from the mutual form of organization to the fully stock form of organization. In connection with the conversion, New Buffalo Savings Bank has organized a new Maryland stock holding company named New Bancorp, Inc. which will sell shares of common stock to the public in an initial public stock offering. When the conversion and related stock offering are completed, all of the capital stock of New Buffalo Savings Bank will be owned by New Bancorp, and all of the common stock of New Bancorp will be owned by stockholders.

New Bancorp expects to retain between $1.9 million and $2.8 million of the net proceeds of the offering, or $3.3 million if the offering range is increased by 15% because of demand for the shares or changes in market conditions. New Buffalo Savings Bank will receive a capital contribution equal to at least 50% of the net proceeds of the offering, plus such additional amounts as may be necessary so that, upon completion of the offering, New Buffalo Savings Bank will have a tier 1 leverage ratio of at least 10.00%, after payment of costs to withdraw from the defined benefit plan. Based on this formula, we anticipate that New Bancorp will invest $2.5 million, $2.9 million, $3.5 million and $4.1 million, respectively, of the net proceeds at the minimum, midpoint, maximum and adjusted maximum of the offering in New Buffalo Savings Bank. The conversion will be consummated only upon the sale of at least 595,000 shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to Eligible Account Holders, our tax-qualified employee benefit plans, specifically our employee stock ownership plan, Supplemental Eligible Account Holders and Other Members. If all shares are not subscribed for in the subscription offering, we may, in our discretion, offer common stock for sale in a community offering to members of the public, with a preference given to natural persons and trusts of natural persons residing in Berrien County, Michigan. In addition, shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc., acting as our agent.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering or syndicated community offering. The community offering and/or syndicated community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the OCC. See “ – Community Offering” and “ – Syndicated Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated consolidated pro forma market value of New Bancorp, assuming the conversion and stock offering are completed. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “ – Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion. We recommend reading the plan of conversion in its entirety for more information. A copy of the plan of conversion is available for inspection at the banking office of New Buffalo Savings Bank and as described in the section of this prospectus titled “Where You Can Find Additional Information.” The plan of conversion is also filed as an exhibit to New Buffalo Savings Bank’s application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the OCC. The plan of conversion is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website, www.sec.gov. See “Where You Can Find Additional Information.”

Reasons for the Conversion

•	to increase capital to support future growth and profitability;

•	to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees;

•	to have greater flexibility to structure and finance the opportunistic expansion of our operations; and

•	to offer our customers and employees an opportunity to purchase our stock.

In the stock holding company structure, we will have greater flexibility in structuring mergers and acquisitions. Our current mutual structure prevents us from offering shares of our common stock as consideration for a merger or acquisition. Potential sellers often want stock for at least part of the acquisition consideration. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise. We have no current arrangements or agreements to acquire other banks, thrifts, credit unions, financial services companies or branch offices, and there can be no assurance that we will be able to consummate any acquisitions or establish any new branches. Lastly, mutual institutions cannot offer stock incentives to attract and retain highly qualified management personnel. While New Buffalo Savings Bank has not required these capital tools and stock incentives in the past, they will be essential to implementing our business strategy, and management believes that the additional capital raised in the offering will enable us to take advantage of business opportunities that may not otherwise be available to us.

As of March 31, 2015, New Buffalo Savings Bank was considered “well capitalized” for regulatory purposes. The proceeds from the stock offering will further improve our capital position during a period of economic, regulatory and political uncertainty.

Approvals Required

The affirmative vote of a majority of the total eligible votes of members of New Buffalo Savings Bank at a special meeting of members is required to approve the plan of conversion. A special meeting of members to consider and vote upon the plan of conversion has been set for             , 2015. The plan of conversion also must be approved by the OCC, which issued its conditional approval of the plan of conversion on                     . Additionally, on                      the Federal Reserve Board conditionally approved our holding company application. We cannot consummate the conversion and the stock offering without satisfying the conditions contained in these approvals.

Effects of Conversion on Depositors, Borrowers and Members

Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. New Buffalo Savings Bank will continue to be a federally chartered savings association and will continue to be regulated by the OCC, while New Bancorp will be regulated by the Federal Reserve Board. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving New Buffalo Savings Bank at the time of the conversion will be the directors of New Buffalo Savings Bank and of New Bancorp after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of New Buffalo Savings Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from New Buffalo Savings Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members. All of our depositors and certain of our borrowers are members of and have voting rights in New Buffalo Savings Bank as to all matters requiring membership action. Upon completion of the conversion, New Buffalo Savings Bank will cease to have members and former members will no longer have voting rights. Upon completion of the conversion, all voting rights in New Buffalo Savings Bank will be vested in New Bancorp as the sole stockholder of New Buffalo Savings Bank. The stockholders of New Bancorp will possess exclusive voting rights with respect to New Bancorp common stock.

Tax Effects. We have received opinions of counsel and our tax advisors with regard to the federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal Michigan income tax purposes to New Buffalo Savings Bank or its members. See “ – Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor of New Buffalo Savings Bank has both a deposit account in New Buffalo Savings Bank and a pro rata ownership interest in the net worth of New Buffalo Savings Bank based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of New Buffalo Savings Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in New Buffalo Savings Bank without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of New Buffalo Savings Bank, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a mutual savings association normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the savings association is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of New Buffalo Savings Bank after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that New Buffalo Savings Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of a “liquidation account” to depositors as of March 31, 2014 and                      who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to New Bancorp as the holder of New Buffalo Savings Bank’s capital stock. Pursuant to the rules and regulations of the OCC, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “ – Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained Keller & Company, Inc. to prepare an independent valuation appraisal. For its services in preparing the initial valuation and one update, Keller & Company, Inc. will receive a fee of $36,000, and will be reimbursed for its expenses up to $1,500. In the event that Keller & Company, Inc. is required to update the appraisal more than one time, it will receive an additional fee of $2,000 for each such update to the valuation appraisal.

We are not affiliated with Keller & Company, Inc., and neither we nor Keller & Company, Inc. has an economic interest in, or is held in common with, the other. Keller & Company, Inc. represents and warrants that it is not aware of any fact or circumstance that would cause it not to be “independent” within the meaning of the conversion regulations or the applicable regulatory valuation guidelines or otherwise prohibit or restrict in anyway Keller & Company, Inc. from serving in the role of our independent appraiser.

We have agreed to indemnify Keller & Company, Inc. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma impact of the offering. Consistent with applicable federal appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach, recognizing that the price-to-earnings approach was not meaningful due to New Buffalo Savings Bank’s loss position. The market value ratios applied in the remaining two methodologies were based upon the current market valuations of the peer group companies identified by Keller & Company,

Inc., subject to valuation adjustments applied by Keller & Company, Inc. to account for differences between us and our peer group. Because Keller & Company, Inc. concluded that asset size is not a strong determinant of market value, Keller & Company, Inc. did not place significant weight on the pro forma price-to-assets approach in reaching its conclusions. Keller & Company, Inc. placed the greatest emphasis on the price-to-book value approach in estimating pro forma market value.

The independent valuation was prepared by Keller & Company, Inc. in reliance upon the information contained in this prospectus, including our financial statements. Keller & Company, Inc. also considered the following factors, among others:

•	our present and projected operating results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the conversion and the offering on our equity and earnings potential;

•	the expense of approximately $3.0 million to terminate our defined benefit plan which we expect to incur during the first six months of 2016; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Included in the independent valuation were certain assumptions as to our pro forma earnings after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 4% of the common stock sold in the offering by the stock-based benefit plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that as of May 13, 2015, the estimated pro forma market value of New Bancorp ranged from $6.0 million to $8.0 million, with a midpoint of $7.0 million. Our board of directors decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range will be 595,000 shares, the midpoint of the offering range will be 700,000 shares and the maximum of the offering range will be 805,000 shares, or 925,750 shares if the maximum amount is increased by 15% because of demand for shares or changes in market conditions.

In applying each of the valuation methods, Keller & Company, Inc. considered adjustments to our pro forma market value based on a comparison of New Bancorp with the peer group. Keller & Company, Inc. made downward adjustments for financial condition, earnings, liquidity of the stock, asset growth, market area, dividends and marketing of the offering. No adjustments were made for subscription interest, management or the effect of government regulations and regulatory reform. The downward valuation adjustments considered, among other things, New Bancorp’s less favorable balance sheet structure, including a lower equity to total assets ratio and higher non-performing asset ratio than the peer group, lower reported and core or recurring earnings measures as compared to the peer group, and the fact that New Bancorp’s pro forma market capitalization and implied liquidity of the stock is expected to be lower than the peer group. The valuation adjustment for stock market conditions took into consideration the prevailing stock market environment for the common stock of thrift institutions and their holding companies, which has been relatively volatile and has underperformed in relation to the U.S. stock market generally.

The following table presents a summary of selected pricing ratios for the peer group companies and for New Bancorp (on a pro forma basis) utilized by Keller & Company, Inc. in its appraisal. These ratios are based on New Bancorp’s book value, tangible book value and core earnings as of and for the twelve months ended March 31, 2015, as adjusted for the impact of the cost to withdraw from the defined benefit plan. The peer group ratios are based on the latest date for which complete financial data are publicly available and stock prices as of May 13, 2015. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 33.21% on a price-to-book value basis and a discount of 36.87% on a price-to-tangible book value basis.

	Price-to-core earnings Multiple	Price-to-book value ratio	Price-to-tangible book value ratio
New Bancorp (on a pro forma basis, assuming completion of the conversion):
Adjusted Maximum	n/m	65.96%	65.96%
Maximum	n/m	62.11%	62.11%
Midpoint	n/m	58.11%	58.11%
Minimum	n/m	53.52%	53.52%
Valuation of peer group companies, all of which are fully converted (on an historical basis):
Averages	18.71x	87.06%	92.10%
Medians	18.32x	82.20%	91.56%

n/m	Not meaningful.
(1)	Pricing ratios for New Bancorp, Inc. in the section of the Prospectus entitled “Pro Forma Data” are at and for the quarter ended March 31, 2015 (on an annualized basis) or at and for the twelve months ended December 31, 2014; and therefore, these ratios are different than the ratios that appear in the above table.

Peer Group Companies

Company Name	Ticker Symbol	Exchange	Headquarters	Total Assets at March 31, 2015
				(in thousands)
Citizens Community Bancorp, Inc.	CZWI	NASDAQ	Eau Clair, WI	571,276
DSA Financial Corporation	DSFN	NASDAQ	Lawrenceburg, IN	119,600
First Clover Leaf Financial Corp	FCLF	NASDAQ	Edwardsville, IL	607,615
First Federal of Northern Michigan Bancorp	FFNM	NASDAQ	Alpena, MI	325,386
First Savings Financial Group, Inc.	FSFG	NASDAQ	Clarksville, IN	718,478
IF Bancorp, Inc.	IROQ	NASDAQ	Watseka, IL	549,833
Jacksonville Bancorp, Inc.	JXSB	NASDAQ	Jacksonville, IL	311,888
Poage Bankshares, Inc.	PBSK	NASDAQ	Ashland, KY	414,518
United Community Bancorp	UCBA	NASDAQ	Lawrenceburg, IN	508,970
Wolverine Bancorp, Inc.	WBKC	NASDAQ	Midland, MI	336,634

Our board of directors reviewed the independent valuation and, in particular, considered the following:

•	our financial condition and results of operations;

•	comparison of our financial performance ratios to those of other financial institutions of similar size; and

•	market conditions generally and, in particular, for financial institutions.

All of these factors are set forth in the independent valuation. Our board of directors also reviewed the methodology and the assumptions used by Keller & Company, Inc. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the OCC, if required, as a result of subsequent developments in our financial condition or market conditions generally. In the event the independent valuation is updated to amend our pro forma market value to less than $6.0 million or more than $9.3 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to our registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. Keller & Company, Inc. did not independently verify our financial statements and other information that we provided to them, nor did Keller & Company, Inc. independently value our assets or liabilities. The independent valuation considers New Buffalo Savings Bank as a going concern and should not be considered as an indication of the liquidation value of New Buffalo Savings Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $9.3 million, which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 925,750 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not increase the offering range above this level or decrease the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “ – Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $9.3 million, and a corresponding increase in the offering range to more than 925,750 shares, or a decrease in the minimum of the valuation range to less than $6.0 million and a corresponding decrease in the offering range to fewer than 595,000 shares, then we will promptly return, with interest at a rate of 0.04% per annum, all funds received in the offering and cancel deposit account withdrawal authorizations. After consulting with the OCC, we may terminate the plan of conversion. Alternatively, we may establish a new offering range and commence a resolicitation of subscribers or take other actions as permitted by the OCC in order to complete the offering. In the event that we conduct a resolicitation, we will notify subscribers of their rights to place a new stock order for a specified period of time. If a person does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended with the approval, to the extent approval is required, of the OCC, for periods of up to 90 days.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report of Keller & Company, Inc. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at our office and as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the minimum, maximum and overall purchase limitations set forth in the plan of conversion and as described below under “ – Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) on March 31, 2014 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 10,000 shares ($100,000) of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of shares offered multiplied by a fraction of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Eligible Account Holders, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each

Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on March 31, 2014. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all information had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or senior officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent of such portion of their subscription rights attributable to their increased deposits during the year preceding March 31, 2014.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee benefit plans, specifically our employee stock ownership plan which we are establishing in connection with the conversion, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering. Our employee stock ownership plan intends to purchase up to 8% of the total number of shares of common stock sold in the stock offering. Alternatively, subject to market conditions and receipt of regulatory approval, the employee stock ownership plan may instead elect to purchase shares of common stock in the open market following the completion of the offering in order to fill all or a portion of the employee stock ownership plan’s intended subscription.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee benefit plans, each depositor with a Qualifying Deposit on                      who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 10,000 shares ($100,000) of common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of shares offered multiplied by a fraction of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at

                    . In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all information had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee benefit plans, and Supplemental Eligible Account Holders, each depositor on the voting record date of                      who is not an Eligible Account Holder or Supplemental Eligible Account Holder and borrowers of New Buffalo Savings Bank as of December 31, 1989 who maintain such borrowings as of                      (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 10,000 shares ($100,000) of common stock or 0.10% of the total number of shares of common stock issued in the offering, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Other Member whose subscription remains unfilled in the proportion that the amount of his or her subscription bears to the total amount of subscriptions of all Other Members whose subscriptions remain unfilled.

To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit accounts or borrowings in which he or she had an ownership interest at                     . In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date. The Subscription Offering will expire at 2:00 p.m., Eastern Time, on [expiration date], unless extended by us for up to 45 days or such additional periods of up to 90 days with the approval of the OCC, if necessary. Subscription rights will expire whether or not each person eligible to subscribe in the subscription offering can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised prior to the expiration date will become void.

We will not execute orders in the stock offering until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 595,000 shares within 45 days after the [expiration date], and the OCC has not consented to an extension, the stock offering will be terminated and all funds delivered to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at a rate of 0.04% per annum, and all deposit account withdrawal authorizations will be cancelled. If an extension beyond [extended expiration date] is granted by the OCC, we will resolicit subscribers as described under “ – Procedure for Purchasing Shares – Expiration Date.”

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion to the public in a community offering, with a preference given to natural persons and trusts of natural persons residing in Berrien County, Michigan (the “Community”).

Subscribers in the community offering may purchase up to 10,000 shares ($100,000) of common stock, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons and trusts of natural persons residing in the Community, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among such persons whose orders remain unsatisfied on an equal number of shares basis per order. If, instead, we do not have sufficient shares of common stock available to fill the orders of other members of the public, we will allocate the available shares among those persons in the manner described above for persons residing in the Community. In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the Community, has a present intent to remain within the Community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community, together with an indication that this presence within the Community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin at the same time as, during or after the subscription offering. We will not execute orders in the stock offering until we have received orders to purchase at least the minimum number of shares of common stock. The community offering is expected to conclude at 2:00 p.m., Eastern Time on [expiration date], but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond [extended expiration date]. If an extension beyond [extended expiration date] is granted by the required regulatory agencies, we will resolicit persons whose orders we accept in the community offering, giving them an opportunity to confirm, change or cancel their orders. If a person does not respond, we will cancel his or her stock order and return funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. These extensions may not go beyond [final date], which is two years after the special meeting of members.

Syndicated Community Offering

Our board of directors may decide to offer for sale shares of common stock not subscribed for in the subscription and community offerings in a syndicated community offering in a manner that will achieve a widespread distribution of our shares of common stock to the general public. If a syndicated community offering is held, Keefe, Bruyette & Woods, Inc. will serve as sole book running manager and will assist us in selling our common stock on a best efforts basis. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority member firms. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering.

In the syndicated community offering, any person may purchase up to 10,000 shares ($100,000) of common stock, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” We retain the right to accept or reject in whole or in part any orders in the syndicated community offering. Unless the OCC permits otherwise, accepted orders for our common stock in the syndicated community offering will first be filled up to a maximum of 2% of the shares sold in the offering. Thereafter any remaining shares will be allocated on an equal number of shares per order basis until all shares have been allocated. Unless the syndicated community offering begins during the subscription offering or the community offering, the syndicated community offering will begin as soon as possible after the expiration of the subscription and community offerings. The syndicated community offering must terminate no more than 45 days following the expiration of the subscription offering.

The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts “min/max” offerings. Orders in the syndicated community offering will be submitted in substantially the same manner as utilized in the subscription and community offerings. Payments in the syndicated offering, however, must be made in immediately available funds (bank checks, money orders, New Buffalo Savings Bank deposit account withdrawal authorizations or wire transfers). Personal checks will not be accepted. If the closing of the stock offering does not occur, either as a result of not confirming receipt of at least $5,950,000 in gross proceeds (the minimum of the offering range) or the inability to satisfy other closing conditions to the offering, the funds will be promptly returned with interest at a rate of 0.04% per annum.

The closing of the syndicated community offering, which will be simultaneous with the closing of the subscription and community offerings, is subject to conditions set forth in an agency agreement among New Buffalo Savings Bank and New Bancorp on one hand, and Keefe, Bruyette & Woods, Inc. on the other hand.

Expiration Date. The syndicated community offering may begin concurrently with, during or after the subscription offering, and may terminate at the same time as the subscription offering, but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval. The syndicated community offering is expected to conclude at 2:00 p.m., Eastern Time, on [expiration date], but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval. We may decide to extend the syndicated community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond [extended expiration date]. If an extension beyond [extended expiration date] is granted by the required regulatory agencies, we will resolicit persons whose orders we accept in the syndicated community offering, giving them an opportunity to confirm, change or cancel their orders. If a person does not respond, we will cancel his or her stock order and return funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. These extensions may not go beyond [final date], which is two years after the special meeting of members.

If for any reason we cannot conduct a syndicated community offering of shares of common stock, or in the event that we are unable to find purchasers from the general public to reach the minimum of the offering range, we will try to make other arrangements for the sale of unsubscribed shares, including an underwritten public offering, if possible. The OCC and the Financial Industry Regulatory Authority must approve any such arrangements.

Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•	No person or entity, together with any associate or group of persons acting in concert, may purchase more than 15,000 shares ($150,000) of common stock in all categories of the offering combined, except that our tax-qualified employee benefit plans may purchase in the aggregate up to 10% of the shares of common stock sold in the offering (including shares issued in the event of an increase in the offering range of up to 15%);

•	The maximum number of shares of common stock that may be purchased in all categories of the offering by our senior officers and directors and their associates, in the aggregate, may not exceed 34% of the shares sold in the offering; and

•	The minimum purchase by each person purchasing shares in the offering is 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, with the receipt of any required approvals of the OCC, we may increase the individual or aggregate purchase limitations to an amount not to exceed 5.0% of the common stock sold in the offering. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount of common stock and who indicated a desire on their stock order form to be resolicited, will be, and, in our sole discretion some other large subscribers may be, given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation will be to increase the number of shares of common stock owned by subscribers who choose to increase their subscriptions. In the event that a purchase limitation is increased to 5.0% of the stock sold in the offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5.0% of the shares of common stock sold in the offering do not exceed in the aggregate 10.0% of the total shares of the common stock sold in the offering. Any such requests to purchase additional shares of common stock in the event that a purchase limitation is so increased will be determined by our board of directors in its sole discretion.

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion:

(i)	to fill our tax-qualified employee benefit plans’ subscriptions for up to 10% of the number of shares of common stock sold in the offering;

(ii)	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(iii)	to fill unfulfilled subscriptions in the community offering, with preference given to natural persons and trusts of natural persons residing in Berrien County, Michigan.

The term “associate” of a person means:

(1)	any corporation or organization, other than New Buffalo Savings Bank, New Bancorp or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or 10% or greater beneficial stockholder;

(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3)	any blood or marriage relative of the person, who either resides with the person or who is a director or officer of New Buffalo Savings Bank or New Bancorp.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

In general, a person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated. Persons having the same address or exercising subscription rights through qualifying accounts registered to the same address generally will be assumed to be associates of, and acting in concert with, each other. We have the right to determine, in our sole discretion, whether purchasers are associates or acting in concert.

Our directors are not treated as associates of each other solely because of their membership on the board of directors. Shares of common stock purchased in the offering will be freely transferable except for shares purchased by our senior officers and directors and except as described below. Any purchases made by any associate of New Buffalo Savings Bank or New Bancorp for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of the Financial Industry Regulatory Authority, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “ – Restrictions on Transfer of Subscription Rights and Shares,” “ – Other Restrictions” and “Restrictions on Acquisition of New Bancorp, Inc.”

Marketing and Distribution; Compensation

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our Stock Information Center.

To assist in the marketing of our shares of common stock, we have retained Keefe, Bruyette & Woods, Inc., which is a broker-dealer registered with the Financial Industry Regulatory Authority. In its role as financial advisor, Keefe, Bruyette & Woods, Inc. will:

•	provide advice on the financial and securities market implications of the plan of conversion;

•	assist in structuring our stock offering, including developing a market strategy for the stock offering;

•	review all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assist us in analyzing proposals from outside vendors retained in connection with the stock offering, as needed;

•	assist us in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary; and

•	provide general advice and assistance as may be reasonably necessary to promote the successful completion of the stock offering.

For these services, Keefe, Bruyette & Woods, Inc. has received a management fee of $25,000, and will receive a success fee of $225,000 for the shares of common stock sold in the subscription and direct community offerings. The $25,000 management fee will be credited against the $225,000 success fee. The management fee will be refundable to New Bancorp to the extent services are not actually performed by Keefe, Bruyette & Woods, Inc.

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and direct community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated community offering. Keefe, Bruyette & Woods, Inc. will not purchase any shares of the common stock in any syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. If there is a syndicated community offering, Keefe, Bruyette & Woods, Inc. will receive a fee not to exceed 6.00% of the aggregate dollar amount of the common stock sold in the syndicated community offering. Of this amount, Keefe, Bruyette & Woods, Inc. will pass on to selected broker-dealers, who assist in the syndicated community offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment. If all shares of common stock were sold in a syndicated community offering (except for shares purchased by our directors, officers, employees and their family members and our employee stock ownership plan), the maximum selling agent commissions would be approximately $296,940, $354,900, $412,860 and $479,514 at the minimum, midpoint, maximum, and adjusted maximum levels of the offering, respectively.

We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods, Inc.’s engagement as our financial advisor and performance of services as our financial advisor.

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of New Buffalo Savings Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods, Inc. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

We have also engaged Keefe, Bruyette & Woods, Inc. to act as our records agent in connection with the stock offering. In its role as records agent, Keefe, Bruyette & Woods, Inc. will, among other things:

•	consolidate deposit accounts, develop a central file and calculate eligible votes;

•	design and prepare proxy forms and stock order forms;

•	organize and supervise the Stock Information Center;

•	tabulate proxies and ballots;

•	act as or support the inspector of election at the special meeting of members; and

•	provide necessary subscription services to distribute, collect and tabulate stock orders in the subscription and community offerings.

For these services, Keefe, Bruyette & Woods, Inc. has been paid a fee of $35,000. The records agent fees may be increased by up to $10,000 in the event of any material changes in applicable regulations or the Plan of Conversion, or delays requiring duplicate or replacement processing due to change in record dates. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods, Inc.’s engagement as our records agent and performance of services as our records agent. The records agent fee will be refundable to New Bancorp to the extent services are not actually performed by Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc. also will be reimbursed for reasonable expenses in an amount not to exceed $30,000 and for attorney’s fees not to exceed $75,000. If the plan of conversion is terminated or if Keefe, Bruyette & Woods, Inc.’s engagement is terminated in accordance with the provisions of the agreement, Keefe, Bruyette & Woods, Inc. will only receive its management and records agent fees (subject to refund to the extent services are not actually performed), and reimbursement of its reasonable out-of-pocket expenses and attorneys’ fees and will return any amounts paid or advanced by us in excess of these amounts. The expense cap, including legal fees, may be increased an additional $25,000 by mutual consent, including in the event of any material delay of the offering which would require an update of the financial information in tabular form to reflect a period later than set forth in the offering document.

Prospectus Delivery

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver a prospectus any later than two days prior to that date. We are not obligated to deliver a prospectus or stock order form by means other than U.S. Mail. Execution of a stock order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.

In the syndicated community offering, a prospectus and stock order form in electronic format may be made available on Internet sites or through other online services maintained by Keefe, Bruyette & Woods, Inc. or one or more other members of the syndicate, or by their respective affiliates. In those cases, prospective investors may view offering terms online and, depending upon the syndicate member, prospective investors may be allowed to place orders online. The members of the syndicate may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the Internet sites referenced in the preceding paragraph and any information contained in any other Internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by Keefe, Bruyette & Woods, Inc. or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.

Procedure for Purchasing Shares

Expiration Date. The offering will expire at 2:00 p.m., Eastern Time, on [expiration date], unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without further approval or additional notice to subscribers in the offering. Any extension of the subscription and/or community offering beyond [extended expiration date] would require the OCC’s approval. If the offering is extended past [extended expiration date], we will resolicit subscribers. You will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.04% per annum from the date your stock order was processed. No single extension will exceed 90 days. Aggregate extensions may not go beyond [final date], which is two years after the special meeting of members. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.04% per annum from the date of processing as described above.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Use of Stock Order Forms. In order to purchase shares of common stock, you must complete and sign an original stock order form and remit full payment. We will not be required to accept incomplete stock order forms, unsigned stock order forms, or orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received, not postmarked, prior to 2:00 p.m., Eastern Time, on [expiration date]. We are not required to accept stock order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed stock order forms. We have the right to permit the correction of incomplete or improperly executed stock order forms or waive immaterial irregularities. We do not represent, however, that we will do so. You may submit your stock order form and payment by mail using the stock order reply envelope provided, by overnight delivery to our Stock Information Center at the indicated address on the stock order form or by hand-delivery to New Buffalo Savings Bank’s office, located at 45 North Whittaker Street, New Buffalo, Michigan. Please do not mail stock order forms to New Buffalo Savings Bank. Once tendered, a stock order form cannot be modified or revoked without our consent or unless the offering is terminated or is extended beyond [extended expiration date], or the number of shares of common stock to be sold is increased to more than 925,750 shares or decreased to less than 595,000 shares. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final, subject to the authority of the OCC.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by New Buffalo Savings Bank or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

•	personal check, bank check or money order, payable to New Bancorp, Inc.; or

•	authorization of withdrawal of available funds (without any early withdrawal penalty) from our deposit account(s) with New Buffalo Savings Bank, other than checking accounts or individual retirement accounts (IRAs).

Appropriate means for designating withdrawals from deposit accounts at New Buffalo Savings Bank are provided in the order forms. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest will remain in the account. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be cancelled at the time of withdrawal without penalty, and the remaining balance will earn interest at the then current statement savings rate subsequent to the withdrawal.

In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders will be immediately cashed and placed in a segregated account at New Buffalo Savings Bank and will earn interest at a rate of 0.04% per annum from the date payment is processed until the offering is completed, at which time, a subscriber will be issued a check for interest earned.

Regulations prohibit New Buffalo Savings Bank from knowingly lending funds or extending credit to any person to purchase shares of common stock in the offering. You may not pay by wire transfer. You may not submit cash or use a check drawn on an New Buffalo Savings Bank line of credit. We will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to New Bancorp. You may not designate on your stock order form a direct withdrawal from an New Buffalo Savings Bank retirement account. See “ – Using Retirement Account Funds” for information on using such funds. Additionally, you may not designate on your stock order form a direct withdrawal from New Buffalo Savings Bank deposit accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe at any time prior to 48 hours before the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until completion of the stock offering, provided there is a loan commitment from either an unrelated financial institution or New Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase at the time of the expiration of the subscription offering.

Using Retirement Account Funds. If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, New Buffalo Savings Bank’s individual retirement accounts are not self-directed, so they cannot be invested in shares of our common stock. Therefore, if you wish to use your funds that are currently in a New Buffalo Savings Bank individual retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. It may take several weeks to transfer your New Buffalo Savings Bank individual retirement account to an independent trustee, so please allow yourself sufficient time to take this action. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the [expiration date] end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock Purchased in the Offering. All shares of New Bancorp common stock sold will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the offering will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order form as soon as practicable following consummation of the conversion. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Restrictions on Transfer of Subscription Rights and Shares

OCC regulations prohibit any person with subscription rights, specifically the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering. On the stock order form, you may not add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. You may add only those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Other Restrictions

Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any stock order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country or in a state of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in the state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of the state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in the state; or (c) registration or qualification would be impracticable for reasons of cost or otherwise.

How You Can Obtain Additional Information—Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have questions regarding the conversion or offering, please call our Stock Information Center. The toll-free telephone number is (        )          -        . The Stock Information Center is open for telephone calls Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

Liquidation Rights

In the unlikely event of a complete liquidation of New Buffalo Savings Bank prior to the conversion, all claims of creditors of New Buffalo Savings Bank, including those of depositors of New Buffalo Savings Bank (to the extent of their deposit balances), would be paid first. Then, if there were any assets of New Buffalo Savings Bank remaining, members of New Buffalo Savings Bank would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in New Buffalo Savings Bank immediately prior to liquidation. In the unlikely event that New Buffalo Savings Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to New Bancorp as the sole holder of New Buffalo Savings Bank capital stock. Pursuant to the rules and regulations of the OCC, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of New Buffalo Savings Bank as of the date of its latest balance sheet contained in this prospectus.

The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with New Buffalo Savings Bank after the conversion with a liquidation interest in the unlikely event of the complete liquidation of New Buffalo Savings Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at New Buffalo Savings Bank, would be entitled, on a complete liquidation of New Buffalo Savings Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of New Bancorp. Each Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in New Buffalo Savings Bank on                     . Each Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on                      bears to the balance of all such deposit accounts in New Buffalo Savings Bank on such date. Each Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in New Buffalo Savings Bank on                     . Each Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on                      bears to the balance of all such deposit accounts in New Buffalo Savings Bank on such date.

If, however, on any December 31 annual closing date commencing on or after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on                          or                     , respectively, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to New Bancorp, as the sole stockholder of New Buffalo Savings Bank.

Material Income Tax Consequences

Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to New Buffalo Savings Bank, New Bancorp, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that New Buffalo Savings Bank or New Bancorp would prevail in a judicial proceeding.

New Buffalo Savings Bank and New Bancorp have received an opinion of counsel, Luse Gorman, PC, regarding all of the material federal income tax consequences of the conversion, which includes the following:

1.	The conversion of New Buffalo Savings Bank to a federally chartered stock savings association will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

2.	New Buffalo Savings Bank will not recognize any gain or loss upon the receipt of money from New Bancorp in exchange for shares of common stock of New Buffalo Savings Bank.

3.	The basis and holding period of the assets received by New Buffalo Savings Bank, in stock form, from New Buffalo Savings Bank, in mutual form, will be the same as the basis and holding period in such assets immediately before the conversion.

4.	No gain or loss will be recognized by account holders of New Buffalo Savings Bank, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, upon the issuance to them of withdrawable deposit accounts in New Buffalo Savings Bank, in stock form, in the same dollar amount and under the same terms as held at New Buffalo Savings Bank, in mutual form. In addition, Eligible Account Holders and Supplemental Eligible Account Holders will not recognize gain or loss upon receipt of an interest in a liquidation account in New Buffalo Savings Bank in exchange for their ownership interests in New Buffalo Savings Bank.

5.	The basis of the account holders deposit accounts in New Buffalo Savings Bank, in stock form, will be the same as the basis of their deposit accounts in New Buffalo Savings Bank, in mutual form. The basis of the Eligible Account Holders and, Supplemental Eligible Account Holders interests in the liquidation account will be zero, which is the cost of such interest to such persons.

6.	It is more likely than not that the nontransferable subscription rights have no value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the shares of common stock in the offering. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of New Bancorp common stock, provided that the amount to be paid for New Bancorp common stock is equal to the fair market value of New Bancorp common stock.

7.	It is more likely than not that the basis of the shares of New Bancorp common stock purchased in the offering will be the purchase price. The holding period of the New Bancorp common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

8.	No gain or loss will be recognized by New Bancorp on the receipt of money in exchange for shares of New Bancorp common stock sold in the offering.

In the view of Keller & Company, Inc. (which is acting as independent appraiser of the value of the shares of New Bancorp common stock in connection with the conversion), the subscription rights do not have any value for the reasons set forth above. Keller & Company, Inc.’s view is not binding on the Internal Revenue Service. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to their value, and New Bancorp could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The Internal Revenue Service will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of New Buffalo Savings Bank, the members of New Buffalo Savings Bank, New Bancorp, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise their subscription rights. In the event of a disagreement, there can be no assurance that New Bancorp or New Buffalo Savings Bank would prevail in a judicial or administrative proceeding.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to New Bancorp’s registration statement. An opinion regarding the Michigan state income tax consequences consistent with the federal tax opinion has been issued by BKD, LLP, tax advisors to New Buffalo Savings Bank and New Bancorp.

Restrictions on Purchase or Transfer of Our Shares after Conversion

The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an executive officer of New Bancorp or New Buffalo Savings

Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of New Bancorp also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the OCC. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

OCC regulations prohibit New Bancorp from repurchasing its shares of common stock during the first year following the conversion unless compelling business reasons exist for such repurchases, or to fund management recognition plans that have been ratified by stockholders (with OCC approval) or tax-qualified employee stock benefit plans.

RESTRICTIONS ON ACQUISITION OF NEW BANCORP, INC.

Although the board of directors of New Bancorp is not aware of any effort that might be made to obtain control of New Bancorp after the conversion, the board of directors believes that it is appropriate to include certain provisions as part of New Bancorp’s articles of incorporation and bylaws to protect the interests of New Bancorp and its stockholders from takeovers which our board of directors might conclude are not in the best interests of New Buffalo Savings Bank, New Bancorp or New Bancorp’s stockholders.

The following discussion is a general summary of the material provisions of New Bancorp’s articles of incorporation and bylaws, New Buffalo Savings Bank’s federal stock charter, Maryland corporation law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in New Bancorp’s articles of incorporation and bylaws and New Buffalo Savings Bank’s federal stock charter bylaws, reference should be made in each case to the document in question, each of which is part of New Buffalo Savings Bank’s application for conversion filed with the OCC, and except for New Buffalo Savings Bank’s federal stock charter and bylaws, New Bancorp’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

New Bancorp’s Articles of Incorporation and Bylaws

New Bancorp articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of New Bancorp more difficult.

Directors. The Board of Directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our directors. The bylaws establish qualifications for board members, including:

•	a prohibition on service as a director by a person who is a director, officer or a 10% shareholder of a competitor of New Buffalo Savings Bank;

•	a prohibition on service as a director by a person (i) who has been convicted of a crime involving dishonesty or breach of trust that is punishable by imprisonment for a term exceeding one year under state or federal law, (ii) who is currently charged in an information, indictment or other complaint with the commission of or participation in such a crime, or (iii) against whom a financial or securities regulatory agency has issued a cease and desist, consent or other formal order, other than a civil money penalty, which order is subject to public disclosure by such agency;

•	a prohibition on service as a director by a person who is party to any agreement or understanding that (i) provides such person with material benefits that are contingent upon New Bancorp entering into a merger or similar transaction in which New Bancorp is not the surviving entity, (ii) materially limits such person’s voting discretion with respect to New Bancorp’s strategic direction, or (iii) materially impairs such person’s ability to discharge his or her fiduciary duties with respect to the fundamental strategic direction of New Bancorp;

•	a prohibition on any person (other than the initial directors and other than directors who are also officers of New Bancorp or New Buffalo Savings Bank), who has attained the age of 75 commencing a new term of service as a director;

•	a requirement that any person proposed to serve as director (other than the initial directors and other than directors who are also officers of New Bancorp or New Buffalo Savings Bank) have maintained his or her principal residence within ten miles of an office of New Bancorp or New Buffalo Savings Bank for a period of at least one year immediately before his or her nomination or appointment to the Board of Directors;

•	a prohibition on service as a director by a person who has lost more than one election for service as a director of New Bancorp; and

•	a prohibition on service by nominees or representatives (as defined in applicable Federal Reserve Board regulations) of another person who would not be eligible for service or of an entity the partners or controlling persons of which would not be eligible for service.

Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Evaluation of Offers. The articles of incorporation of New Bancorp provide that its board of directors, when evaluating a transaction that would or may involve a change in control of New Bancorp

(whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of New Bancorp and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon New Bancorp’s stockholders, including stockholders, if any, who do not participate in the transaction;

•	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, New Bancorp and its subsidiaries and on the communities in which New Bancorp and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of New Bancorp;

•	whether a more favorable price could be obtained for New Bancorp’s stock or other securities in the future;

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of New Bancorp and its subsidiaries;

•	the future value of the stock or any other securities of New Bancorp or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•	the ability of New Bancorp to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Calling Special Meetings. The bylaws provide that special meetings of stockholders can be called by only the Chairperson of the Board, a majority of the total number of directors that New Bancorp would have if there were no vacancies on the board of directors, or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. The 10% limit shall not apply if, before the stockholder acquires shares in excess of the 10% limit, the acquisition is approved by a majority of the directors who are not affiliated with the holder and who were members of the Board of Directors prior to the time of the acquisition (or who were chosen to fill any vacancy of an otherwise unaffiliated director by a majority of the unaffiliated directors).

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of a majority of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “ – Limitation of Voting Rights”), voting together as a single class.

Shareholder Nominations and Proposals. The bylaws provide that any shareholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of shareholders must submit written notice to New Bancorp at least 90 days prior and not earlier than 120 days prior to the anniversary date of the proxy statement relating to the previous year’s annual meeting. However, if less than 90 days’ prior public disclosure of the date of the meeting is given to shareholders and the date of the annual meeting is advanced by more than 30 days, or delayed by more than 30 days, from the anniversary date of the preceding year’s annual meeting then shareholders must submit written notice to New Bancorp no later than 10 days following the day on which public disclosure of the date of the meeting is first made in a press release, in a document filed with the Securities and Exchange Commission or on a website maintained by New Bancorp.

Authorized but Unissued Shares. After the conversion, New Bancorp will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of New Bancorp, Inc.” The articles of incorporation authorize 5,000,000 shares of serial preferred stock. New Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the total number of directors that New Bancorp would have if there were no vacancies on the board of directors may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that New Bancorp has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of New Bancorp that the board of directors does not approve, it would be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of New Bancorp. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Except as provided under “ – Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the board of directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by our board of directors and also by two-thirds of the outstanding shares of our voting stock (or a majority of the outstanding shares of our voting stock if the amendment is approved by two-thirds of our board of directors); provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	The division of the board of directors into three staggered classes;

(iii)	The ability of the board of directors to fill vacancies on the board;

(iv)	The requirement that at least a majority of the voting power of the stockholders must vote to remove directors, and can only remove directors for cause;

(v)	The ability of the board of directors to amend and repeal the bylaws and the required stockholder vote to amend or repeal the bylaws;

(vi)	The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire New Bancorp;

(vii)	The authority of the board of directors to provide for the issuance of preferred stock;

(viii)	The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	The number of stockholders constituting a quorum or required for stockholder consent;

(x)	The provision regarding stockholder proposals and nominations;

(xi)	The indemnification of current and former directors and officers, as well as employees and other agents, by New Bancorp;

(xii)	The limitation of liability of officers and directors to New Bancorp for money damages; and

(xiii)	The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation set forth in (i) through (xii) of this list and the provisions related to amendment of the articles of incorporation.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of the total number of directors that New Bancorp would have if there were no vacancies on the board of directors or by the stockholders by the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors (after giving effect to the limitation on voting rights discussed above in “ – Limitation of Voting Rights”).

Maryland Corporate Law

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities.

Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

New Buffalo Savings Bank’s Charter

The charter of New Buffalo Savings Bank provides that for a period of five years from the closing of the conversion and offering, no person (including a group acting in concert) other than New Bancorp may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of New Buffalo Savings Bank. This provision does not apply to any tax-qualified employee benefit plan of New Buffalo Savings Bank or New Bancorp, or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of New Buffalo Savings Bank or any of its subsidiaries, so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner, directly or indirectly, of more than 10% of any class of equity securities of New Buffalo Savings Bank. In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to shareholders for a vote.

Conversion Regulations

OCC regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the OCC, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The OCC has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a savings association or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of a savings and loan holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Federal Reserve Board regulations provide that no company may acquire control of a savings and loan holding company without the prior approval of the Federal Reserve Board.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Federal Reserve Board that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution.

Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock, if the acquirer is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under Federal Reserve Board regulations. Such control factors include the acquirer being one of the two largest stockholders. The determination of control may be rebutted by submission to the Federal Reserve Board, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies that acquire beneficial ownership exceeding 10% or more of any class of a savings and loan holding company’s stock who do not intend to participate in or seek to exercise control over a savings and loan holding company’s management or policies may qualify for a safe harbor by filing with the Federal Reserve Board a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Federal Reserve Board, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

The Federal Reserve Board may prohibit an acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•	the acquisition would have an adverse effect on the FDIC’s Deposit Insurance Fund.

In addition, a savings and loan holding company must obtain the approval of the Federal Reserve Board prior to acquiring voting control of more than 5% of any class of voting stock of another savings association or another savings association holding company.

DESCRIPTION OF CAPITAL STOCK OF NEW BANCORP, INC.

General

New Bancorp is authorized to issue 50,000,000 shares of common stock, par value of $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. New Bancorp currently expects to issue in the offering up to 805,000 shares of common stock. New Bancorp will not issue shares of preferred stock in the stock offering. Each share of New Bancorp common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock in accordance with the plan of conversion all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of New Bancorp will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

Common Stock

Dividends. New Bancorp can pay dividends on its common stock if, after giving effect to such distribution, (i) it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and (ii) its total assets exceed the sum of its liabilities and the amount needed, if New Bancorp were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of New Bancorp will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If New Bancorp issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion, the holders of common stock of New Bancorp will have exclusive voting rights in New Bancorp. They will elect New Bancorp’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of New Bancorp’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If New Bancorp issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Amendments to the articles of incorporation generally require a two-thirds vote, and certain amendments require an 80% stockholder vote.

As a federal stock savings association, corporate powers and control of New Buffalo Savings Bank will be vested in its board of directors, who elect the officers of New Buffalo Savings Bank and who fill any vacancies on the board of directors. Voting rights of New Buffalo Savings Bank will be vested exclusively in the owners of the shares of capital stock of New Buffalo Savings Bank, which will be New Bancorp, and voted at the direction of New Bancorp’s board of directors. Consequently, the holders of the common stock of New Bancorp will not have direct control of New Buffalo Savings Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of New Buffalo Savings Bank, New Bancorp, as the holder of 100% of New Buffalo Savings Bank’s capital stock, would be entitled to receive all assets of New Buffalo Savings Bank available for distribution, after payment or provision for payment of all debts and liabilities of New Buffalo Savings Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of New Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of New Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of New Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the board of directors. The common stock is not subject to redemption.

Preferred Stock

None of the shares of New Bancorp’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for New Bancorp’s common stock will be                      ..

EXPERTS

The financial statements of New Buffalo Savings Bank as of December 31, 2014 and 2013, and for the years then ended, have been included herein in reliance upon the report of BKD, LLP, independent registered public accounting firm, which is included herein and upon the authority of said firm as experts in accounting and auditing.

Keller & Company, Inc. has consented to the publication herein of the summary of its report to New Bancorp setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

LEGAL MATTERS

Luse Gorman, PC, Washington, D.C., counsel to New Bancorp and New Buffalo Savings Bank, has issued to New Bancorp its opinion regarding the legality of the common stock and the federal income tax consequences of the conversion. BKD, LLP has provided an opinion to us regarding the Michigan state income tax consequences of the conversion. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Barack Ferrazzano Kirschbaum & Nagelberg LLP, Chicago, Illinois.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

New Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including New Bancorp. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

New Buffalo Savings Bank has filed with the OCC an application with respect to the conversion. This prospectus omits certain information contained in the application filed by New Buffalo Savings Bank. New Buffalo Savings Bank’s application may be examined at the Central District Office of the OCC located at One Financial Place, Suite 2700, 440 South LaSalle Street, Chicago, Illinois 60605. A copy of the plan of conversion is available for your review at New Buffalo Savings Bank’s office.

In connection with the offering, New Bancorp will register its common stock under Section 12(g) of the Securities Exchange Act of 1934 and, upon such registration, New Bancorp and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, New Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the offering.

INDEX TO FINANCIAL STATEMENTS OF

NEW BUFFALO SAVINGS BANK

* * *

Separate financial statements for New Bancorp have not been included in this prospectus because New Bancorp has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

Report of Independent Registered Public Accounting Firm

Board of Directors, Audit Committee and Management

New Buffalo Savings Bank

New Buffalo, Michigan

We have audited the accompanying balance sheets of New Buffalo Savings Bank (Company) as of December 31, 2014 and 2013, and the related statements of operations, comprehensive loss, changes in equity and cash flows for the years then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New Buffalo Savings Bank as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

BKD, LLP

Indianapolis, Indiana
June 3, 2015

New Buffalo Savings Bank

Balance Sheets

March 31, 2015 (unaudited) and December 31, 2014 and 2013

(In Thousands)

	March 31,	December 31,
	2015	2014	2013
	(Unaudited)
Assets
Cash and due from banks	$6,480	$5,165	$5,037
Interest-earning demand deposits	2,076	2,816	20,316

Cash and cash equivalents	8,556	7,981	25,353

Interest-earning time deposits in banks	992	992	1,736
Investment securities available for sale	—	—	708
Loans held for sale	1,688	581	—
Loans, net of allowance for loan losses of $1,147, $1,147 and $1,273 at March 31, 2015, December 31, 2014 and 2013, respectively	68,821	72,365	56,791
Premises and equipment	2,118	2,162	2,147
Federal Home Loan Bank stock	678	678	917
Foreclosed real estate held for sale, net	606	248	1,192
Accrued interest receivable	195	187	165
Bank owned life insurance	5,122	5,081	4,920
Mortgage servicing rights	284	269	307
Prepaid expenses and other assets	90	162	152

Total assets	$89,150	$90,706	$94,388

Liabilities and Equity

Liabilities
Deposits
Demand	$19,032	$20,161	$22,331
Savings and money market accounts	20,522	21,070	21,250
Time	31,705	26,637	31,853

Total deposits	71,259	67,868	75,434

Federal funds purchased	—	2,500	—
Borrowings	6,927	6,927	1,000
Accrued nonqualified benefit plans	169	2,830	4,662
Other liabilities	725	572	880

Total liabilities	79,080	80,697	81,976

Commitments and Contigencies	—	—	—

Equity
Retained earnings	10,070	10,009	12,444
Accumulated other comprehensive loss	—	—	(32)

Total equity	10,070	10,009	12,412

Total liabilities and equity	$89,150	$90,706	$94,388

See Notes to Financial Statements

New Buffalo Savings Bank

Statements of Operations

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

(In Thousands)

	Three Months Ended March 31,		Years Ended December 31,
	2015	2014	2014	2013
	(Unaudited)
Interest Income
Loans	$800	$696	$2,869	$2,968
Investment securities	—	2	8	6
Interest-bearing deposits	12	17	54	45

Total interest income	812	715	2,931	3,019

Interest Expense
Deposits	132	146	556	680
Borrowings	35	7	37	45

Total interest expense	167	153	593	725

Net Interest Income	645	562	2,338	2,294
Provision (Credit) for Loan Losses	—	—	(100)	280

Net Interest Income After Provision (Credit) for Loan Losses	645	562	2,438	2,014

Noninterest Income
Service charges and fees	67	67	296	334
Net realized loss on sale of available for sale securities (includes accumulated other comprehensive loss reclassification for net loss on available for sale securities; 2014 - $(15))	—	—	(15)	—
Gain on sale of loans	101	16	47	219
Gain (loss) on sale of foreclosed real estate, net	—	(14)	(110)	220
Income from bank owned life insurance	41	40	161	161
Loan servicing fees, net	14	19	45	43
Other operating	23	16	26	79

Total noninterest income	246	144	450	1,056

Noninterest Expense
Salaries and employee benefits	443	478	3,215	1,719
Occupancy and equipment	124	111	441	452
Data processing fees	96	99	387	322
Franchise taxes	9	9	37	40
FDIC insurance premiums	18	31	97	111
Insurance premiums	12	14	48	58
Professional services	52	73	512	292
Impairment losses and expenses of foreclosed real estate	9	42	277	402
Other	67	66	309	408

Total noninterest expense	830	923	5,323	3,804

Income (Loss) Before Federal Income Taxes (Credits)	61	(217)	(2,435)	(734)
Federal Income Taxes (Credits)	—	—	—	(49)

Net Income (Loss)	$61	$(217)	$(2,435)	$(685)

See Notes to Financial Statements

New Buffalo Savings Bank

Statements of Comprehensive Income (Loss)

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

(In Thousands)

	Three Months Ended March 31,		Years Ended December 31,
	2015	2014	2014	2013
	(Unaudited)
Net income (loss)	$61	$(217)	$(2,435)	$(685)

Other comprehensive income (loss):
Unrealized holding gains (losses) on securities during the period	—	11	17	(32)

Reclassification adjustment for realized losses	—	—	15	—

Other comprehensive income (loss)	—	11	32	(32)

Comprehensive income (loss)	$61	$(206)	$(2,403)	$(717)

See Notes to Financial Statements

New Buffalo Savings Bank

Statements of Changes in Equity

Three Months Ended March 31, 2015 (unaudited) and

Years Ended December 31, 2014 and 2013

(In Thousands)

	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance at January 1, 2013	$13,129	$—	$13,129
Net loss for the year ended December 31, 2013	(685)	—	(685)
Other comprehensive loss	—	(32)	(32)

Balance at December 31, 2013	12,444	(32)	12,412
Net loss for the year ended December 31, 2014	(2,435)	—	(2,435)
Other comprehensive income	—	32	32

Balance at December 31, 2014	10,009	—	10,009
Net income for the three months ended March 31, 2015 (unaudited)	61	—	61

Balance at March 31, 2015 (unaudited)	$10,070	$—	$10,070

See Notes to Financial Statements

New Buffalo Savings Bank

Statements of Cash Flows

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

(In Thousands)

	Three Months Ended March 31,		Years Ended December 31,
	2015	2014	2014	2013
	(Unaudited)
Operating Activities
Net income (loss)	$61	$(217)	$(2,435)	$(685)
Items not requiring (providing) cash
Depreciation and amortization	53	45	217	208
Amortization of premiums and discounts on securities, net	—	—	2	1
Amortization of deferred loan origination fees and costs, net	3	(3)	(3)	(7)
Provision (credit) for loan losses	—	—	(100)	280
Loss on sale of investment securities	—	—	15	—
Gain on sale of loans originated for sale	(101)	(16)	(47)	(219)
Proceeds from sales of loans originated for sale	3,200	545	1,521	8,506
Loans originated for sale	(2,836)	(533)	(2,066)	(8,349)
(Gain) loss on sale of foreclosed real estate	—	14	110	(9)
Impairment loss on foreclosed real estate	—	8	159	257
Changes in
Accrued interest receivable	(8)	(9)	(22)	28
Prepaid expenses and other assets	52	37	(10)	65
Cash surrender value of life insurance	(41)	(40)	(161)	(161)
Other liabilities	(2,508)	297	(2,140)	342

Net cash provided by (used in) operating activities	(2,125)	128	(4,960)	257

Investing Activities
Net change in interest-earning time deposit in banks	—	—	743	(1,736)
Purchases of available-for-sale securities	—	—	—	(783)
Proceeds from sale of available-for-sale securities	—	—	660	—
Principal repayments from mortgage-backed securities available-for-sale	—	13	64	42
Proceeds from sales of loans	663	—	—	2,130
Net change in loans	1,146	(404)	(15,553)	1,356
Purchase of premises and equipment	—	(14)	(183)	(115)
Proceeds from redemption of FHLB stock	—	—	239	—
Proceeds from sale of foreclosed assets	—	351	757	728

Net cash provided by (used in) investing activities	1,809	(54)	(13,273)	1,622

Financing Activities
Net increase (decrease) in deposits	3,391	(4,932)	(7,566)	1,950
Net change in federal funds purchased	(2,500)	—	2,500	—
Proceeds from borrowings	—	—	6,927	—
Repayment of borrowings	—	—	(1,000)	(1,000)

Net cash provided by (used in) financing activities	891	(4,932)	861	950

Increase (Decrease) in Cash and Cash Equivalents	575	(4,858)	(17,372)	2,829

Cash and Cash Equivalents, Beginning of Period	7,981	25,353	25,353	22,524

Cash and Cash Equivalents, End of Period	$8,556	$20,495	$7,981	$25,353

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest on deposits and borrowings	$170	$153	$589	$723

Supplemental Disclosure of Noncash Investing Activities
Transfers from loans to loans held for sale	$2,057	$—	$—	$—
Transfers from loans to real estate acquired through foreclosure	$338	$—	$82	$1,029
Recognition of deferred gain on sale of foreclosed real estate	$—	$—	$—	$211

See Notes to Financial Statements

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

New Buffalo Savings Bank (the “Bank”) conducts a general banking business in southwestern Michigan which primarily consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, consumer and nonresidential purposes.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, mortgage servicing rights, valuation of deferred tax assets and fair values of financial instruments.

Cash and Cash Equivalents

The Bank considers all liquid investments with original maturities of three months or less to be cash equivalents. At March 31, 2105 (unaudited) and December 31, 2014, the Bank’s cash accounts exceeded federally insured limits by approximately $3.9 million and $3.4 million, respectively. Additionally, approximately $2.5 million and $3.1 million of cash in total is held by the Federal Home Loan Bank and Federal Reserve Bank as of March 31, 2015 (unaudited) and December 31, 2014, respectively, which is not federally insured.

Interest-earning Deposits in Banks

Interest-earning time deposits in banks mature in four years and is carried at cost.

Securities

Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Trading securities are recorded at fair value with changes in fair value included in earnings. Securities not classified as held to maturity or trading, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

For debt securities with fair value below amortized cost, when the Bank does not intend to sell a debt security, and it is more likely than not the Bank will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income. Gains and losses on loan sales are recorded in noninterest income, and direct loan origination costs and fees are deferred at origination of the loan and are recognized in noninterest income upon sale of the loan.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for unearned income, charge-offs, the allowance for loan losses and any unamortized deferred fees or costs on originated loans.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past-due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from the Bank’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of depreciable assets is 39 years for buildings, 10 years for building improvements, and three to seven years for furniture, fixtures and equipment. Maintenance and repairs are expensed and major improvements are capitalized.

Federal Home Loan Bank Stock

Federal Home Loan Bank (“FHLB”) stock is a required investment for institutions that are members of the FHLB system. The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment.

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

Foreclosed Real Estate Held for Sale

Real estate acquired through, or in lieu of, loan foreclosure is held for sale and is initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

Mortgage Servicing Rights

Mortgage servicing assets are recognized separately when rights are acquired through purchase or through sale of financial assets. Under the servicing assets and liabilities accounting guidance (ASC 860-50), servicing rights resulting from the sale or securitization of loans originated by the Bank are initially measured at fair value at the date of transfer. The Bank subsequently measures each class of servicing asset using either the fair value or the amortization method. The Bank has elected to initially and subsequently measure the mortgage servicing rights for consumer mortgage loans using the amortization method. Under the amortization method, servicing rights are amortized in proportion to and over the period of estimated net servicing income. The amortized assets are assessed for impairment based on fair value at each reporting date.

Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. These variables change from quarter to quarter as market conditions and projected interest rates change, and may have an adverse impact on the value of the mortgage servicing right and may result in a reduction to noninterest income.

Each class of separately recognized servicing assets subsequently measured using the amortization method are evaluated and measured for impairment. Impairment is determined by stratifying rights into tranches based on predominant characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual tranche, to the extent that fair value is less than the carrying amount of the servicing assets for that tranche. The valuation allowance is adjusted to reflect changes in the measurement of impairment after the initial measurement of impairment. Fair value in excess of the carrying amount of servicing assets for that stratum is not recognized.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank—put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Income Taxes

The Bank accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Bank determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

The Bank recognizes interest and penalties on income taxes as a component of income tax expense.

The Bank has established a full valuation allowance for its net deferred tax asset as of March 31, 2015 (unaudited) and December 31, 2014 and 2013. See Note 9, Income Taxes, for further information.

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

Bank Owned Life Insurance

The cash surrender value of Bank owned life insurance policies represents the value of life insurance policies on certain current and former officers of the Bank for which the Bank is the beneficiary. The Bank accounts for these assets using the cash surrender value method in determining the carrying value of the insurance policies.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss) and other comprehensive income. Other comprehensive income includes unrealized appreciation (depreciation) on available-for-sale securities.

Note 2:	Restriction on Cash and Due From Banks

The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at March 31, 2105 (unaudited) and December 31, 2014 was $393,000 and $699,000, respectively.

Note 3:	Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
	(In thousands)
Available-for-sale Securities:
December 31, 2013
State and political subdivisions	$300	$—	$(5)	$295
Mortgage-backed securities	440	—	(27)	413

	$740	$—	$(32)	$708

The Bank had no available-for-sale securities at March 31, 2015 (unaudited) and December 31, 2014.

Proceeds from sales of investment securities totaled $660,000 during the year ended December 31, 2014, resulting in gross realized losses of $15,000 on such sales.

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

The Bank had no sales of investment securities during the three months ended March 31, 2015 (unaudited) and 2014, and the year ended December 31, 2013.

The Bank had not pledged any of its investment securities at December 31, 2013.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2013, was $708,000, which represented 100% of the Bank’s available-for-sale investment portfolio at that date. These declines primarily resulted from increases in market interest rates.

Management believes the declines in fair value for these securities were temporary.

The following table shows the Bank’s investments’ gross unrealized losses and fair value of the Bank’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment class and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2013:

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Losses	Value	Losses	Value	Losses
			(In thousands)
Available-for-sale Securities:
December 31, 2013
State and political subdivisions	$295	$(5)	$—	$—	$295	$(5)
Mortgage-backed securities	413	(27)	—	—	413	(27)

	$708	$(32)	$—	$—	$708	$(32)

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

Note 4:	Loans and Allowance for Loan Losses

Classes of loans, including loans held for sale, at March 31, 2015 and December 31, 2014 and 2013 include:

	March 31,	December 31,
	2015	2014	2013
	(Unaudited)
	(In thousands)
Real estate loans
Residential	$34,186	$37,481	$27,435
Commercial	26,176	26,633	23,120
Construction and land	7,675	7,854	8,158
Commercial business	1,515	1,625	1,740
Consumer and other	422	392	218

Total loans	69,974	73,985	60,671

Less:
Net deferred loan fees, premiums and discounts	3	2	(16)
Undisbursed loans in process	(9)	(475)	(2,591)
Allowance for loan losses	(1,147)	(1,147)	(1,273)

Net loans	$68,821	$72,365	$56,791

The risk characteristics applicable to each segment of the loan portfolio are described below:

Residential 1-4 Family and Equity Lines of Credit Real Estate: The residential 1-4 family and home equity real estate loans are generally secured by owner-occupied 1-4 family residences. The Bank’s portfolio of home equity loans totaled $3.4 million, $3.4 million and $2.3 million, at March 31, 2015 (unaudited) and December 31, 2014 and 2013, respectively, the preponderance of which were secured by first liens, or by second liens on properties where the Bank also holds the first lien. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans can be impacted by economic conditions within the Bank’s market areas that might impact either property values or a borrower’s personal income. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

Commercial Real Estate: Commercial real estate loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economy in the Bank’s market area.

Construction and Land: Construction and land loans are usually based upon estimates of costs and estimated value of the completed project and include independent appraisal reviews and a financial analysis of the developers and property owners. Sources of repayment of these loans may include permanent loans, sales of developed property or an interim loan commitment from the Bank until permanent financing is obtained. These loans are considered to be higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions and the availability of long-term financing. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economy in the Bank’s market area.

Commercial Business: The commercial business loan portfolio includes loans to commercial customers for use in financing working capital needs, equipment purchases and expansions. The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation. Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.

Consumer: The consumer loan portfolio consists of various term and line of credit loans such as automobile loans and loans for other personal purposes. Repayment for these types of loans will come from a borrower’s income sources that are typically independent of the loan purpose. Credit risk is driven by consumer economic factors (such as unemployment and general economic conditions in the Bank’s market area) and the creditworthiness of a borrower.

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

The following tables present by portfolio segment, the activity in the allowance for loan losses for the three months ended March 31, 2015 and 2014 and the years ended December 31, 2014 and 2013, and the recorded investment in loans and impairment method as of March 31, 2015 and December 31, 2014 and 2013:

	March 31, 2015 (Unaudited)
	Real Estate
	Residential	Commercial	Construction and Land	Commercial Business	Consumer	Total
	(In thousands)

Allowance for loan losses:
Balance, January 1, 2015	$575	$418	$126	$23	$5	$1,147
Provision (credit) for loan losses	(11)	14	(3)	(1)	1	—
Charge-offs	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—

Balance, March 31, 2015	$564	$432	$123	$22	$6	$1,147

Allowance for loan losses:
Ending balance, individually evaluated for impairment	$26	$—	$—	$—	$—	$26

Ending balance, collectively evaluated for impairment	$538	$432	$123	$22	$6	$1,121

Loans:
Ending balance	$34,186	$26,176	$7,675	$1,515	$422	$69,974

Ending balance; individually evaluated for impairment	$1,937	$254	$1,840	$—	$—	$4,031

Ending balance; collectively evaluated for impairment	$32,249	$25,922	$5,835	$1,515	$422	$65,943

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

	March 31, 2014 (Unaudited)
	Real Estate
	Residential	Commercial	Construction and Land	Commercial Business	Consumer	Total
	(In thousands)

Allowance for loan losses:
Balance, January 1, 2014	$596	$513	$127	$34	$3	$1,273
Provision (credit) for loan losses	76	(96)	22	(2)	—	—
Charge-offs	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—

Balance, March 31, 2014	$672	$417	$149	$32	$3	$1,273

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

	December 31, 2014
	Real Estate
	Residential	Commercial	Construction and Land	Commercial Business	Consumer	Total
	(In thousands)

Allowance for loan losses:
Balance, January 1, 2014	$596	$513	$127	$34	$3	$1,273
Provision (credit) for loan losses	5	(95)	(1)	(11)	2	(100)
Charge-offs	(26)	—	—	—	—	(26)
Recoveries	—	—	—	—	—	—

Balance, December 31, 2014	$575	$418	$126	$23	$5	$1,147

Allowance for loan losses:
Ending balance, individually evaluated for impairment	$26	$—	$—	$—	$—	$26

Ending balance, collectively evaluated for impairment	$549	$418	$126	$23	$5	$1,121

Loans:
Ending balance	$37,481	$26,633	$7,854	$1,625	$392	$73,985

Ending balance; individually evaluated for impairment	$2,183	$214	$1,856	$—	$—	$4,253

Ending balance; collectively evaluated for impairment	$35,298	$26,419	$5,998	$1,625	$392	$69,732

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

	December 31, 2013
	Real Estate
	Residential	Commercial	Construction and Land	Commercial Business	Consumer	Total
	(In thousands)

Allowance for loan losses:
Balance, January 1, 2013	$1,230	$785	$216	$55	$6	$2,292
Provision (credit) for loan losses	(149)	230	223	(21)	(3)	280
Charge-offs	(485)	(502)	(312)	—	—	(1,299)
Recoveries	—	—	—	—	—	—

Balance, December 31, 2013	$596	$513	$127	$34	$3	$1,273

Allowance for loan losses:
Ending balance, individually evaluated for impairment	$34	$—	$—	$—	$—	$34

Ending balance, collectively evaluated for impairment	$562	$513	$127	$34	$3	$1,239

Loans:
Ending balance	$27,435	$23,120	$8,158	$1,740	$218	$60,671

Ending balance; individually evaluated for impairment	$2,409	$224	$1,656	$—	$—	$4,289

Ending balance; collectively evaluated for impairment	$25,026	$22,896	$6,502	$1,740	$218	$56,382

During the year ended December 31, 2013, the Bank sold delinquent and nonperforming loans from the loan portfolio totaling $2.8 million, realizing a loss on sale of $570,000, which was charged to the allowance for loan losses and is included in the net charge-offs displayed in the table above.

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

Internal Risk Categories

The Bank has adopted a standard loan grading system for all loans. Loans are selected for a grading review based on certain characteristics, including concentrations of credit and upon delinquency of 90 days or more. Definitions are as follows:

Pass: Loans categorized as Pass are higher quality loans that do not fit any of the other categories described below.

Special Mention: The loans identified as special mention have an obvious flaw or a potential weakness that deserves special management attention, but which has not yet impacted collectability. These flaws or weaknesses, if left uncorrected, may result in the deterioration of the prospects of repayment or the deterioration of the Bank’s credit position.

Substandard: These are loans with a well-defined weakness, where the Bank has a serious concern about the borrower’s ability to make full repayment if the weaknesses are not corrected. The loan may contain a flaw, which could impact the borrower’s ability to repay, or the borrower’s continuance as a “going concern”. When collateral values are not sufficient to secure the loan and other weaknesses are present, the loan may be rated substandard. A loan will also be graded substandard when full repayment is expected, but it must come from the liquidation of collateral. One-to-four family residential real estate loans and home equity loans that are past due 90 days or more with loan to value ratios greater than 60 percent are classified as substandard.

Doubtful: These are loans with major defined weaknesses, where future charge-off of a part of the credit is highly likely. The primary repayment source is no longer viable and the viability of the secondary source of repayment is in doubt. The amount of loss is uncertain due to circumstances within the credit that are not yet fully developed and the loan is rated “Doubtful” until the loss can be accurately estimated.

Loss: These are loans that represent near term charge-offs. Loans classified as loss are considered uncollectible and of such little value that it is not desirable to continue carrying them as assets on the Bank’s financial statements, even though partial recovery may be possible at some future time.

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

The following tables present the credit risk profile of the Bank’s loan portfolio based on internal rating category and payment activity as of March 31, 2015 and December 31, 2014 and 2013:

	March 31, 2015 (Unaudited)
	Real Estate
	Residential	Commercial	Construction and Land	Commercial Business	Consumer	Total
	(In thousands)
Pass	$32,905	$24,303	$7,493	$1,515	$422	$66,638
Special mention	—	555	16	—	—	571
Substandard	1,281	1,318	166	—	—	2,765
Doubtful	—	—	—	—	—	—

Total	$34,186	$26,176	$7,675	$1,515	$422	$69,974

	December 31, 2014
	Real Estate
	Residential	Commercial	Construction and Land	Commercial Business	Consumer	Total
	(In thousands)
Pass	$35,820	$24,777	$7,669	$1,625	$392	$70,283
Special mention	—	514	19	—	—	533
Substandard	1,096	1,342	—	—	—	2,438
Doubtful	565	—	166	—	—	731

Total	$37,481	$26,633	$7,854	$1,625	$392	$73,985

	December 31, 2013
	Real Estate
	Residential	Commercial	Construction and Land	Commercial Business	Consumer	Total
	(In thousands)
Pass	$22,645	$20,456	$6,064	$1,740	$204	$51,109
Special mention	2,705	1,807	1,928	—	14	6,454
Substandard	2,085	857	166	—	—	3,108
Doubtful	—	—	—	—	—	—

Total	$27,435	$23,120	$8,158	$1,740	$218	$60,671

The Bank evaluates the loan risk grading system definitions and allowance for loan losses methodology on an ongoing basis. No significant changes were made to either during the past year.

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

The following tables present the Bank’s loan portfolio aging analysis of the recorded investment in loans as of March 31, 2015 and December 31, 2014 and 2013:

	March 31, 2015 (Unaudited)
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days & Accruing
	(In thousands)
Real estate
Residential	$592	$—	$239	$831	$33,355	$34,186	$—
Commercial	—	—	—	—	26,176	26,176	—
Construction and land	—	—	166	166	7,509	7,675	—
Commercial business	—	—	—	—	1,515	1,515	—
Consumer	—	—	—	—	422	422	—

Total	$592	$—	$405	$997	$68,977	$69,974	$—

	December 31, 2014
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days & Accruing
	(In thousands)
Real estate
Residential	$298	$109	$565	$972	$36,509	$37,481	$—
Commercial	—	—	—	—	26,633	26,633	—
Construction and land	—	—	166	166	7,688	7,854	—
Commercial business	—	—	—	—	1,625	1,625	—
Consumer	22	—	—	22	370	392	—

Total	$320	$109	$731	$1,160	$72,825	$73,985	$—

	December 31, 2013
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days & Accruing
	(In thousands)
Real estate
Residential	$432	$299	$86	$817	$26,618	$27,435	$—
Commercial	17	—	—	17	23,103	23,120	—
Construction and land	—	—	166	166	7,992	8,158	—
Commercial business	—	—	—	—	1,740	1,740	—
Consumer	—	—	—	—	218	218	—

Total	$449	$299	$252	$1,000	$59,671	$60,671	$—

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable the Bank will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan.

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

Impaired loans include nonperforming multi-family and commercial loans but also include loans modified in troubled debt restructurings.

The following tables present impaired loans as of March 31, 2015 and for the three month periods ended March 31, 2015 and 2014, and as of and for the years ended December 31, 2014 and 2013:

	As of and for the Three Months Ended
	March 31, 2015					March 31, 2014
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Balance of Impaired Loans	Interest Income Recognized	Average Balance of Impaired Loans	Interest Income Recognized
	(Unaudited)
	(In thousands)
Loans without a specific valuation allowance:
Real estate
Residential	$1,770	$1,789	$—	$1,613	$17	$1,982	$19
Commercial	254	254	—	213	5	223	2
Construction and land	1,840	1,840	—	1,848	22	1,654	20
Commercial business	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—

Loans with a specific valuation allowance:
Real estate
Residential	167	186	26	208	2	259	4
Commercial	—	—	—	—	—	—	—
Construction and land	—	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—

Totals	$4,031	$4,069	$26	$3,882	$46	$4,118	$45

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

	As of and for the year ended December 31, 2014
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Balance of Impaired Loans	Interest Income Recognized
	(In thousands)
Loans without a specific valuation allowance:
Real estate
Residential	$1,617	$1,630	$—	$2,231	$80
Commercial	214	214	—	219	15
Construction and land	1,856	1,856	—	1,775	94
Commercial business	—	—	—	—	—
Consumer	—	—	—	—	—

Loans with a specific valuation allowance:
Real estate
Residential	566	584	26	316	—
Commercial	—	—	—	—	—
Construction and land	—	—	—	—	—
Commercial business	—	—	—	—	—
Consumer	—	—	—	—	—

Totals	$4,253	$4,284	$26	$4,541	$189

	As of and for the year ended December 31, 2013
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Balance of Impaired Loans	Interest Income Recognized
	(In thousands)
Loans without a specific valuation allowance:
Real estate
Residential	$2,365	$2,374	$—	$4,581	$105
Commercial	224	224	—	903	12
Construction and land	1,656	1,827	—	1,996	93
Commercial business	—	—	—	—	—
Consumer	—	—	—	—	—

Loans with a specific valuation allowance:
Real estate
Residential	44	48	34	45	—
Commercial	—	—	—	—	—
Construction and land	—	—	—	—	—
Commercial business	—	—	—	—	—
Consumer	—	—	—	—	—

Totals	$4,289	$4,473	$34	$7,525	$210

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

The following table presents the Bank’s nonaccrual loans at March 31, 2015 and December 31, 2014 and 2013. The table excludes performing troubled debt restructurings.

	March 31,	December 31,
	2015	2014	2013
	(Unaudited)
	(In thousands)
Real estate loans
Residential	$790	$1,033	$1,196
Commercial	10	11	84
Construction and land	166	166	166
Commercial business	—	—	—
Consumer and other	—	—	—

Total nonaccrual	$966	$1,210	$1,446

At March 31, 2015 (unaudited) and December 31, 2014 and 2013, the Bank had certain loans that were modified in troubled debt restructurings and impaired. The modification of terms of such loans generally included one or a combination of the following: an extension of the maturity date, a reduction of the stated interest rate or a permanent reduction of the recorded investment in the loan.

The following tables present information regarding troubled debt restructurings by class for the three months ended March 31, 2015 and the years ended December 31, 2014 and 2013. Newly classified troubled debt restructurings are as follows:

March 31, 2015 (Unaudited)
	Number of Contracts	Pre- Modification Balance	Post- Modification Balance
(In thousands)

Real estate
Residential	—	$—	$—
Commercial	1	42	42
Construction and land	—	—	—
Commercial business	—	—	—
Consumer	—	—	—

	1	$42	$42

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

	December 31, 2014
	Number of Contracts	Pre- Modification Balance	Post- Modification Balance
		(In thousands)

Real estate
Residential	2	$116	$116
Commercial	—	—	—
Construction and land	2	319	319
Commercial business	—	—	—
Consumer	—	—	—

	4	$435	$435

	December 31, 2013
	Number of Contracts	Pre- Modification Balance	Post- Modification Balance
		(In thousands)

Real estate
Residential	6	$1,091	$1,091
Commercial	1	210	210
Construction and land	3	755	755
Commercial business	—	—	—
Consumer	—	—	—

	10	$2,056	$2,056

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

Newly restructured loans by type of modification are as follows for the three months ended March 31, 2015 and the years ended December 31, 2014 and 2013.

	March 31, 2015 (Unaudited)
	Interest Only	Term	Combination	Total Modification
		(In thousands)

Real estate
Residential	$—	$—	$—	$—
Commercial	—	42	—	42
Construction and land	—	—	—	—
Commercial business	—	—	—	—
Consumer	—	—	—	—

	$—	$42	$—	$42

	December 31, 2014
	Interest Only	Term	Combination	Total Modification
		(In thousands)

Real estate
Residential	$—	$—	$116	$116
Commercial	—	—	—	—
Construction and land	—	296	23	319
Commercial business	—	—	—	—
Consumer	—	—	—	—

	$—	$296	$139	$435

	December 31, 2013
	Interest Only	Term	Combination	Total Modification
		(In thousands)

Real estate
Residential	$—	$1,091	$—	$1,091
Commercial	—	210	—	210
Construction and land	—	342	413	755
Commercial business	—	—	—	—
Consumer	—	—	—	—

	$—	$1,643	$413	$2,056

The troubled debt restructuring described above did not increase the allowance for loan losses or result in a charge off during the three months ended March 31, 2015 (unaudited). The troubled

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

debt restructurings described did not increase the allowance for loan losses and did not result in charge offs during the year ended December 31, 2014. The troubled debt restructurings described above increased the allowance for loan losses by $34,000 and did not result in charge offs during the year ended December 31, 2013.

The Bank had no troubled debt restructurings modified in the twelve months ended March 31, 2015 (unaudited) and December 31, 2014 and 2013 that subsequently defaulted. A loan is considered to be in payment default once it is 30 days contractually past due under the loan’s modified terms.

In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Bank’s internal underwriting policy.

Note 5:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	March 31,	December 31,
	2015	2014	2013
	(Unaudited)
	(In thousands)

Land	$342	$342	$342
Buildings and improvements	3,137	3,137	3,120
Furniture and equipment	2,389	2,389	2,223

	5,868	5,868	5,685
Less accumulated depreciation	3,750	3,706	3,538

Net premises and equipment	$2,118	$2,162	$2,147

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

Note 6:	Loan Servicing

Loans serviced for others are not included in the accompanying balance sheets. The risks inherent in mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates. The unpaid principal balances of mortgage and other loans serviced for others were $37.9 million, $35.9 million and $41.0 million at March 31, 2015 (unaudited) and December 31, 2014 and 2013, respectively.

Mortgage servicing rights activity for the three months ended March 31, 2015 and the years ended December 31, 2014 and 2013 was as follows:

	Three Months Ended		Year Ended
	March 31,		December 31,
	2015	2014	2014	2013
	(Unaudited)
	(In thousands)

Balance at beginning of period	$269	$307	$307	$300
Additions	24	4	11	63
Amortization	(9)	(6)	(49)	(56)

Balance at end of period	$284	$305	$269	$307

The fair value of mortgage servicing rights approximates the carrying value at March 31, 2015 (unaudited) and December 31, 2014 and 2013.

Note 7:	Interest-bearing Deposits

Interest-bearing deposits in denominations of $100,000 or more were $38.7 million, $34.6 million and $35.9 million at March 31, 2015 (unaudited) and December 31, 2014 and 2013, respectively. Interest-bearing deposits in denominations of $250,000 or more were $12.1 million, $12.3 million and $13.9 million at March 31, 2015 (unaudited) and December 31, 2014 and 2013, respectively.

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

At March 31, 2015 and December 31, 2014, the scheduled maturities of time deposits were as follows:

	March 31,	December 31,
	2015	2014
	(Unaudited)
	(In thousands)

One year or less	$11,917	$12,957
Over one year to two years	7,725	5,887
Over two years to three years	4,381	3,325
Over three years to four years	3,512	2,389
Over four years to five years	3,600	1,344
Thereafter	570	735

	$31,705	$26,637

At March 31, 2015, the Bank’s certificates of deposit included $4.5 million of listed certificates with maturity dates ranging from two to five years and an average interest rate of 1.40%. The Bank had no such accounts at December 31, 2014 and 2013.

Note 8:	Borrowings

Scheduled maturities of advances from the Federal Home Loan Bank were as follows at March 31, 2015 and December 31, 2014:

Interest rate	Maturing in year ended December 31,	March 31, 2015	December 31, 2014
		(Unaudited)
		(In thousands)

1.43%	2017	$1,000	$1,000
1.80%	2018	1,000	1,000
1.85%	2019	1,927	1,927
2.08%	2020	3,000	3,000

		$6,927	$6,927

The Bank’s advances from the Federal Home Loan Bank are all at fixed rates of interest. The advances are secured by a pledge of certain eligible mortgage loans, totaling $20.4 million, $14.2 million and $12.8 million at March 31, 2015 (unaudited), December 31, 2014 and 2013, respectively, and the Bank’s investment in FHLB stock. The advances are subject to restrictions or penalties in the event of prepayment. At March 31, 2015 (unaudited) and December 31, 2014, the

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

Bank had the ability to borrow additional advances from the FHLB totaling $9.1 million and $3.0 million, respectively.

In addition, at December 31, 2014, the Bank had outstanding federal funds purchased from UBB Securities of $2.5 million, which mature daily, bearing interest at a rate of 0.75%. The Bank had no outstanding federal funds purchased at March 31, 2015 (unaudited) and December 31, 2013.

Note 9:	Income Taxes

A reconciliation of the federal income tax expense (benefit) at the statutory rate to the Bank’s actual income tax expense (benefit) is shown below:

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013
	(Unaudited)
	(In thousands)

Computed at statutory rate (34%)	$21	$(74)	$(828)	$(250)
Increase (decrease) resulting from:
Bank-owned life insurance	(14)	(14)	(55)	(55)
Change in valuation allowance	(7)	88	919	288
Other	—	—	(36)	(32)

Actual income taxes (credits)	$—	$—	$—	$(49)

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

The composition of the Bank’s net deferred tax asset at March 31, 2015 and December 31, 2014 and 2013, is as follows:

	March 31,	December 31,
	2015	2014	2013
	(Unaudited)
	(In thousands)
Deferred tax assets
Allowance for loan losses	$398	$398	$433
Deferred compensation	51	974	1,585
Expenses on foreclosed assets held for sale	45	52	160
Net operating loss carry forward	3,777	2,870	1,174
Other	50	26	77

Deferred tax assets	4,321	4,320	3,429

Deferred tax liabilities
Federal Home Loan Bank stock dividends	(24)	(23)	(31)
Mortgage servicing rights	(99)	(93)	(104)
Deferred loan origination fees	(1)	—	(10)
Book/tax depreciation differences	(24)	(24)	(23)

Deferred tax liabilities	(148)	(140)	(168)

Net deferred tax asset before valuation allowance	4,173	4,180	3,261

Valuation allowance
Beginning balance	(4,180)	(3,261)	(2,973)
Change during period	7	(919)	(288)

Ending balance	(4,173)	(4,180)	(3,261)

Net deferred tax asset	$—	$—	$—

As of March 31, 2015 (unaudited) and December 31, 2014 and 2013, the net deferred tax asset was fully reserved. Management recorded a valuation allowance against the net deferred tax asset at March 31, 2015 (unaudited) and December 31, 2014 and 2013, based on consideration of, but not limited to, the Bank’s cumulative pre-tax losses during the past three years, the composition of recurring and non-recurring income from operations over the past several years and the magnitude of recent taxable income as compared to net operating loss carry forwards. When determining the amount of deferred tax assets that are more-likely-than-not to be realized, and therefore recorded as a benefit, the Bank conducts a regular assessment of all available information. This information includes, but is not limited to, taxable income in prior periods, projected future income and projected future reversals of deferred tax items. Based on these criteria, the Bank determined that it was necessary to maintain a full valuation allowance against the entire net deferred tax asset.

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

The Bank’s net operating loss of $10.9 million and $8.2 million as of March 31, 2015 (unaudited) and December 31, 2014, respectively, will be carried forward to use against future taxable income. The net operating loss carry forwards begin to expire in the year ending December 31, 2030. Indiana net operating loss carry forwards totaled $1.1 million and $825,000 at March 31, 2015 (unaudited) and December 31, 2014, respectively, and will begin to expire in the year ending December 31, 2024.

Retained earnings at each of March 31, 2015 (unaudited) and December 31, 2014 and 2013, includes approximately $1.5 million for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The deferred income tax liability on the preceding amount that would have been recorded if it was expected to reverse into taxable income in the foreseeable future was approximately $510,000 at March 31, 2015 (unaudited) and December 31, 2014 and 2013.

As of March 31, 2015 (unaudited) and December 31, 2014 and 2013, the Bank had no unrecognized tax benefits or accrued interest and penalties recorded. The Bank does not expect the total amount of unrecognized tax benefits to significantly increase within the next twelve months. The Bank will record interest and penalties as a component of income tax expense.

The Bank is subject to U.S. federal and Indiana income tax. The Bank is no longer subject to examination by taxing authorities for years prior to 2011.

Note 10:	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory- and possibly additional discretionary- actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Bank’s regulators could require adjustments to regulatory capital not reflected in these financial statements. Quantitative measures established by regulation to ensure capital adequacy requires the Bank to maintain minimum amounts and ratios (set forth in the table below), for periods through December 31, 2014, of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to total assets (as defined). At March 31, 2015, quantitative measures established by regulation to ensure capital adequacy requires the Bank to maintain minimum amounts and ratios (set forth in the table below),

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

of total capital, Tier 1 capital and common equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 leverage capital to average total assets. Management believes, as of March 31, 2015 (unaudited) and December 31, 2014 and 2013, that the Bank meets all capital adequacy requirements to which it is subject.

As of March 31, 2015 (unaudited) and December 31, 2014 and 2013, the most recent notification categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of March 31, 2015
Total Capital
(to Risk-Weighted Assets)	$10,866	17.2%	$5,063	8.0%	$6,329	10.0%

Tier 1 Capital
(to Risk-Weighted Assets)	$10,070	15.9%	$3,797	6.0%	$5,063	8.0%

Common Equity Tier I Capital
(to Risk-Weighted Assets)	$10,070	15.9%	$2,848	4.5%	$4,114	6.5%

Tier I Leverage Capital
(to Average Total Assets)	$10,070	11.4%	$3,531	4.0%	$4,414	5.0%

As of December 31, 2014
Total Capital
(to Risk-Weighted Assets)	$10,817	16.3%	$5,316	8.0%	$6,645	10.0%

Tier I Capital
(to Risk-Weighted Assets)	$9,982	15.0%	$2,658	4.0%	$3,987	6.0%

Tier I Capital
(to Total Assets)	$9,982	11.0%	$3,627	4.0%	$5,441	6.0%

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2013
Total Capital
(to Risk-Weighted Assets)	$13,174	21.9%	$4,822	8.0%	$6,028	10.0%

Tier I Capital
(to Risk-Weighted Assets)	$12,413	20.6%	$2,411	4.0%	$3,617	6.0%

Tier I Capital
(to Total Assets)	$12,413	13.2%	$3,774	4.0%	$5,661	6.0%

The Qualified Thrift Lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas. If this test is not met, limits are placed on growth, branching, new investments, FHLB advances and dividends, or the Company must convert to a commercial bank charter. Management believes that this test is met.

Note 11:	Related Party Transactions

At March 31, 2015 (unaudited) and December 31, 2014 and 2013, the Bank had loans outstanding to executive officers, directors and their affiliates (related parties), in the amount of approximately $2.0 million, $2.0 million and $1.4 million, respectively. During the three months ended March 31, 2015 (unaudited), there were no loans originated to related parties. During the three months ended March 31, 2014 (unaudited), loans originated to related parties totaled $2.2 million. During the year ended December 31, 2014, loans originated to related parties totaled $2.3 million. Principal repayments from related parties totaled $30,000, $1.0 million and $1.7 million during the three months ended March 31, 2015 (unaudited) and 2014, and the year ended December 31, 2014, respectively.

At March 31, 2015 (unaudited) and December 31, 2014 and 2013, the Bank had deposits from certain officers, directors and other related interests totaling approximately $1.1 million, $1.1 million and $3.2 million, respectively.

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

Note 12:	Employee Benefits

The Bank had supplemental executive retirement plan (“SERP”) agreements with certain former executive officers. The Bank had recorded annual expense equal to the projected present value of the payments due after retirement. The SERP agreements were terminated in July 2013. In addition, the Bank has an agreement to provide partial reimbursement of medical coverage expenses for the former executive officers. The liability recorded under these agreements was $169,000, $2.8 million and $4.7 million at March 31, 2015 (unaudited), December 31, 2014 and 2013, respectively. The Bank recognized expense (benefit) for these agreements totaling $0 and $53,000 for the three months ended March 31, 2015 and 2014 (unaudited) and $963,000 and $(4,000) for the years ended December 31, 2014 and 2013, respectively. The accrued SERP agreement liability was be paid in 2015.

The Bank participates in the Pentegra Defined Benefit Plan for Financial Institutions (the “Plan”), a multiemployer defined benefit pension plan, for the benefit of substantially all employees. The risks of participating in a multiemployer plan are different from single-employer plans in the following aspects:

1.	Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

2.	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

3.	If the Bank chooses to stop participating in its multiemployer plan, the Bank may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

The Bank maintained participation in the plan for the three months ended March 31, 2015 and for the annual periods ended December 31, 2014 and 2013. The Employee Identification Number (EIN) is 13-5645888 and the three-digit plan number is 333. The Plan operates as a multi-employer plan for accounting purposes and as a multiple-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code 413(c). There are no collective bargaining agreements in place that require contributions to the Plan. The Bank has frozen this Plan effective 2011. The plan is administered by the trustees of the Financial Institutions Retirement Fund. Plan contributions and expense were approximately $5,000 and $32,000 for the three months ended March 31, 2015 and 2014 (unaudited), respectively, and $553,000 and $97,000, for the years ended December 31, 2014 and 2013, respectively. The Bank’s contributions during 2014 brought the Bank’s funded status in the Plan to approximately 85%. The Bank’s funded status as of December 31, 2013 was 88%.

Total contributions made to the Pentegra DB Plan as reported on the Form 5500, equal $196.5 million and $299.7 million for the plan years ended June 30, 2014 and 2013, respectively. The Bank’s contributions to the Pentegra DB Plan are not more than 50% of the total contributions to the Pentegra DB Plan.

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

The Bank has a retirement savings 401(k) plan covering substantially all employees. Employees attain eligibility in the 401(k) plan upon completing one year of service and being 21 years of age or older. Employees may contribute amounts, up to the federal limitations, of their compensation with the Bank matching 3% of the employee’s total contributions. Employer contributions charged to expense were $7,000 and $5,000 for the three months ended March 31, 2015 and 2014 (unaudited), and were $22,000 and $26,000, for the years ended December 31, 2014 and 2013, respectively.

Note 13:	Commitments and Credit Risk

Commitments to Originate Loans

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations, including receipt of collateral, as those utilized for on-balance-sheet instruments.

At March 31, 2015 (unaudited), the Bank had outstanding commitments to originate fixed-rate loans aggregating approximately $307,000, with interest rates of 4.00%. In addition, at March 31, 2015 (unaudited), the Bank had commitments under undisbursed construction loans totaling $9,000 and commitments under commercial and consumer lines of credit totaling $1.6 million and $1.2 million, respectively.

At December 31, 2014, the Bank had outstanding commitments to originate loans aggregating approximately $156,000, comprised of fixed-rate loans, with interest rates of 4.125%. In addition, at December 31, 2014, the Bank had commitments under undisbursed construction loans totaling $475,000 and commitments under commercial and consumer lines of credit totaling $1.6 million and $1.2 million, respectively.

At December 31, 2013, the Bank had outstanding commitments to originate loans aggregating approximately $307,000, comprised of $176,000 of fixed-rate loans, with interest rates of 3.875%, and $131,000 of variable-rate loans. In addition, at December 31, 2013, the Bank had commitments under undisbursed construction loans totaling $2.6 million and commitments under commercial and consumer lines of credit totaling $187,000 and $2.2 million, respectively.

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

The Bank had commitments under outstanding financial standby letters of credit totaling $36,000, $36,000 and $39,000 at March 31, 2105 (unaudited) and December 31, 2014 and 2013, respectively.

Note 14:	Disclosures about Fair Value of Assets and Liabilities

Fair value is the exchange price that would be received to sell an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2	Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3	Significant unobservable inputs that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Recurring Measurements

The following table presents the fair value measurement of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2013:

		Fair Value Measurement Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
December 31, 2013
State and political subdivisions	$295	$—	$295	$—
Mortgage-backed securities	413	—	413	—

	$708	$—	$708	$—

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. There have been no significant changes in the valuation techniques during the year ended December 31, 2013.

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

Available-for-sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters, including, but not limited to, yield curves, interest rates, volatilities, prepayments, defaults, cumulative loss projections and cash flows. Such securities are classified in Level 2 of the valuation hierarchy. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.

Nonrecurring Measurements

The following table presents fair value measurements of assets measured at fair value on a non-recurring basis and the level within the fair value hierarchy in which fair value measurements fall at March 31, 2015 and December 31, 2014 and 2013:

		Fair Value Measurement Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
March 31, 2015 (Unaudited)
Impaired loans	$—	$—	$—	$—
Foreclosed assets held for sale	439	—	—	439

December 31, 2014
Impaired loans	$540	$—	$—	$540
Foreclosed assets held for sale	76	—	—	76

December 31, 2013
Impaired loans	$10	$—	$—	$10
Foreclosed assets held for sale	678	—	—	678

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a non-recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described below.

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

Collateral-dependent Impaired Loans, Net of ALLL

The estimated fair value of collateral-dependent impaired loans is based on the appraised fair value of the collateral, less estimated cost to sell. Collateral-dependent impaired loans are classified within Level 3 of the fair value hierarchy.

The Bank considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary by management. Appraisals are reviewed for accuracy and consistency by management. Appraisers are selected from the list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by management by comparison to historical results.

Foreclosed Real Estate Held for Sale

Foreclosed real estate held for sale is carried at the lower of fair value at acquisition date or current estimated fair value, less estimated cost to sell when the real estate is acquired. Estimated fair value of foreclosed real estate is based on appraisals or evaluations. Foreclosed real estate is classified within Level 3 of the fair value hierarchy.

Appraisals of foreclosed real estate are obtained when the real estate is acquired and subsequently as deemed necessary by management. Appraisals are reviewed for accuracy and consistency by the management. Appraisers are selected from the list of approved appraisers maintained by management.

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

Unobservable (Level 3) Inputs

The following table presents quantitative information about unobservable inputs used in nonrecurring Level 3 fair value measurements:

	Fair Value	Valuation Technique	Unobservable Inputs	Range
	(In thousands)
March 31, 2015 (unaudited)
Impaired loans (collateral dependent)	$—	Marketable comparable properties	Marketability discount	N/A
Foreclosed real estate	439	Marketable comparable properties	Comparability adjustments	9%

December 31, 2014
Impaired loans (collateral dependent)	$540	Marketable comparable properties	Marketability discount	10%-15%
Foreclosed real estate	76	Marketable comparable properties	Comparability adjustments	10%

December 31, 2013
Impaired loans (collateral dependent)	$10	Marketable comparable properties	Marketability discount	10%
Foreclosed real estate	678	Marketable comparable properties	Comparability adjustments	9%-41%

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

Fair Value of Financial Instruments

The following table presents the estimated fair values of the Bank’s financial instruments not carried at fair value and the level within the fair value hierarchy in which the fair value measurements fall at March 31, 2015 and December 31, 2014 and 2013.

			Fair Value Measurement Using
	Carrying Value	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
March 31, 2015 (Unaudited)
Financial assets
Cash and due from banks	$6,480	$6,480	$6,480	$—	$—
Interest-earning demand deposits	2,076	2,076	2,076	—	—
Interest-earning time deposits	992	992	—	992	—
Loans held for sale	1,688	1,750	—	1,750	—
Loans, net	68,821	69,448	—	—	69,448
Federal Home Loan Bank stock	678	678	—	678	—
Accrued interest receivable	195	195	—	195	—
Financial liabilities
Deposits	71,259	72,038	39,554	32,484	—
Advances from the Federal Home Loan Bank	6,927	7,143	—	7,143	—
Accrued interest payable	6	6	—	6	—

December 31, 2014
Financial assets
Cash and due from banks	$5,165	$5,165	$5,165	$—	$—
Interest-earning demand deposits	2,816	2,816	2,816	—	—
Interest-earning time deposits	992	992	—	992	—
Loans held for sale	581	592	—	592	—
Loans, net	72,365	72,959	—	—	72,959
Federal Home Loan Bank stock	678	678	—	678	—
Accrued interest receivable	187	187	—	187	—
Financial liabilities
Deposits	67,868	68,507	41,231	27,276	—
Federal funds purchased	2,500	2,500	2,500	—	—
Advances from the Federal Home Loan Bank	6,927	7,049	—	7,049	—
Accrued interest payable	9	9	—	9	—

December 31, 2013
Financial assets
Cash and due from banks	$5,037	$5,037	$5,037	$—	$—
Interest-earning demand deposits	20,316	20,316	20,316	—	—
Interest-earning time deposits	1,736	1,736	—	1,736	—
Loans, net	56,791	57,018	—	—	57,018
Federal Home Loan Bank stock	917	917	—	917	—
Accrued interest receivable	165	165	—	165	—
Financial liabilities
Deposits	75,434	76,401	43,581	32,820	—
Advances from the Federal Home Loan Bank	1,000	1,031	—	1,031	—
Accrued interest payable	5	5	—	5	—

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying balance sheets at amounts other than fair value.

Cash and Due from Banks and Interest-earning Demand Deposits

The carrying amount approximates fair value.

Interest-earning Time Deposits in Banks

The carrying amount approximates fair value.

Loans Held For Sale

Fair value is based on prices quoted by the U.S. government sponsored agencies generally used by the Bank in sales transactions.

Loans

Fair value is estimated by discounting the future cash flows using the market rates at which similar notes would be made to borrowers with similar credit ratings and for the same remaining maturities. The market rates used are based on current rates the Bank would impose for similar loans and reflect a market participant assumption about risks associated with nonperformance, illiquidity, and the structure and term of the loans along with local economic and market conditions.

Federal Home Loan Bank Stock

Fair value is estimated at book value due to restrictions that limit the sale or transfer of such securities.

Accrued Interest Receivable and Payable

The carrying amount approximates fair value. The carrying amount is determined using the interest rate, balance and last payment date.

Deposits

Fair value of term deposits is estimated by discounting the future cash flows using rates of similar deposits with similar maturities. The market rates used were obtained from a knowledgeable independent third party and reviewed by the Bank. The rates were the average of current rates offered by local competitors of the Bank.

The estimated fair value of demand, NOW, savings and money market deposits is the book value since rates are regularly adjusted to market rates and amounts are payable on demand at the reporting date.

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

Federal Funds Purchased

The carrying amount approximates fair value.

Federal Home Loan Bank Advances

Fair value is estimated by discounting the future cash flows using rates of similar advances with similar maturities. These rates were obtained from current rates offered by FHLB.

Commitments to Originate Loans, Letters of Credit and Lines of Credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.

Note 15:	Recent Accounting Pronouncements

FASB ASU 2014-04, Receivables-Troubled Debt Restructurings by Creditors (Subtopic 310-40), Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure

In January 2014, the FASB issued Accounting Standards Update No. 2014-04. The amendments in this update provide clarification on when an in-substance repossession or foreclosure occurs, including when a creditor should be considered to have received physical possession of the residential real estate property collateralizing a consumer mortgage loan, when to derecognize the loan and recognize the foreclosed property. The amendments in this update are effective for public business entities for annual periods, and interim reporting periods within those annual periods, beginning after December 15, 2014. An entity can elect to adopt the amendments in this update using either a modified retrospective transition method or a prospective transition method. This standard is not expected to have a material impact on the Bank’s financial statements.

FASB ASU 2014-09, Revenue from Contracts with Customers

In May 2014, the FASB issued amended guidance on revenue recognition from contracts with customers. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most contract revenue recognition guidance, including industry-specific guidance. The core principle of the amended guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

exchange for those goods or services. The amended guidance is effective for annual reporting periods beginning after December 15, 2016, and interim periods within the reporting period, and should be applied either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the amendments recognized at the date of initial application. Early adoption is prohibited. Management is currently in the process of evaluating the impact of the amended guidance on the Bank’s financial statements.

FASB ASU 2014-11, Transfers and Servicing

In June 2014, FASB amended FASB ASC Topic 860, Transfers and Servicing. The amendments in this Update require the following two accounting changes: 1) change the accounting for repurchase-to-maturity transactions to secured borrowing accounting; and 2) for repurchase finance arrangements, require separate accounting for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty, which will result in a secured borrowing accounting for the repurchase agreement. The amendments also require certain disclosures for securities sold under agreements to repurchase (“repurchase agreements”), securities lending transactions, and repurchase-to-maturity transactions that are accounted for as secured borrowings. The accounting changes are effective for public business entities for the first interim or annual reporting periods beginning after December 15, 2014. Early application for public business entities is not permitted. The disclosure changes for repurchase agreements are effective for public business entities for annual reporting periods beginning after December 15, 2014. The Bank does not expect this Update to have a material effect on its financial position or results of operations.

Note 16:	Plan of Conversion and Change in Corporate Form

On May 28, 2015, the Board of Directors of the Bank adopted a plan of conversion (Plan). The Plan is subject to the approval of the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency and must be approved by the affirmative vote of at least a majority of the total votes eligible to be cast by the voting members of the Bank at a special meeting. The Plan sets forth that the Bank proposes to convert into a stock savings bank structure with the establishment of a stock holding company (New Bancorp, Inc.), as parent of the Bank. The Bank will convert to the stock form of ownership, followed by the issuance of all of the Bank’s outstanding stock to New Bancorp, Inc. Pursuant to the Plan, the Bank will determine the total offering value and number of shares of common stock based upon an independent appraiser’s valuation. The stock will be priced at $10.00 per share. In addition, the Bank’s Board of Directors will adopt an employee stock ownership plan (ESOP) which will subscribe for up to 8% of the common stock sold in the offering. New Bancorp, Inc. is organized as a corporation under the laws of the State of Maryland and will own all of the outstanding common stock of the Bank upon completion of the conversion.

New Buffalo Savings Bank

Notes to Financial Statements

Three Months Ended March 31, 2015 and 2014 (unaudited) and

Years Ended December 31, 2014 and 2013

The costs of issuing the common stock will be deferred and deducted from the sales proceeds of the offering. If the conversion is unsuccessful, all deferred costs will be charged to operations. Deferred conversion costs totaled $3,000 at March 31, 2015. The Bank had incurred no deferred conversion costs as of December 31, 2014.

At the completion of the conversion to stock form, the Bank will establish a liquidation account in the amount of retained earnings contained in the final prospectus. The liquidation account will be maintained for the benefits of eligible savings account holders who maintain deposit accounts in the Bank after conversion.

The conversion will be accounted for as a change in corporate form with the historic basis of the Bank’s assets, liabilities and equity unchanged as a result.

Note 17:	Subsequent Events

Subsequent events have been evaluated through June 3, 2015, the date of the Independent Auditor’s Report, which is the date the consolidated financial statements were available to be issued.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by New Bancorp, Inc. or New Buffalo Savings Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of New Bancorp, Inc. or New Buffalo Savings Bank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 805,000 shares

(Subject to Increase to up to 925,750 shares)

NEW BANCORP, INC.

(Proposed Holding Company for

New Buffalo Savings Bank)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

Keefe, Bruyette & Woods

              A Stifel Company

                , 2015

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until [expiration date], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

		Amount (1)
*	Registrant’s Legal Fees and Expenses	$400,000
*	Registrant’s Accounting Fees and Expenses	165,000
*	Marketing Agent Fees (1)	300,000
*	Records Management Fees and Expenses (1)	35,000
*	Appraisal Fees and Expenses	36,000
*	Printing, Postage, Mailing and EDGAR Fees	100,000
*	Filing Fees (Blue Sky, FINRA and SEC)	18,500
*	Transfer Agent Fees and Expenses	10,000
*	Business Plan Fees and Expenses	36,000
*	Other	49,500

*	Total	$1,150,000

*	Estimated
(1)	New Bancorp, Inc. has retained Keefe, Bruyette & Woods, Inc. to assist in the sale of common stock on a best efforts basis.

Item 14.	Indemnification of Directors and Officers

Articles 10 and 11 of the Articles of Incorporation of New Bancorp, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such. References to the MGCL refer to Maryland General Corporation Law:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F. Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

ARTICLE 11. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)	List of Exhibits

1.1	Engagement Letters between New Buffalo Savings Bank and Keefe, Bruyette & Woods, Inc., a Stifel Company.*

1.2	Form of Agency Agreement between New Bancorp, Inc., New Buffalo Savings Bank and Keefe Bruyette & Woods, Inc.

2	Plan of Conversion of New Buffalo Savings Bank.*

3.1	Articles of Incorporation of New Bancorp, Inc.*

3.2	Bylaws of New Bancorp, Inc.*

4	Form of Common Stock Certificate of New Bancorp, Inc.*

5	Opinion of Luse Gorman, PC regarding the legality of the securities being registered.

8.1	Federal Tax Opinion of Luse Gorman, PC.

8.2	State Tax Opinion of BKD, LLP.

10.1	Form of New Buffalo Savings Bank Employee Stock Ownership Plan.*

10.2	Form of Employment Agreement between New Buffalo Savings Bank and Richard C. Sauerman.*

10.3	Form of Change in Control Agreement between New Buffalo Savings Bank and Russell Dahl.*

10.4	Salary Continuation Agreement between New Buffalo Savings Bank and Richard C. Sauerman.

21	Subsidiaries of New Bancorp, Inc.*

23.1	Consent of Luse Gorman, PC (contained in Opinions included as Exhibits 5 and 8.1).

23.2	Consent of Keller & Company, Inc.

23.3	Consent of BKD, LLP.

24	Power of Attorney (set forth on signature page).

99.1	Appraisal Agreement between New Buffalo Savings Bank and Keller & Company, Inc.*

99.2	Letter of Keller & Company, Inc. with respect to Subscription Rights.*

99.3	Appraisal Report of Keller & Company, Inc.* **

99.4	Marketing Materials.

99.5	Stock Order and Certification Form.

*	Previously filed.
**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.

(b)	Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New Buffalo, State of Michigan on July 24, 2015.

NEW BANCORP, INC.

By:	/s/ Richard C. Sauerman
Richard C. Sauerman
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of New Bancorp, Inc. (the “Company”) hereby severally constitute and appoint Richard C. Sauerman as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Richard C. Sauerman may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Richard C. Sauerman shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Richard C. Sauerman Richard C. Sauerman	President, Chief Executive Officer and Director (Principal Executive Officer)	July 24, 2015

/s/ Russell Dahl Russell Dahl	Chief Financial Officer	July 24, 2015

/s/ Jeffrey Vickers Jeffrey Vickers	Director	July 24, 2015

/s/ Joseph Migely Joseph Migely	Director	July 24, 2015

/s/ Ralph Sommerfeld Ralph Sommerfeld	Director	July 24, 2015

/s/ David Blum David Blum	Director	July 24, 2015

As filed with the Securities and Exchange Commission on July 24, 2015

Registration No. 333-204842

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS

TO

PRE-EFFECTIVE AMENDMENT NO. 1

TO

REGISTRATION STATEMENT

ON

FORM S-1

New Bancorp, Inc.

New Buffalo, Michigan

EXHIBIT INDEX

1.1	Engagement Letters between New Buffalo Savings Bank and Keefe, Bruyette & Woods, Inc., a Stifel Company*

1.2	Form of Agency Agreement between New Bancorp, Inc., New Buffalo Savings Bank and Keefe Bruyette & Woods, Inc.

2	Plan of Conversion of New Buffalo Savings Bank*

3.1	Articles of Incorporation of New Bancorp, Inc.*

3.2	Bylaws of New Bancorp, Inc.*

4	Form of Common Stock Certificate of New Bancorp, Inc.*

5	Opinion of Luse Gorman, PC regarding the legality of the securities being registered

8.1	Federal Tax Opinion of Luse Gorman, PC

8.2	State Tax Opinion of BKD, LLP

10.1	Form of New Buffalo Savings Bank Employee Stock Ownership Plan*

10.2	Form of Employment Agreement between New Buffalo Savings Bank and Richard C. Sauerman*

10.3	Form of Change in Control Agreement between New Buffalo Savings Bank and Russell Dahl*

10.4	Salary Continuation Agreement between New Buffalo Savings Bank and Richard C. Sauerman

21	Subsidiaries of New Bancorp, Inc.*

23.1	Consent of Luse Gorman, PC (contained in Opinions included as Exhibits 5 and 8.1)

23.2	Consent of Keller & Company, Inc.

23.3	Consent of BKD, LLP

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between New Buffalo Savings Bank and Keller & Company, Inc.*

99.2	Letter of Keller & Company, Inc. with respect to Subscription Rights*

99.3	Appraisal Report of Keller & Company, Inc.* **

99.4	Marketing Materials.

99.5	Stock Order and Certification Form.

*	Previously filed.
**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.